Filed Pursuant to Rule 424(b)(3)
Registration No. 333-278871

Prospectus Supplement No. 2

(To Prospectus dated May 22, 2024)

5,227,780 Shares of Class A Common Stock

Common Warrants to Purchase up to 13,888,890 shares of Class A Common Stock

Pre-Funded Warrants to Purchase up to 8,661,110 shares of Class A Common Stock

Up to 13,888,890 shares of Class A Common Stock underlying the Common Warrants

Up to 8,661,110 shares of Class A Common Stock underlying the Pre-Funded Warrants

This prospectus supplement updates, amends and supplements the prospectus dated May 22, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-278871). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information contained in the Prospectus with the information from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, which was filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2024 (the “Q3 10-Q”). Accordingly, we have attached the Q3 10-Q to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

We are an “emerging growth company” and “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 19 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 18, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2024

or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________ to _________

Commission File Number: 001-39826

Banzai International, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	85-3118980
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
435 Ericksen Ave, Suite 250 Bainbridge Island, Washington	98110
(Address of principal executive offices)	(Zip Code)

(206) 414-1777

(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BNZI	The Nasdaq Capital Market
Redeemable Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	BNZIW	The Nasdaq Capital Market

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The number of shares outstanding of each of the registrant's classes of common stock, $0.0001 par value per share, as of November 12, 2024:

Class A Common Stock - 3,574,080 shares

Class B Common Stock - 2,311,134 shares

PART I—FINANCIAL INFORMATION

BANZAI INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash	$4,263,567	$2,093,718
Accounts receivable, net of allowance for credit losses of $5,694 and $5,748, respectively	37,386	105,049
Prepaid expenses and other current assets	753,746	741,155
Total current assets	5,054,699	2,939,922

Property and equipment, net	918	4,644
Goodwill	2,171,526	2,171,526
Operating lease right-of-use assets	2,386	134,013
Bifurcated embedded derivative asset - related party	44,000	—
Other assets	38,381	38,381
Total assets	7,311,910	5,288,486

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	10,016,295	6,439,863
Accrued expenses and other current liabilities	3,803,915	5,194,240
Convertible notes (Yorkville)	—	1,766,000
Convertible notes - related party	8,785,173	5,233,932
Convertible notes	470,057	—
Notes payable - related party, net of discount	—	9,164,924
Notes payable, carried at fair value	1,418,000	—
Deferred underwriting fees	4,000,000	4,000,000
Deferred fee	—	500,000
Warrant liability	47,000	641,000
Warrant liability - related party	115,000	575,000
Earnout liability	37,125	59,399
Due to related party	167,118	67,118
GEM commitment fee liability	—	2,000,000
Deferred revenue	1,220,572	1,214,096
Operating lease liabilities, current	2,352	234,043
Total current liabilities	30,082,607	37,089,615

Other long-term liabilities	75,000	75,000
Total liabilities	30,157,607	37,164,615

Commitments and contingencies (Note 14)

Stockholders' deficit:
Common stock, $0.0001 par value, 275,000,000 (250,000,000 Class A and 25,000,000 Class B) shares authorized and 4,303,443 (1,992,309 Class A and 2,311,134 Class B) and 2,585,297 (274,163 Class A and 2,311,134 Class B) issued and outstanding at September 30, 2024 and December 31, 2023, respectively	410	259
Preferred stock, $0.0001 par value, 75,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	47,579,604	14,889,936
Accumulated deficit	(70,425,711)	(46,766,324)
Total stockholders' deficit	(22,845,697)	(31,876,129)
Total liabilities and stockholders' deficit	$7,311,910	$5,288,486

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BANZAI INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Operating income:
Revenue	$1,080,607	$1,108,412	$3,228,276	$3,478,794
Cost of revenue	338,023	341,151	1,049,411	1,132,671
Gross profit	742,584	767,261	2,178,865	2,346,123

Operating expenses:
General and administrative expenses	3,513,442	2,838,052	11,721,465	8,937,265
Depreciation expense	900	1,571	3,725	5,596
Total operating expenses	3,514,342	2,839,623	11,725,190	8,942,861

Operating loss	(2,771,758)	(2,072,362)	(9,546,325)	(6,596,738)

Other expenses (income):
GEM settlement fee expense	60,000	—	260,000	—
Other expense (income), net	(62,927)	14,114	(2,900)	(70,569)
Interest income	—	—	(10)	(111)
Interest expense	—	384,553	—	678,530
Interest expense - related party	1,050,363	1,113,941	2,860,768	2,814,949
Gain on extinguishment of liabilities	(152,782)	—	(680,762)	—
Loss on debt issuance	—	—	171,000	—
Loss on issuance of term notes	390,000	—	390,000	—
Loss on issuance of convertible bridge notes	63,408	—	63,408	—
Loss on conversion and settlement of Alco promissory notes - related party	4,808,882	—	4,808,882	—
Loss on conversion and settlement of CP BF notes - related party	6,529,402	—	6,529,402	—
Change in fair value of warrant liability	(32,000)	—	(594,000)	—
Change in fair value of warrant liability - related party	(115,000)	—	(460,000)	—
Change in fair value of simple agreement for future equity	—	(276,436)	—	(184,993)
Change in fair value of simple agreement for future equity - related party	—	(3,139,564)	—	(1,927,007)
Change in fair value of bifurcated embedded derivative liabilities	—	198,728	—	36,500
Change in fair value of bifurcated embedded derivative liabilities - related party	(32,000)	413,272	(32,000)	72,359
Change in fair value of convertible notes	101,000	—	679,000	—
Change in fair value of term notes	36,813	—	36,813	—
Change in fair value of convertible bridge notes	(18,000)	—	(18,000)	—
Yorkville prepayment premium expense	14,000	—	94,760	—
Total other expenses (income), net	12,641,159	(1,291,392)	14,106,361	1,419,658
Loss before income taxes	(15,412,917)	(780,970)	(23,652,686)	(8,016,396)
Income tax expense	1,010	1,332	6,701	17,081
Net loss	$(15,413,927)	$(782,302)	$(23,659,387)	$(8,033,477)

Net loss per share
Basic and diluted	$(4.87)	$(0.33)	$(8.27)	$(3.36)

Weighted average common shares outstanding
Basic and diluted	3,162,909	2,394,122	2,861,665	2,394,067

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BANZAI INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Stockholders' Deficit

for the Nine Months Ended September 30, 2024 and 2023

	Series A Preferred Stock		Common Stock		Additional Paid-in-	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance December 31, 2023	—	$—	2,585,297	$259	$14,889,936	$(46,766,324)	$(31,876,129)
Conversion of convertible notes - related party	—	—	17,813	2	2,540,089	—	2,540,091
Shares issued to Yorkville for convertible notes	—	—	44,675	4	1,666,996	—	1,667,000
Shares issued to Yorkville for commitment fee	—	—	14,201	1	499,999	—	500,000
Shares issued to Roth for advisory fee	—	—	3,500	—	278,833	—	278,833
Shares issued to GEM	—	—	2,790	—	100,000	—	100,000
Shares issued for marketing expense	—	—	3,070	—	194,935	—	194,935
Forfeiture of sponsor shares	—	—	(2,000)	—	—	—	—
Stock-based compensation	—	—	—	—	42,827	—	42,827
Net loss	—	—	—	—	—	(4,290,132)	(4,290,132)
Balance March 31, 2024	—	—	2,669,346	266	20,213,615	(51,056,456)	(30,842,575)
Issuance of common stock and warrants, net of issuance costs	—	—	104,556	10	1,854,808	—	1,854,818
Shares issued for exercise of Pre-Funded warrants	—	—	173,223	17	849	—	866
Shares issued to Yorkville for convertible notes	—	—	20,177	2	334,998	—	335,000
Shares issued to Yorkville for redemption premium	—	—	12,000	1	115,799	—	115,800
Shares issued to GEM	—	—	18,113	2	299,998	—	300,000
Shares issued for marketing expenses	—	—	6,400	1	139,836	—	139,837
Stock-based compensation	—	—	—	—	202,662	—	202,662
Net loss	—	—	—	—	—	(3,955,328)	(3,955,328)
Balance June 30, 2024	—	—	3,003,815	299	23,162,565	(55,011,784)	(31,848,920)
Effect of reverse stock split	—	—	189,585	—	—	—	—
Issuance of warrants, net of issuance costs	—	—	—	—	4,402,550	—	4,402,550
Shares issued to Yorkville	—	—	389,305	39	2,127,961	—	2,128,000
Shares issued to GEM	—	—	19,098	2	129,941	—	129,943
Shares, warrants and pre-funded warrants issued to CP BF on modification of CP BF debt agreement	—	—	330,849	33	1,286,970	—	1,287,003
Premium issued as part of CP BF debt modification	—	—	—	—	4,079,225	—	4,079,225
Issuance of warrants to CP BF, net of issuance costs	—	—	—	—	2,763,161	—	2,763,161
Shares issued to MZHCI for investor relations services	—	—	24,000	2	94,798	—	94,800
Shares issued to Roth for advisory fee	—	—	35,294	4	299,996	—	300,000
Shares issued to J.V.B for payment of outstanding debt	—	—	29,077	3	114,997	—	115,000
Shares, warrants and pre-funded warrants issued to Alco on settlement of Alco promissory notes	—	—	282,420	28	8,866,592	—	8,866,620
Stock-based compensation	—	—	—	—	250,848	—	250,848
Net loss	—	—	—	—	—	(15,413,927)	(15,413,927)
Balance September 30, 2024	—	$—	4,303,443	$410	$47,579,604	$(70,425,711)	$(22,845,697)

	Series A Preferred Stock		Common Stock		Additional Paid-in-	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance December 31, 2022	—	$—	2,393,824	$239	$8,245,765	$(32,360,062)	$(24,114,058)
Exercise of stock options	—	—	171	—	5,543	—	5,543
Stock-based compensation	—	—	—	—	402,448	—	402,448
Net loss	—	—	—	—	—	(3,765,122)	(3,765,122)
Balance March 31, 2023	—	—	2,393,995	239	8,653,756	(36,125,184)	(27,471,189)
Exercise of stock options	—	—	127	—	7,820	—	7,820
Stock-based compensation	—	—	—	—	218,539	—	218,539
Net loss	—	—	—	—	—	(3,486,053)	(3,486,053)
Balance June 30, 2023	—	—	2,394,122	239	8,880,115	(39,611,237)	(30,730,883)
Stock-based compensation	—	—	—	—	209,804	—	209,804
Net loss	—	—	—	—	—	(782,302)	(782,302)
Balance September 30, 2023	—	$—	2,394,122	$239	$9,089,919	$(40,393,539)	$(31,303,381)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BANZAI INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Cash Flow

	For the Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(23,659,387)	$(8,033,477)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	3,725	5,596
Provision for credit losses on accounts receivable	54	3,879
Non-cash share issuance for marketing expenses	259,027	—
Non-cash settlement of GEM commitment fee	200,000	—
Non-cash share issuance for Yorkville redemption premium	80,760	—
Non-cash interest expense	106,200	147,714
Non-cash interest expense - related party	1,179,198	1,112,612
Amortization of debt discount and issuance costs	—	568,333
Amortization of debt discount and issuance costs - related party	1,392,934	1,347,054
Amortization of operating lease right-of-use assets	131,627	129,705
Stock based compensation expense	496,337	830,791
Gain on extinguishment of liability	(680,762)	—
Loss on conversion and settlement of Alco promissory notes - related party	4,808,882	—
Loss on conversion and settlement of CP BF notes - related party	6,529,402	—
Loss on debt issuance	171,000	—
Loss on issuance of term notes	390,000	—
Loss on issuance of convertible bridge notes	63,408	—
Change in fair value of warrant liability	(594,000)	—
Change in fair value of warrant liability - related party	(460,000)	—
Change in fair value of simple agreement for future equity	—	(184,993)
Change in fair value of simple agreement for future equity - related party	—	(1,927,007)
Change in fair value of bifurcated embedded derivative liabilities	—	36,500
Change in fair value of bifurcated embedded derivative liabilities - related party	(32,000)	72,359
Change in fair value of convertible promissory notes	693,000	—
Change in fair value of term notes	36,813	—
Change in fair value of convertible bridge notes	(18,000)	—
Changes in operating assets and liabilities:
Accounts receivable	67,609	(29,861)
Deferred contract acquisition costs, current	—	48,191
Prepaid expenses and other current assets	157,954	120,459
Deferred offering costs	—	(766,409)
Accounts payable	3,576,434	1,296,098
Deferred revenue	6,476	(39,428)
Accrued expenses	(15,730)	(128,027)
Operating lease liabilities	(231,691)	(211,204)
Earnout liability	(22,274)	(206,985)
Net cash used in operating activities	(5,363,004)	(5,808,100)
Cash flows from financing activities:
Payment of GEM commitment fee	(1,200,000)	—
Repayment of convertible notes (Yorkville)	(750,000)	—
Proceeds from related party advance	100,000	—
Proceeds from term notes, net of issuance costs	1,000,000	—
Repayment of notes payable, carried at fair value	(412,421)	—
Proceeds from Yorkville redemption premium	35,040	—
Proceeds from issuance of promissory notes - related party	—	1,150,000
Proceeds from issuance of convertible notes, net of issuance costs	2,502,000	1,485,000
Proceeds from issuance of convertible notes, net of issuance costs - related party	—	2,533,000
Proceeds received for exercise of Pre-Funded warrants	866	—
Proceeds from issuance of common stock and warrants	6,257,368	13,362
Net cash provided by financing activities	7,532,853	5,181,362
Net increase (decrease) in cash	2,169,849	(626,738)
Cash at beginning of period	2,093,718	1,023,499
Cash at end of period	$4,263,567	$396,761
Supplemental disclosure of cash flow information:
Cash paid for interest	306,109	313,813
Cash paid for taxes	5,075	8,825
Non-cash investing and financing activities
Shares issued to Roth for advisory fee	578,833	—
Shares issued to GEM	529,943	—
Shares issued for marketing expenses	334,772	—
Shares issued to MZHCI for investor relations services	94,800	—
Shares issued to J.V.B for payment of outstanding debt	115,000	—
Settlement of GEM commitment fee	200,000	—
Shares issued to Yorkville for commitment fee	500,000	—
Shares issued to Yorkville for redemption premium	115,800	—
Shares issued for exercise of Pre-Funded warrants	866	—
Issuance of convertible promissory note - GEM	1,000,000	—
Conversion of convertible notes - Yorkville	4,130,000	—
Conversion of convertible notes - related party	2,540,091	—
Shares issued to CP BF for debt restructuring	1,287,003	—
Warrants and pre-funded warrants issued to CP BF for debt restructuring	2,763,161	—
Shares issued to Alco for debt restructuring	1,098,614	—
Warrants and pre-funded warrants issued to Alco for debt restructuring	7,768,006	—
Bifurcated embedded derivative liabilities at issuance	—	623,065
Bifurcated embedded derivative liabilities at issuance—related party	12,000	1,062,776

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

1. Organization

The Business

Banzai International, Inc. (the “Company” or “Banzai”) was incorporated in Delaware on September 30, 2015. Banzai is a leading enterprise SaaS Video Engagement platform used by marketers to power webinars, trainings, virtual events, and on-demand video content.

Reverse Stock Split

On August 29, 2024, the Company held a special meeting of securityholders (the “Special Meeting”). At the Special Meeting, the Company’s securityholders approved the proposal to amend the Second Amended and Restated Certificate of Incorporation to effect a reverse stock split with respect to the Company’s issued and outstanding Class A Common Stock, at a ratio of up to 1-for-50, with the final ratio and exact timing to be determined at the discretion of the Board of Directors (the "Reverse Stock Split"). On September 10, 2024, the Board determined to effect a reverse stock split at a ratio of 1-for-50, effective as of September 19, 2024 and filed an amendment with the Secretary of State of the State of Delaware. The Class B Common Stock was not affected by the Reverse Stock Split.

No cash or fractional shares will be issued in connection with the Reverse Stock Split, and instead the Company will round up to the next whole share in lieu of issuing factional shares that would have been issued in the reverse split. Proportional adjustments were made to the number of shares of Class A Common Stock issuable upon exercise or conversion of the Company’s outstanding stock options and warrants, the exercise price or conversion price (as applicable) of the Company’s outstanding stock options and warrants, and the number of shares reserved for issuance under the Company’s equity incentive plan. All Class A Common Stock share and per share information included in this Quarterly Report on Form 10-Q has been retroactively adjusted to reflect the impact of the Reverse Stock Split.

Close of the Merger

On December 14, 2023 (the “Closing Date”), 7GC & Co. Holdings Inc. ("7GC"), our predecessor company, consummated the business combination pursuant to the Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022 (the “Original Merger Agreement”), by and among 7GC, Banzai International, Inc. (“Legacy Banzai”), 7GC Merger Sub I, Inc., an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a direct wholly owned subsidiary of 7GC (“Second Merger Sub”), as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023 (the “Merger Agreement Amendment” and, together with the Original Merger Agreement, the “Merger Agreement”), by and between 7GC and Legacy Banzai.

Pursuant to the terms of the Merger Agreement, a business combination between 7GC and Legacy Banzai was effected through (a) the merger of First Merger Sub with and into Legacy Banzai, with Legacy Banzai surviving as a wholly-owned subsidiary of 7GC (Legacy Banzai, in its capacity as the surviving corporation of the merger, the “Surviving Corporation”) (the “First Merger”) and (b) the subsequent merger of the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger, which ultimately resulted in Legacy Banzai becoming a wholly-owned direct subsidiary of 7GC (the “Second Merger” and, together with the First Merger, the “Mergers” and, collectively with the other transactions described in the Merger Agreement, the “Merger”). On the Closing Date, and in connection with the closing of the Merger (the “Closing”), 7GC changed its name to Banzai International, Inc.

Although 7GC was the legal acquirer of Legacy Banzai in the merger, Legacy Banzai is deemed to be the accounting acquirer, and the historical financial statements of Legacy Banzai became the basis for the historical financial statements of the Company upon the closing of the merger.

As a result, the financial statements included here reflect (i) the historical operating results of Legacy Banzai prior to the merger; (ii) the combined results of 7GC and Legacy Banzai following the close of the merger; (iii) the assets and liabilities of Legacy Banzai at their historical cost and (iv) the Legacy Banzai’s equity structure for all periods presented, as affected by the recapitalization presentation after completion of the merger.

The aggregate consideration payable to securityholders of Legacy Banzai at the Closing consisted of a number of shares of Class A Common Stock or shares of Class B Common Stock, and cash in lieu of any fractional shares of Class A Common Stock or shares of Class B Common Stock that would otherwise have been payable to any Legacy Banzai securityholders, equal to $100,000,000. See Note 4 - Reverse Merger Capitalization with 7GC & Co. Holdings Inc. for further details of the merger.

Emerging Growth Company

Upon closure of the Merger, the Company became an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933, as amended, (the "Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the "JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies.

Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply. Private companies are those companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934, as amended (the "Exchange Act"). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies. Any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, it adopts the new or revised standard at the time private companies adopt the new or revised standard. Therefore, the Company’s financial statements may not be comparable to certain public companies.

Reclassifications

Certain amounts in the prior year’s consolidated financial statements, as of December 31, 2023 have been reclassified to conform to the current period's presentation. This involved reclassifying the debt outstanding with counterparty CP BF which were previously disclosed as Convertible Notes and Notes payable to Convertible notes - related party and Notes payable - related party, net of discount. This reclassification had no effect on the Company’s loss from operations, net loss, or net loss per share.

Revision of Prior Period Financial Statements

A revision was made to correct an overstatement of additional paid-in capital and accumulated deficit in the Company's consolidated balance sheet and an overstatement of stock-based compensation expense in the statement of operations due to the incorrect calculation of stock-based compensation expense for the three-month periods ended March 31, 2024 and June 30, 2024. The adjustment recorded increased equity and decreased stock-based compensation expense by $210,140 for the three months ended March 31, 2024. During the three months ended June 30, 2024, the adjustment recorded increased equity and decreased stock-based compensation expense by $209,780, resulting in a cumulative adjustment of $419,921 to the six months ended June 30, 2024.

In accordance with Staff Accounting Bulletin No. 99, Materiality, the Company has concluded that the previously issued financial statements as of and for the three months ended March 31, 2024 and the three and six months ended June 30, 2024 were not considered to be materially misstated, either as a result of this identified error, or any other identified misstatements, corrected or uncorrected, impacting these periods, individually or in the aggregate. To correct the identified error(s), the Company made certain revisions to its previously issued financial statements, on Form 10-Q, for the three months ending March 31, 2024 and for the three and six months ended June 30, 2024. These revisions are included in this Form 10-Q, for the three and nine months ended September 30, 2024. The Company corrected its previously issued financial statements to reflect the correction of this error rather than record a cumulative out-of-period adjustment for this error in the current period. This error did not impact any periods prior to January 1, 2024.

A summary of the revision as of and for the three months ended March 31, 2024 is as follows:

	Three Months Ended March 31, 2024
	As Reported	Adjustment	Corrected
Impacted Financial Statement Line Item
Balance sheet
Additional paid-in capital	$20,423,755	$(210,140)	$20,213,615
Accumulated deficit	(51,266,596)	210,140	(51,056,456)
Total stockholders' deficit	(30,842,575)	—	(30,842,575)
Income statement
General and administrative	4,308,929	(210,140)	4,098,789
Total operating expenses	4,310,493	(210,140)	4,100,353
Operating loss	(3,612,401)	210,140	(3,402,261)
Net loss	(4,500,272)	210,140	(4,290,132)
Net loss per share - basic and diluted	(1.72)	0.08	(1.64)
Statement of stockholders' deficit
Additional paid-in-capital: stock-based compensation expense	252,967	(210,140)	42,827
Additional paid-in-capital: balance	20,423,755	(210,140)	20,213,615
Accumulated deficit: net loss	(4,500,272)	210,140	(4,290,132)
Accumulated deficit: balance	(51,266,596)	210,140	(51,056,456)
Total stockholders' deficit: balance	(30,842,575)	—	(30,842,575)
Statement of cash flows
Net loss	(4,500,272)	210,140	(4,290,132)
Stock-based compensation expense	252,967	(210,140)	42,827
Net cash used in operating activities	$(2,116,786)	$—	$(2,116,786)

A summary of the revision as of and for the three months ended June 30, 2024 is as follows:

	Three Months Ended June 30, 2024
	As Reported	Adjustment	Corrected
Impacted Financial Statement Line Item
Balance sheet
Additional paid-in capital	$23,582,486	$(419,921)	$23,162,565
Accumulated deficit	(55,431,705)	419,921	(55,011,784)
Total stockholders' deficit	(31,848,920)	—	(31,848,920)
Income statement
General and administrative	4,319,014	(209,780)	4,109,234
Total operating expenses	4,320,275	(209,780)	4,110,495
Operating loss	(3,582,086)	209,780	(3,372,306)
Net loss	(4,165,108)	209,780	(3,955,328)
Net loss per share - basic and diluted	(1.48)	0.07	(1.41)
Statement of stockholders' deficit
Additional paid-in-capital: stock-based compensation expense	412,442	(209,780)	202,662
Additional paid-in-capital: balance	23,582,486	(209,780)	23,372,706
Accumulated deficit: net loss	(4,165,108)	209,780	(3,955,328)
Accumulated deficit: balance	(55,431,705)	209,780	(55,221,925)
Total stockholders' deficit: balance	$(31,848,920)	$—	$(31,848,920)

A summary of the revision as of and for the six months ended June 30, 2024 is as follows:

	Six Months Ended June 30, 2024
	As Reported	Adjustment	Corrected
Impacted Financial Statement Line Item
Balance sheet
Additional paid-in capital	$23,582,486	$(419,921)	$23,162,565
Accumulated deficit	(55,431,705)	419,921	(55,011,784)
Total stockholders' deficit	(31,848,920)	—	(31,848,920)
Income statement
General and administrative	8,627,943	(419,921)	8,208,022
Total operating expenses	8,630,768	(419,921)	8,210,847
Operating loss	(7,194,487)	419,921	(6,774,566)
Net loss	(8,665,380)	419,921	(8,245,459)
Net loss per share - basic and diluted	(3.20)	0.16	(3.04)
Statement of stockholders' deficit
Additional paid-in-capital: stock-based compensation expense	665,409	(419,921)	245,488
Additional paid-in-capital: balance	23,582,486	(419,921)	23,162,565
Accumulated deficit: net loss	(8,665,380)	419,921	(8,245,459)
Accumulated deficit: balance	(55,431,705)	419,921	(55,011,784)
Total stockholders' deficit: balance	(31,848,920)	—	(31,848,920)
Statement of cash flows
Net loss	(8,665,380)	419,921	(8,245,459)
Stock-based compensation expense	665,409	(419,921)	245,488
Net cash used in operating activities	$(3,812,695)	$—	$(3,812,695)

2. Going Concern

As of September 30, 2024 the Company had cash of approximately $4.3 million. For the nine months ended September 30, 2024, the Company used approximately $5.4 million in cash for operating activities. The Company has incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of September 30, 2024, the Company had an accumulated deficit of approximately $70.4 million. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.

The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders and debt holders. Specifically, continuation is contingent on the Company's ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company's ability to generate profit from sales and positive operating cash flows, which is not assured.

The Company’s plans include obtaining future debt and equity financings associated with the close of the Merger described in Note 4 - Reverse Merger Capitalization with 7GC & Co. Holdings Inc.. If the Company is unsuccessful in completing these planned transactions, it may be required to reduce its spending rate to align with expected revenue levels and cash reserves, although there can be no guarantee that it will be successful in doing so. Accordingly, the Company may be required to raise additional cash through debt or equity transactions. It may not be able to secure financing in a timely manner or on favorable terms, if at all. As a result, management’s plans cannot be considered probable and thus do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

On September 16, 2024, the Company committed to a reduction in force (the "Reduction") intended to decrease expenses and maintain a streamlined organization to support key programs and customers, and that is expected to conserve cash. As part of the Reduction, the Company reduced its headcount by 24 employees, which represented approximately 34% of the Company's full-time employees as of September 15, 2024. The cost-saving measures from the Reduction are expected to reduce annual operating expenses by approximately an additional $1.3 million beginning in the fourth quarter of 2024. The Company estimates that it will incur total restructuring charges of approximately $0.1 million, including severance payments in connection with the Reduction. The Company completed the reduction in October, 2024.

These accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and applicable regulations of the Securities and Exchange Commission (“SEC”) for interim financial information and with the instructions to Form 10-Q of Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations of the SEC relating to interim financial statements. The December 31, 2023 balance sheet information was derived from the audited financial statements as of that date. Except as disclosed herein, there has been no material change in the information disclosed in the notes to the consolidated financial statements for the year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on April 1, 2024. The interim unaudited condensed consolidated financial statements should be read in conjunction with those consolidated financial statements included in the Form 10-K. In the opinion of management, all adjustments considered necessary for a fair statement of the financial statements, consisting solely of normal recurring adjustments, have been made. Operating results for the periods ended September 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024.

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Warrant Liability - related party

The warrants originally issued in 7GC's initial public offering (the "Public Warrants") are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercise or expiration, and any change in fair value is recognized in the Company’s consolidated statements of operations.

The Public Warrants were initially measured at fair value using a Monte Carlo simulation model and have subsequently been measured based on the listed market price of such warrants. Warrant liabilities are classified as current liabilities on the Company's consolidated balance sheets.

Warrant Liability

The GEM Warrants were not considered indexed to the issuer’s stock pursuant to ASC 815, as the holder’s ability to receive in lieu of the Warrant one percent of the total consideration received by the Company’s stockholders in connection with a Change of Control, where the surviving corporation is not publicly traded, adjusts the settlement value based on items outside the Company’s control in violation of the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period.

The measurement of fair value was determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion).

Loss Per Share

Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share excludes, when applicable, the potential impact of stock options and convertible preferred stock because their effect would be anti-dilutive due to the net loss. Since the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

The calculation of basic and diluted net loss per share attributable to common stock was as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Numerator:
Net loss attributable to common stock—basic and diluted	$(15,413,927)	$(782,302)	$(23,659,387)	$(8,033,477)
Denominator:
Weighted average shares—basic and diluted	3,162,909	2,394,122	2,861,665	2,394,067
Net loss per share attributable to common stock—basic and diluted	$(4.87)	$(0.33)	$(8.27)	$(3.36)

Securities that were excluded from loss per share as their effect would be anti-dilutive due to the net loss position that could potentially be dilutive in future periods are as follows:

	As of September 30,
	2024	2023
Options	26,946	13,649
RSUs	16,501	—
Public warrants	230,000	—
GEM warrants	16,571	—
Common warrants	4,527,613	—
Placement agent warrants	104,902	—
Pre-funded warrants	2,530,095	—
Total	7,452,628	13,649

Derivative Financial Instruments

The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet. Refer to Note 7 - Fair Value Measurements and Note 11 - Debt for further detail.

Bridge Notes - Fair Value Option Election

The Company determined the Agile Notes and 1800 diagonal Notes (The "Bridge Notes") (as defined in Note 11 - Debt) were eligible for the fair value option, in accordance with ASC 825-10-50-28, and made such election to account for the Bridge Notes, respectively entirely at fair value. The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. Additional term or other notes may be issued in subsequent periods where the Company would be able to make a fair value option election upon issuance provided eligibility criteria are met. The Company records the portion of the Bridge Notes that are issued and outstanding for accounting purposes at fair value with changes in fair value recorded in other income (expense), net in the condensed consolidated statement of operations, except for the portion of the total change in fair value that results from a change in the instrument-specific credit risk of the Bridge Notes, which is recorded in other comprehensive income (loss), if applicable. The fair value option election was made to align the accounting for the Bridge Notes with the Company's financial reporting objectives and reduce operational effort to account for embedded features that otherwise would require bifurcation as a separate unit of account.

Pursuant to the fair value option election, direct and incremental debt issuance costs and consideration paid to the lender related to the Bridge Notes were expensed as incurred and recorded in other income (expense), net in the condensed consolidated statements of operations. Measurement of the change in fair value of the Bridge Notes includes accrued interest, whether paid-in-kind or cash.

Fair Value of Financial Instruments

In accordance with FASB ASC 820 Fair Value Measurements and Disclosures, the Company uses a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and the Company's own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management during the three and nine months ended September 30, 2024 and 2023. The carrying amount of cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, deferred revenue, and other current liabilities approximated their fair values as of September 30, 2024 and December 31, 2023.

Recent Accounting Pronouncements

Recent accounting pronouncements not yet effective

In December 2023, the FASB issued ASU 2023-09 (Topic 740), Improvements to income tax disclosures, which enhances the disclosure requirements for the income tax rate reconciliation, domestic and foreign income taxes paid, requiring disclosure of disaggregated income taxes paid by jurisdiction, unrecognized tax benefits, and modifies other income tax-related disclosures. The amendments are effective for annual periods beginning after December 15, 2024. Early adoption is permitted and should be applied prospectively. The Company is currently evaluating the effect of adopting this guidance on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this update intend to improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. This ASU requires disclosure of significant segment expenses that are regularly provided to the chief operating decision maker, the addition of a category for other segment items by reportable segment, that all annual segment disclosures be disclosed in interim periods, and other related segment disclosures. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company is currently evaluating the effect of adopting this guidance on its consolidated financial statements.

4. Reverse Merger Capitalization with 7GC & Co. Holdings Inc.

On December 14, 2023 (the "Closing Date"), Banzai consummated the previously announced Merger with 7GC, as a result of which Banzai became a wholly-owned subsidiary of 7GC. While 7GC was the legal acquirer of Banzai in the merger, for accounting purposes, Legacy Banzai was deemed to be the accounting acquirer in the merger. The determination was primarily based on Legacy Banzai’s stockholders having a majority of the voting power in the combined Company, Legacy Banzai having the ability to appoint a majority of the Board of Directors of the Company, Legacy Banzai’s existing management team comprising the senior management of the combined Company, Legacy Banzai comprising the ongoing operations of the combined Company and the combined Company assumed the name “Banzai International, Inc.”. Accordingly, for accounting purposes, the merger was treated as the equivalent of Legacy Banzai issuing stock for the net assets of 7GC, accompanied by a recapitalization. The net assets of 7GC are stated at historical cost, with no goodwill or other intangible assets recorded.

Retroactive Restatement for Conversion of Common Stock and Series A Preferred Stock by Applying Exchange Ratio

Upon the closing of the merger, holders of Legacy Banzai common stock and Series A preferred stock received shares of common stock in an amount determined by application of the Exchange Ratio. In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparable periods, prior to the merger, up to December 14, 2023, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy Banzai’s stockholders in connection with the merger. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Banzai’s outstanding Series A preferred stock and Legacy Banzai’s common stock prior to the merger have been retroactively restated as shares reflecting the exchange ratio of approximately 0.6147 established in the merger. Legacy Banzai’s Series A preferred stock previously classified as temporary equity was retroactively adjusted, converted into common stock and reclassified to permanent equity as a result of the reverse recapitalization. The consolidated assets, liabilities, and results of operations prior to the merger are those of Legacy Banzai.

The aggregate consideration payable to securityholders of Banzai at the Closing Date was equal to $100,000,000. Holders of 64,149 shares of 7GC's Class A common stock, par value $0.0001 per share ("7GC Class A Common Stock"), exercised their right to redeem their shares for cash at a redemption price of approximately $538.00 per share, for an aggregate redemption amount of $34,524,065. Immediately prior to the Closing Date, each share of Banzai's Preferred Stock that was issued and outstanding was automatically converted into one share of Banzai's Class A Common Stock, par value $0.0001 per share. Each share of Banzai's Class B Common Stock that was not held by the Chief Executive Officer of the Company converted to one share of Banzai's Class A Common Stock, while the Chief Executive Officer received Class B Common Stock.

On the terms and subject to the conditions set forth in the Merger Agreement, at the Second Effective Time, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time was cancelled and no consideration was delivered therefore.

Upon the closing of the merger, the Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 350,000,000 shares, consisting of 250,000,000 shares of Class A Common Stock, 25,000,000 shares of Class B Common Stock, and 75,000,000 shares of Preferred Stock, all having a par value of $0.0001 per share. As of September 30, 2024, there were 4,303,443 shares of Common Stock and no shares of Preferred Stock outstanding.

Effect of Merger on Class A and Class B Common Stock

Upon the Close of the Merger, holders of Legacy Banzai common stock and Series A preferred stock were converted into shares of common stock in an amount determined by application of the Exchange Ratio. As noted above, the equity structure has been restated in all comparable periods, prior to the Merger, up to December 14, 2023, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy Banzai’s stockholders in connection with the Merger.

5. Related Party Transactions

7GC Related Party Promissory Notes

On December 21, 2022, 7GC issued an unsecured promissory note (the "December 2022 7GC Note") to the Sponsor, 7GC & Co. Holdings LLC, which provides for borrowings from time to time of up to an aggregate of $2,300,000. The December 2022 7GC Note does not bear interest. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the December 2022 7GC Note, in whole or in part, into that number of shares of Class A common stock, $0.0001 par value per share, of 7GC (the “Converted Shares”) equal to the principal amount of the December 2022 7GC Note so converted divided by $10.00.

On October 3, 2023, 7GC issued an additional unsecured promissory note (the "October 2023 7GC Note", together with the December 2022 7GC Note, the " 7GC Promissory Notes") to the Sponsor, which provides for borrowings from time to time of up to an aggregate of $500,000 for working capital purposes. The October 2023 7GC Note does not bear interest. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the October 2023 7GC Note, in whole or in part, into that number of the Converted Shares, equal to the principal amount of the October 2023 7GC Note so converted divided by $10.00.

Upon Closing of the Merger, Banzai assumed the 7GC Promissory Notes which subsequently converted on February 2, 2024. At the date of conversion, the total balance of the Notes converted was $2,540,092.

Due to Related Party of 7GC

During the year ended December 31, 2023, the Sponsor paid certain expenses on behalf of 7GC. Upon Closing of the Merger, Banzai assumed the $67,118 liability. As of September 30, 2024, the entire balance remained outstanding and is included within due to related party under current liabilities on the accompanying unaudited condensed consolidated balance sheet.

Legacy Banzai Related Party Transactions

During 2023, Legacy Banzai issued Promissory Notes and Convertible Notes to related parties. See Note 11 - Debt for further details related to these transactions and associated balances.

Debt Conversion Agreement with Alco

On September 19, 2024, the Company and Alco agreed to convert the entire outstanding balance of all debt owing to Alco, into equity in the form of common stock, common stock warrants and prefunded warrants. See Note 11 - Debt and Note 15 - Equity, for further details related to the transaction and associated balances.

Debt Restructuring Agreement with CPBF

On September 5, 2024, the Company and CP BF agreed to amend the entire outstanding balance of all debt previously in the form of one term note and two convertible notes into one new consolidated convertible note. The newly issued consolidated convertible note was issued on September 23, 2024. Additionally on September 23, 2024, the Company and CP BF entered into a share purchase agreement where the Company issued equity in the form of common stock, common stock warrants and prefunded warrants to CP BF for the reduction of $2 million of debt under the newly issued consolidated convertible note. See Note 11 - Debt and Note 15 - Equity, for further details related to the transaction and associated balances.

Due to Related Party of Company CEO

On September 12, 2024, the CEO of the Company loaned the Company an advance of $100,000. The advance is non-interest bearing, and matures one year from issuance. As of September 30, 2024, the entire balance remained outstanding and is included within due to related party under current liabilities on the accompanying unaudited condensed consolidated balance sheet.

6. Revenue

Under ASC 606, revenue is recognized throughout the life of the executed agreement. The Company measures revenue based on considerations specified in terms and conditions agreed to by a customer. Furthermore, the Company recognizes revenue when a performance obligation is satisfied by transferring control of the service to the customer, which occurs over time.

The Company’s services include providing end-to-end video engagement solutions that provide a fast, intuitive and powerful platform of marketing tools that create more intent-driven videos, webinars, virtual events and other digital and in-person marketing campaigns.

As noted within the SOW’s and invoices, agreements range from monthly to annual and Banzai generally provides for net 30-day payment terms with the payment made directly through check or electronic means.

Banzai’s Management believes its exposure to credit risk is sufficiently mitigated by collection through credit card sales or direct payment from established clients.

Nature of Products and Services

The following is a description of the Company’s products and services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each, as applicable:

Demio

The Demio product is a full-stack technology that marketers can leverage live and automated for video marketing content such as webinars and virtual events. Software products are provided to Demio customers for a range of attendees and hosts within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of webinars and hosts as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Demio services over time which corresponds with the period of time that access to the service is provided.

Reach

While the Reach product is in the process of being phased out, the Company continues to generate revenues from the product. The Reach product provides a multi-channel targeted audience acquisition (via Reach) to bolster engagement and Return on Investment (ROI). Banzai enables marketing teams to create winning webinars and virtual and in-person events that increase marketing efficiency and drive additional revenue. Software products are provided to Reach customers for a range of simultaneous events and registrations within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of simultaneous published events as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Reach services over time which corresponds with the timing the service is rendered.

Disaggregation of Revenue

The following table summarizes revenue by region based on the billing address of customers for the three months ended September 30, 2024 and 2023:

	Three Months Ended September 30,
	2024		2023
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Americas	$626,768	58%	$666,992	60%
Europe, Middle East and Africa (EMEA)	333,960	31%	360,484	33%
Asia Pacific	119,879	11%	80,936	7%
Total	$1,080,607	100%	$1,108,412	100%

The following table summarizes revenue by region based on the billing address of customers for the nine months ended September 30, 2024 and 2023:

	Nine Months Ended September 30,
	2024		2023
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Americas	$1,797,307	56%	$2,041,393	59%
Europe, Middle East and Africa (EMEA)	1,080,876	33%	1,157,712	33%
Asia Pacific	350,093	11%	279,689	8%
Total	$3,228,276	100%	$3,478,794	100%

Contract Balances

Accounts Receivable, Net

A receivable is recorded when an unconditional right to invoice and receive payment exists, such that only the passage of time is required before payment of consideration is due. The Company receives payments from customers based upon agreed-upon contractual terms, typically within 30 days of invoicing the customer. The timing of revenue recognition may differ from the timing of invoicing to customers.

	Opening Balance	Closing Balance	Opening Balance	Closing Balance
	1/1/2024	9/30/2024	1/1/2023	9/30/2023
Accounts receivable, net	$105,049	$37,386	$68,416	$94,398

Costs to Obtain a Contract

Sales commissions, the principal costs incurred to obtain a contract, are earned when the contract is executed. Management has capitalized these costs and amortized the commission expense over time in accordance with the related contract's term. For the three and nine months ended September 30, 2024, commission expenses were $50,707 and $193,995, respectively. For the three and nine months ended September 30, 2023, commission expenses were $91,929 and $282,548, respectively.

Capitalized commissions at September 30, 2024 and December 31, 2023 were $37,118 and $51,472, respectively, and are included within prepaid expenses and other current assets on the condensed consolidated balance sheets.

The following summarizes the Costs to obtain a contract activity during the three and nine months ended September 30, 2024:

Balance - December 31, 2023	$51,472
Commissions Incurred	31,610
Deferred Commissions Recognized	(44,620)
Balance - March 31, 2024	38,462
Commissions Incurred	48,316
Deferred Commissions Recognized	(47,634)
Balance - June 30, 2024	39,144
Commissions Incurred	42,739
Deferred Commissions Recognized	(44,765)
Balance - September 30, 2024	$37,118

The following summarizes the Costs to obtain a contract activity during the three and nine months ended September 30, 2023:

Balance - December 31, 2022	$69,737
Commissions Incurred	88,928
Deferred Commissions Recognized	(104,289)
Balance - March 31, 2023	54,376
Commissions Incurred	60,777
Deferred Commissions Recognized	(75,001)
Balance - June 30, 2023	40,152
Commissions Incurred	50,845
Deferred Commissions Recognized	(69,451)
Balance - September 30, 2023	$21,546

7. Fair Value Measurements

The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the periods ended September 30, 2024 and the year ended December 31, 2023. The carrying amount of accounts payable approximated fair value as they are short term in nature.

Fair Value on a Recurring Basis

The Company follows the guidance in ASC 820 Fair Value Measurements and Disclosures for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The estimated fair value of the Public Warrants liabilities represent Level 1 measurements. The estimated fair value of the convertible notes bifurcated embedded derivative liabilities, GEM warrant liabilities, Yorkville convertible note, SAFE, Agile term notes and 1800 Diagonal convertible notes represent Level 3 measurements.

The following table presents information about the Company’s financial instruments that are measured at fair value on a recurring basis at September 30, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2024	December 31, 2023
Liabilities:
Warrant liabilities - public	1	$115,000	$575,000
GEM warrant liabilities	3	$47,000	$641,000
Yorkville convertible note	3	$—	$1,766,000
Agile term notes	3	$1,085,000	$—
Bifurcated embedded derivative - related party	3	$44,000	$—
1800 Diagonal convertible notes	3	$333,000	$—

Warrant Liability - Public Warrants

The Company assumed 230,000 Public Warrants in the Merger which were outstanding as of September 30, 2024 and December 31, 2023. The fair values of the Public Warrants are measured based on the listed market price of such warrants through September 30, 2024. See Note 12 - Warrant Liabilities for further details.

As of September 30, 2024, the Company recognized a benefit of approximately $460,000 resulting from changes in the fair value of the derivative warrant liabilities, presented as change in fair value of warrant liabilities - related party in the accompanying condensed consolidated statements of operations.

The following tables set forth a summary of the changes in the fair value of the Public Warrants liability which are Level 1 financial liabilities that are measured at fair value on a recurring basis:

Fair Value
Balance at December 31, 2023	$575,000
Change in fair value	(115,000)
Balance at March 31, 2024	460,000
Change in fair value	(230,000)
Balance at June 30, 2024	230,000
Change in fair value	(115,000)
Balance at September 30, 2024	$115,000

Warrant Liability - GEM Warrants

The measurement of fair value of the GEM Warrants were determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion). Refer to Note 12 - Warrant Liabilities for further details.

As of September 30, 2024, the Company recognized a benefit of approximately $594,000, resulting from changes in the fair value of the derivative warrant liabilities, presented as change in fair value of warrant liabilities in the accompanying condensed consolidated statements of operations.

The following tables set forth a summary of the changes in the fair value of the GEM Warrants liability which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

Fair Value
Balance at December 31, 2023	$641,000
Change in fair value	(408,000)
Balance at March 31, 2024	233,000
Change in fair value	(154,000)
Balance at June 30, 2024	79,000
Change in fair value	(32,000)
Balance at September 30, 2024	$47,000

Yorkville Convertible Notes

The measurement of fair value of the Yorkville convertible notes were determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, term, volatility, risk-free rate, and probability of optional redemption). Refer to Note 11 - Debt for further details.

As of September 30, 2024, the Company recognized a loss of approximately $693,000 resulting from changes in the fair value of the Yorkville convertible notes, presented as change in fair value of convertible promissory notes in the accompanying condensed consolidated statements of operations.

The following tables set forth a summary of the changes in the fair value of the Yorkville convertible notes which is a Level 3 financial liability measured at fair value on a recurring basis:

Fair Value
Balance at December 31, 2023	$1,766,000
Issuance of Yorkville convertible note	2,250,000
Loss on debt issuance	171,000
Payment in shares to settle Yorkville convertible notes	(1,667,000)
Change in fair value	544,000
Balance at March 31, 2024	3,064,000
Payment in shares to settle Yorkville convertible notes	(335,000)
Repayment in cash of Yorkville convertible notes	(750,000)
Change in fair value	34,000
Balance at June 30, 2024	2,013,000
Payment in shares to settle Yorkville convertible notes	(2,128,000)
Change in fair value	115,000
Balance at September 30, 2024	$—

Bifurcated Embedded Derivative Liabilities

The fair value of the embedded put options, relating to the Convertible Notes - Related Party, Convertible Notes, and Term and Convertible Notes (CP BF), was determined using a Black Scholes option pricing model. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the embedded conversion features are initially and subsequently carried at fair values, the Company’s consolidated statements of operations will reflect the volatility in these estimate and assumption changes. On December 14, 2023, all outstanding principal and accrued interest, including the carrying value of any related embedded derivative, related to the Related Party Convertible Notes and Third Party Convertible Notes converted into the Company’s Class A Common Stock pursuant to the close of the Merger Agreement. Upon the conversion described above, the bifurcated embedded derivative liabilities were $0 as of September 30, 2024 and December 31, 2023, respectively. Refer to Note 11 - Debt for further details.

The following table sets forth a summary of the changes in the fair value of the bifurcated embedded derivative liabilities for the nine months ended September 30, 2023, related to the Related Party and Third Party Convertible Debt, respectively, which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2022	$1,936,827	$845,473
Issuance of convertible notes with bifurcated embedded derivative	707,000	—
Change in fair value	137,285	32,415
Balance at March 31, 2023	2,781,112	877,888
Issuance of convertible notes with bifurcated embedded derivative	419,451	330,390
Change in fair value	(478,198)	(194,643)
Balance at June 30, 2023	2,722,365	1,013,635
Issuance of convertible notes with bifurcated embedded derivative	—	229,000
Change in fair value	413,272	198,728
Balance at September 30, 2023	$3,135,637	$1,441,363

The fair value of the embedded put options, relating to the Convertible Note to CP BF issued on September 23, 2024, was determined using a Black Scholes option pricing model. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the embedded conversion features are initially and subsequently carried at fair values, the Company’s consolidated statements of operations will reflect the volatility in these estimate and assumption changes. The bifurcated embedded derivative net asset was $44,000 as of September 30, 2024. Refer to Note 11 - Debt for further details.

The following table sets forth a summary of the changes in the fair value of the bifurcated embedded derivative liabilities for the nine months ended September 30, 2023, relating to the Convertible Note to CP BF issued on September 23, 2024, which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

Fair Value
CP BF Convertible
Issuance of convertible notes with bifurcated embedded derivative net asset	$12,000
Change in fair value	32,000
Balance at September 30, 2024	$44,000

Simple Agreements for Future Equity (SAFE)

During 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements (the "SAFEs"). In the event of an Equity Financing (as defined in the SAFEs agreements), the SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The number of shares required to be issued to settle the SAFEs at the equity financing is variable, because that number will be determined by the discounted fair value of the Company's equity shares on the date of settlement (i.e., Discount Price). Regardless of the fair value of the shares on the date of settlement, the holder will receive a fixed monetary value based on the Purchase Amount of the SAFE. If there is a Liquidity Event or SPAC Transaction before the settlement or termination of the SAFEs, the SAFEs will automatically be entitled to receive a portion of Proceeds, due and payable immediately prior to, or concurrent with, the consummation of such Liquidity Event or SPAC Transaction, equal to the greater of (i) two times (2x) the Purchase Amount (the “Cash-Out Amount”) or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price (as defined in the SAFEs agreements). Refer to Note 13 - Simple Agreements for Future Equity for additional information related to the Company's SAFEs.

The fair value of the SAFEs was determined using a scenario-based method for the pre-modification SAFE's and a Monte Carlo simulation method for the post-modification SAFEs. The value of the SAFE liability as of December 31, 2023 is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the SAFEs on the date of issuance was determined to be $3,836,000. On December 14, 2023, all outstanding principal related to the Third Party SAFEs and Related Party SAFEs converted into the Company’s Class A Common Stock pursuant to the close of the Merger Agreement. Upon the conversion described above, the SAFEs were $0 as of September 30, 2024 and December 31, 2023, respectively. Refer to Note 13 - Simple Agreements for Future Equity for further details.

The following tables set forth a summary of the activity of the Related Party and Third Party SAFE liabilities, respectively (See Note 13 - Simple Agreements for Future Equity for further detail), which represents a recurring fair value measurement at the end of the relevant reporting period:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2022	$8,802,196	$663,804
Change in fair value	303,139	22,861
Balance at March 31, 2023	9,105,335	686,665
Change in fair value	909,418	68,582
Balance at June 30, 2023	10,014,753	755,247
Change in fair value	(3,139,564)	(276,436)
Balance at September 30, 2023	$6,875,189	$478,811

Term Notes (Agile)

On July 22, 2024, and September 13, 2024, the Company entered into term loan promissory note agreements with Agile Lending, LLC, and Agile Capital Funding, LLC, as the collateral agent, as discussed further in Note 11 of the unaudited notes to the condensed consolidated financial statements.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2024. We classified the Agile Term Notes as a Level 3 fair value measurement and used a discounted cash flow model to calculate the fair values as of July 22, 2024, and September 13, 2024, respectively and for each subsequent reporting period. Key inputs for the valuation are summarized below. The discounted cash flow model uses inputs such as the contractual term of the note and a market participant interest rate.

The range of key inputs at issuance of the Agile term notes and for the period ended September 30, 2024, were as follows:

	July Agile Note		September Agile Note
Key Inputs	July 22, 2024	September 30, 2024	September 13, 2024	September 30, 2024
Contractual term (years)	0.55	0.36	0.48	0.43
Interest rate	18.92%	14.75%	14.37%	14.75%

Refer to Note 11 - Debt, for a summary of the changes in the fair value of the Agile term notes which is a Level 3 financial liability measured at fair value on a recurring basis.

Convertible Notes (1800 Diagonal)

On August 16, 2024, and September 24, 2024, the Company entered into convertible promissory notes with 1800 Diagonal Lending, LLC, as discussed further in Note 11 of the unaudited notes to the condensed consolidated financial statements.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2024. We classified the Notes as a Level 3 fair value measurement and used the Black-Scholes option pricing model to calculate the fair values as of August 16, 2024, and September 24, 2024, respectively and for each subsequent reporting period. Key inputs for the simulation are summarized below. The Black-Scholes simulation uses inputs such as the stock price, volatility, the contractual term of the note, risk free interest rates and dividend yields.

The range of key inputs for the Black-Scholes simulations at issuance of the 1800 Diagonal convertible notes and for the period ended September 30, 2024, were as follows:

	August 1800 Diagonal Note		September 1800 Diagonal Note
Key Inputs	August 16, 2024	September 30, 2024	September 24, 2024	September 30, 2024
Stock price	$5.58	$4.97	$8.24	$4.97
Contractual term (years)	0.84	0.72	0.86	0.84
Risk-free rate	5.00%	4.46%	4.34%	4.39%
Volatility	114%	214%	192%	201%
Dividend yield	0.00%	0.00%	0.00%	0.00%

Refer to Note 11 - Debt, for a summary of the changes in the fair value of the 1800 Diagonal convertible notes which is a Level 3 financial liability measured at fair value on a recurring basis.

8. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following at the dates indicated:

	September 30, 2024	December 31, 2023
Prepaid expenses and other current assets:
Service Trade	$270,548	$364,384
Prepaid insurance costs	135,457	17,661
Prepaid consulting costs	116,407	120,332
Prepaid software costs	74,158	29,887
Prepaid advertising and marketing costs	64,092	11,074
Prepaid commissions	37,118	51,472
Prepaid merchant fees	26,497	26,224
Prepaid data license and subscription costs	18,750	53,124
Other current assets	10,719	66,997
Total prepaid expenses and other current assets	$753,746	$741,155

9. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at the dates indicated:

	September 30, 2024	December 31, 2023
Accrued expenses and other current liabilities:
Accrued accounting and professional services costs	$2,776,213	$1,511,889
Sales tax payable	388,777	314,873
Excise tax payable	223,717	223,717
Accrued legal costs	153,977	2,694,439
Accrued payroll and benefit costs	111,264	185,504
Accrued streaming service costs	47,147	37,765
Accrued subscription costs	29,552	22,110
Deposits	—	54,102
Other current liabilities	73,268	149,841
Total accrued expenses and other current liabilities	$3,803,915	$5,194,240

10. Deferred Revenue

Deferred revenue represents amounts that have been collected in advance of revenue recognition and is recognized as revenue when transfer of control to customers has occurred or services have been provided. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable revenue agreements. Differences between the revenue recognized per the below schedule, and the revenue recognized per the consolidated statement of operations, reflect amounts not recognized through the deferred revenue process, and which have been determined to be insignificant. For the nine months ended September 30, 2024 and 2023, the Company recognized $874,119 and $919,764 in revenue that was included in the prior year deferred revenue balance, respectively.

The change in deferred revenue was as follows for the periods indicated:

	Nine Months Ended	Year Ended
	September 30, 2024	December 31, 2023
Deferred revenue, beginning of period	$1,214,096	$930,436
Billings	3,234,752	4,781,924
Revenue recognized (prior year deferred revenue)	(874,119)	(930,436)
Revenue recognized (current year deferred revenue)	(2,354,157)	(3,567,828)
Deferred revenue, end of period	$1,220,572	$1,214,096

The deferred revenue balance is short-term and included under current liabilities on the accompanying unaudited condensed consolidated balance sheet.

11. Debt

Convertible Notes

Convertible Notes - Related Party

During 2022 and 2023, the Company issued subordinated convertible promissory notes to related parties Alco Investment Company (“Alco”), Mason Ward, and DNX. Alco held its ownership of over 10% of the issued equity of the Company, through its ownership of Series A preferred stock. DNX held in excess of 5% of the issued equity of the Company, through its ownership of Series A preferred stock. The Related Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement).

For the three and nine months ended September 30, 2023, the Company recorded a $0 and $1,126,451, respectively, debt discount upon issuance of additional Related Party Convertible Notes. For the three months ended September 30, 2023, interest expense on the Related Party Convertible Notes totaled $710,918, comprised of $136,786 of contractual interest and $574,132 for the amortization of the discount. For the nine months ended September 30, 2023, interest expense on the Related Party Convertible Notes totaled $1,646,605, comprised of $352,560 of contractual interest and $1,294,045 for the amortization of the discount.

March 2023 Amendment

In March 2023, the Related Party Convertible Notes were amended to extend the maturity to December 31, 2023. The Company evaluated the terms of the First Amendment in accordance with ASC 470-60, Troubled Debt Restructurings, and ASC 470-50, Debt Modifications and Extinguishments. The Company determined that the Company was granted a concession by the lender based on the decrease of the effective borrowing rate on the First Amendment. Accordingly, the Company accounted for the First Amendment as a troubled debt restructuring. As a result, the Company accounted for the troubled debt restructuring by calculating a new effective interest rate for the First Amendment based on the carrying amount of the debt and the present value of the revised future cash flow payment stream. The troubled debt restructuring did not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.

Convertible Notes - Third Party

During 2022 and 2023, the Company issued additional subordinated convertible notes (the “Third Party Convertible Notes”). The Third Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement).

For the three and nine months ended September 30, 2023, the Company recorded a $229,000 and $559,390, respectively, debt discount upon issuance of additional Third Party Convertible Notes. For the three months ended September 30, 2023, interest expense on the Third Party Convertible Notes totaled $384,553, comprised of $62,977 of contractual interest and $321,576 for the amortization of the discount. For the nine months ended September 30, 2023, interest expense on the Third Party Convertible Notes totaled $678,530, comprised of $135,539 of contractual interest and $542,991 for the amortization of the discount.

March 2023 Amendment

In March 2023, the Third Party Convertible Notes were amended to extend the maturity to December 31, 2023. The Company evaluated the terms of the First Amendment in accordance with ASC 470-60, Troubled Debt Restructurings, and ASC 470-50, Debt Modifications and Extinguishments. The Company determined that the Company was granted a concession by the lender based on the decrease of the effective borrowing rate on the First Amendment. Accordingly, the Company accounted for the First Amendment as a troubled debt restructuring. As a result, the Company accounted for the troubled debt restructuring by calculating a new effective interest rate for the First Amendment based on the carrying amount of the debt and the present value of the revised future cash flow payment stream. The troubled debt restructuring did not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.

The following table presents the Related Party and Third Party Convertible Notes, respectively, as of December 31, 2023:

	Related Party	Third Party
Face value of the convertible notes	$6,783,538	$3,196,206
Debt discount, net	(131,867)	(83,688)
Carrying value of the convertible notes	6,651,671	3,112,518
Accrued interest	619,697	233,714
Conversion of convertible notes	(7,271,368)	(3,346,232)
Total convertible notes and accrued interest	$—	$—

Promissory Notes

Promissory Notes - Related Party

On August 30, 2023, the Company issued a subordinate promissory note (“Alco August Promissory Note”) in the aggregate principal amount of $150,000 to Alco Investment Company, a related party. Alco held its ownership of over 10% of the issued equity of the Company, through its ownership of Series A preferred stock. The Alco August Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on April 29, 2024. The Company recorded a $3,711 debt discount upon issuance of the Alco August Promissory Note. For the three months ended September 30, 2024, interest expense on the Alco August Promissory Note totaled $2,926, comprised of $2,039 of contractual accrued interest and $887 for the amortization of the discount. For the nine months ended September 30, 2024, interest expense on the Alco August Promissory Note totaled $11,284, comprised of $8,022 of contractual accrued interest and $3,261 for the amortization of the discount. As of September 19, 2024, and December 31, 2023, $150,000 of principal and $12,066 and $4,044, respectively, of accrued interest was outstanding under the Alco August Promissory Note recorded in note payable - related party, net of discount on the consolidated balance sheets.

On September 13, 2023, the Company issued a subordinate promissory note (“Alco September Promissory Note”) in the aggregate principal amount of up to $1,500,000 to Alco Investment Company, a related party. The Alco September Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest were due and payable on September 30, 2024, however the due date was extended and the debt subsequently settled (see below). The Company recorded $8,588 of debt issuance costs and a $638,808 debt discount upon issuance of the Alco September Promissory Note, relating to the share transfer agreements, see below. For the three months ended September 30, 2024, interest expense on the Alco September Promissory Note totaled $95,690, comprised of $32,986 of contractual accrued interest and $62,704 for the amortization of the discount. For the nine months ended September 30, 2024, interest expense on the Alco September Promissory Note totaled $283,188, comprised of $92,822 of contractual accrued interest and $190,366 for the amortization of the discount. As of September 19, 2024 and December 31, 2023, $1,500,000 of principal and $123,397 and $30,575, respectively, of accrued interest was outstanding under the Alco September Promissory Note recorded in note payable - related party, net of discount on the consolidated balance sheets.

On November 16, 2023, the Company issued a subordinate promissory note (“Alco November Promissory Note”) in the aggregate principal amount of up to $750,000 to Alco Investment Company, a related party. The Alco November Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest were due and payable on April 13, 2024, however the due date was extended and the debt subsequently settled (see below). The Company recorded a $363,905 debt discount upon issuance of the Alco November Promissory Note relating to the share transfer agreements, see below. For the three months ended September 30, 2024, interest expense on the Alco November Promissory Note totaled $103,940, comprised of $13,973 of contractual accrued interest and $89,967 for the amortization of the discount. For the nine months ended September 30, 2024, interest expense on the Alco November Promissory Note totaled $321,189, comprised of $43,891 of contractual accrued interest and $277,298 for the amortization of the discount. As of September 19, 2024 and December 31, 2023, $750,000 of principal and $51,288 and $7,397, respectively, of accrued interest was outstanding under the Alco November Promissory Note recorded in note payable - related party, net of discount on the consolidated balance sheets.

On December 13, 2023, the Company issued a subordinate promissory note (“Alco December Promissory Note”) in the aggregate principal amount of up to $2,000,000 to Alco Investment Company, a related party. The Alco December Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on December 31, 2024. The Company recorded a $1,496,252 debt discount upon issuance of the Alco December Promissory Note, relating to the share transfer agreements, see below. For the three months ended September 30, 2024, interest expense on the Alco December Promissory Note totaled $387,058, comprised of $37,260 of contractual accrued interest and $349,798 for the amortization of the discount. For the nine months ended September 30, 2024, interest expense on the Alco December Promissory Note totaled $936,941, comprised of $117,040 of contractual accrued interest and $819,901 for the amortization of the discount. As of September 19, 2024 and December 31, 2023, $2,000,000 of principal and $124,930 and $7,890, respectively, of accrued interest was outstanding under the Alco December Promissory Note recorded in note payable – related party, net of discount on the consolidated balance sheets.

In connection with the issuances of the Alco September, November, and December Promissory Notes, the Company, 7GC and the Sponsor entered into share transfer agreements (the “Alco Share Transfer Agreements”) with Alco Investment Company. Pursuant to which for each $10.00 in principal borrowed under the Alco September and November Promissory Notes, the Sponsor agreed to forfeit one share of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive one New Banzai Class A Share. For each $10.00 in principal borrowed under the December Note, the Sponsor agreed to forfeit three shares of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive three New Banzai Class A Shares. Such forfeited and issued shares under the Alco September, November, and December Promissory Notes are capped at an amount equal to 150,000, 75,000, and 600,000, respectively. Pursuant to the Alco Share Transfer Agreements, the shares are subject to an 180-day lock-up period upon issuance of the shares.

For the Alco Share Transfer Agreements, the Company considered the guidance under ASC 815, Derivatives and Hedging, and determined that the Investor Shares underlying each of the Share Transfer Agreements described above, met the definition of a freestanding financial instrument and are not precluded from being considered indexed to the Company’s common stock. The Company determined that these shares represent a freestanding equity contract issued to the lender, resulting in a discount recorded on the notes when they are issued.

Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized if the contracts continue to be classified in equity. The measurement of fair value was determined utilizing various put option models in estimating the discount lack of marketability (the “DLOM”) applied to the public share price as the shares underlying each of the Share Transfer Agreements are subject to a lock-up period pursuant to each agreement, to estimate the fair value of the shares transferred. Option pricing models assume that the cost to purchase a stock option relates directly to the measurement of the DLOM. The logic behind these models is that investors may be able to quantify this price risk, due to lack of marketability, over a particular holding period where price volatility is usually estimated as a proxy for risk. The inputs and assumptions utilized in the fair value estimation included the Company’s stock price on the measurement date, a DLOM as described above, the number of shares pursuant to each Share Transfer Agreement, and a probability weighted factor for the Company’s expected percentage of completing its Business Combination, at each Share Transfer Agreement date.

For the Alco September Promissory Note, of which $1,000,000 was drawn on September 13, 2023, the DLOM was estimated using the put option models described above and the following assumptions: a holding period for the shares of 272 days (approximately 0.77 years) measured from the date of issuance of the $1,000,000 of proceeds under the September Note through the issuance of the shares under the Alco October Share Transfer Agreement on December 14, 2023 at which time the 180-day lock-up period commenced; a re-levered equity volatility estimated using guideline public companies of 54.0%; and a risk-free rate commensurate with the term of 5.3%. The put option models provided a DLOM range of 10.7% to 16.0% and the concluded DLOM was estimated to be 12.5%. The Company’s expected percentage of completing the Merger on this date was 80%.

For the remaining $500,000 drawn on the Alco September Promissory Note on October 3, 2023, the DLOM was estimated using the put option models described above and the following assumptions: a holding period for the shares of 252 days (approximately 0.72 years) measured from the date of issuance of the remaining $500,000 of proceeds under the September Note through the issuance of the shares under the Alco October Share Transfer Agreement on December 14, 2023 at which time the 180-day lock-up period commenced; a re-levered equity volatility estimated using guideline public companies of 52.0%; and a risk-free rate commensurate with the term of 5.4%. The put option models provided a DLOM range of 10.0% to 15.0% and the concluded DLOM was estimated to be 11.5%. The Company’s expected percentage of completing the Merger on this date was 80%.

For the Alco November Promissory Note, the DLOM was estimated using the put option models described above and the following assumptions: a holding period for the shares of 208 days (approximately 0.60 years) measured from the issuance date of the November Note through the issuance of the shares under the November 2023 Share Transfer Agreement on December 14, 2023 at which time the 180-day lock-up period commenced; a re-levered equity volatility estimated using guideline public companies of 54.0%; and a risk-free rate commensurate with the term of 5.2%. The put option models provided a DLOM range of 9.5% to 15.0% and the concluded DLOM was estimated to be 11.5%. The Company’s expected percentage of completing the Merger on this date was 100%.

For the Alco December Promissory Note, the DLOM was estimated using the put option models described above and the following assumptions: a holding period for the shares of 180 days (approximately 0.49 years) measured from the issuance date of the December Note through the issuance of the shares under the December 2023 Share Transfer Agreement on December 14, 2023 at which time the 180-day lock-up period commenced; a re-levered equity volatility estimated using guideline public companies of 47.0%; and a risk-free rate commensurate with the term of 5.2%. The put option models provided a DLOM range of 7.5% to 12.0% and the concluded DLOM was estimated to be 9.0%. The Company’s expected percentage of completing its Business Combination on this date was 100%.

April 2024 and May 2024 Amendment

On April 18, 2024, the Company amended the Alco August Promissory Note and Alco November Promissory Note to extend the maturity dates of each note to May 31, 2024 (the "Alco April 2024 Amendment"). On May 30, 2024, both parties agreed to again amend the Alco August Promissory Note and Alco November Promissory Note to further amend the maturity date to the earlier of (a) August 29, 2024 or (b) the closing of the next transaction (an “Offering”) in which the Company sells any of its Common Stock for cash with net proceeds of $4,000,000 or greater or if the holder acquires Common Stock in an amount not less than the then outstanding balance of the Alco August Promissory Note and Alco November Promissory Note (the "Alco May 2024 Amendment"). The Company evaluated the terms of both the Alco April 2024 Amendment and Alco May 2024 Amendment (the "Alco 2024 Amendments") in accordance with ASC 470-60, Troubled Debt Restructurings, and ASC 470-50, Debt Modifications and Extinguishments. The Company determined that the Company was granted a concession by the lender based on the decrease of the effective borrowing rate on the Alco 2024 Amendments. Accordingly, the Company accounted for the Alco 2024 Amendments as troubled debt restructurings. As a result, the Company accounted for the troubled debt restructurings by calculating a new effective interest rate for the Alco 2024 Amendments based on the carrying amount of the debt and the present value of the revised future cash flows payment streams. The troubled debt restructurings did not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.

September 2024 Alco Promissory Note Conversion and Settlement

On September 19, 2024, the Company and Alco agreed to convert an aggregate balance of $4,711,681 of debt inclusive of principal and accrued interest, representing the aggregate total balance outstanding to Alco as of that date (excluding the carrying value of debt discounts), into 282,420 shares of Class A Common Stock, Warrants to purchase up to 1,331,340 shares of Class A Common Stock and Pre-Funded Warrants to purchase up to 1,048,920 shares of Class A Common Stock (collectively, the “Alco Securities”), and in full settlement of the balance outstanding to Alco. The Company recognized the issuance of the Alco Securities, on September 19, 2024, in full settlement of all amounts owing to Alco. The grant date fair value of the Class A Common Stock, Warrants to purchase shares of Class A Common Stock and Pre-Funded Warrants to purchase shares of Class A Common Stock, were determined to be $1,098,614, $3,687,812, and $4,080,194, respectively. As a result of this transaction, the Company recognized a loss on extinguishment of $4,808,882, as of September 23, 2024, which was recognized as Loss on conversion and settlement of Alco promissory notes per the condensed consolidated statement of operations for the three months ended September 30, 2024.

Promissory Notes - 7GC

The Company assumed two promissory notes in connection with the Merger which remained outstanding as of December 31, 2023. On February 9, 2024, the $2,540,091 balance was converted into 17,813 shares the Company’s Class A Common Stock pursuant to the terms in the 7GC Promissory Notes.

Promissory Note - GEM

On December 14, 2023, the Company and GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) agreed to terminate in its entirety the GEM Agreement, pursuant to which GEM was to purchase from the Company shares of common stock having an aggregate value up to $100,000,000 and the Company was required to make and execute a warrant ("GEM Warrant"). The Company’s obligation to issue the GEM Warrant remained, granting GEM the right to purchase Class A Common Stock in an amount equal to 3% of the total number of equity interests outstanding as of the Closing, calculated on a fully diluted basis, at an exercise price on the terms and conditions set forth therein, in exchange for issuance of a $2.0 million convertible debenture with a five-year maturity and 0% coupon. Due to the determination of the final terms of the planned $2.0 million convertible debenture having not been finalized, nor the final agreement related to the convertible debenture having been executed, as of December 31, 2023, the Company recognized, concurrent with the close of the merger, a liability for the GEM commitment fee, along with a corresponding GEM commitment fee expense, in the amount of $2.0 million.

On February 5, 2024, the Company and GEM entered into a settlement agreement (the “GEM Settlement Agreement”), pursuant to which (a) the Company and GEM agreed to (i) settle the Company’s obligations under and terminate the binding term sheet entered into between Legacy Banzai and GEM, dated December 13, 2023, and (ii) terminate the share repurchase agreement, dated May 27, 2022, by and among the Company and GEM, and (b) the Company (i) agreed to pay GEM $1.2 million in cash within three business days of the GEM Settlement Agreement and (ii) issued to GEM, on February 5, 2024, an unsecured promissory zero coupon note in the amount of $1.0 million, payable in monthly installments of $100,000 beginning on March 1, 2024, with the final payment to be made on December 1, 2024 (the “GEM Promissory Note”). The Company paid GEM the $1.2 million in cash in February 2024.

The GEM Promissory Note provides that, in the event the Company fails to make a required monthly payment when due, the Company shall issue to GEM a number of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP of the Class A Common Stock for the trading day immediately preceding the applicable payment due date. In addition, the Company agreed to register on a registration statement 2,000,000 shares of Class A Common Stock that may be issuable under the terms of the GEM Promissory Note. The GEM Promissory Note contains customary events of default. If an event of default occurs, GEM may, at its option, demand from the Company immediate payment of any outstanding balance under the GEM Promissory Note.

As of September 30, 2024, the Company has issued an aggregate of 40,001 shares of Class A Common Stock to GEM in lieu of monthly payment obligations and the remaining balance of the GEM Promissory Note as of September 30, 2024 is $470,057 recorded in the convertible notes line on the unaudited consolidated balance sheet.

Convertible Promissory Notes (Yorkville)

On December 14, 2023, in connection with and pursuant to the terms of its Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”), (refer to Note 15 - Equity for further details), Yorkville agreed to advance to the Company, in exchange for convertible promissory notes, an aggregate principal amount of up to $3,500,000, $2,000,000 of which was funded at the Closing in exchange for the issuance by the Company of a Convertible Promissory Note (the “December Yorkville Convertible Note”). The Company received net proceeds of $1,800,000 after a non-cash original issue discount of $200,000.

On February 5, 2024, the Company and Yorkville entered into a supplemental agreement (the “SEPA Supplemental Agreement”) to increase the amount of convertible promissory notes allowed to be issued under SEPA by $1,000,000 (the “Additional Pre-Paid Advance Amount”), for an aggregate principal amount of $4,500,000 to be advanced by Yorkville to the Company in the form of convertible promissory notes. On February 5, 2024 in exchange for a promissory note in the principal amount of $1,000,000 (the “February Yorkville Promissory Note”), with the same terms as the December Yorkville Convertible Note, the Company received net proceeds of $900,000 after a non-cash original issue discount of $100,000.

On March 26, 2024, the Company, in exchange for a convertible promissory note with a principal amount of $1,500,000 (the "March Yorkville Promissory Note" and, together with the December Yorkville Convertible Note and February Yorkville Promissory Note the" Yorkville Promissory Notes"), received net proceeds of $1,250,000 after a non-cash original issue discount of $250,000 from Yorkville.

On May 3, 2024, the Company and Yorkville entered into a Debt Repayment Agreement (the “Original Debt Repayment Agreement”) with respect to the Yorkville Promissory Notes. Under the Original Debt Repayment Agreement, Yorkville agreed that, upon completion of a Company registered offering and repayment of an aggregate $2,000,000 outstanding under the Yorkville Promissory Notes (the “Original Repayment Amount”), Yorkville would not deliver to the Company any Investor Notice (as defined in the SEPA) and would not exercise its right to convert the remainder of the amount outstanding under the Promissory Notes for a period commencing on the date of the closing of the offering and ending on the date that is 90 days thereafter. Under the Original Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Promissory Notes to the date that is 120 days after the closing of the offering and to satisfy the $200,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice (as defined in the SEPA) for shares of the Company’s Class A common stock, par value $0.0001 per share. The Debt Repayment Agreement was conditioned on the completion of the offering by June 2, 2024.

On May 22, 2024, the Company and Yorkville entered into an Amended and Restated Debt Repayment Agreement (the “Amended Debt Repayment Agreement”) with respect to the Yorkville Promissory Notes, which amends and restates the Original Debt Repayment Agreement. Under the Amended Debt Repayment Agreement, Yorkville has agreed that, upon completion of a registered offering and repayment of an aggregate $750,000 outstanding under the Yorkville Promissory Notes (the “Amended Repayment Amount”), Yorkville will not deliver to the Company any Investor Notice (as defined in the SEPA) and will not exercise its right to convert the remainder of the amount outstanding under the Promissory Notes for a period commencing on the date of the closing of the offering and ending on the date that is 90 days thereafter (the “Stand-still Period”); provided that the Company will seek any consents necessary to allow Yorkville to issue Investor Notices or exercise its right to convert the remainder of the amount outstanding under the Promissory Notes after a period of 60 days following the closing of the offering. Under the Amended Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Promissory Notes to the date that is 120 days after the closing of the offering and to satisfy the $75,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice for shares of Class A Common Stock (the “Q2 Prepayment Premium”). The Amended Debt Repayment Agreement was conditioned on the completion of the offering by May 29, 2024, which condition was satisfied upon the closing of the offering on May 28, 2024 (the "May 2024 Offering").

Pursuant to the terms of the Amended Repayment Agreement, the Company made a cash principal payment of $750,000 on May 31, 2024 (the “Repayment Date”), and issued an Advance Notice for the purchase of 12,000 shares of Class A Common Stock (the “Premium Advance Shares”) (representing the number of shares the Company reasonably believed would be sufficient to result in net proceeds of $75,000 as of the Repayment Date) (the “Premium Advance”). The total purchase price for the Premium Advance was $110,040, of which $75,000 was applied in satisfaction of the Payment Premium, and the remaining $35,040 was paid by Yorkville to the Company in cash (the “Cash Surplus”). The Premium Advance Shares were recorded at fair value totaling $115,800 on the Repayment Date, and the excess of fair value over the Cash Surplus was recorded to the consolidated statement of operations in line Yorkville prepayment premium expense.

On September 20, 2024, the Company entered into a Floor Price Reduction Agreement (the “Floor Price Reduction Agreement”) with Yorkville. The Company and Yorkville, pursuant to the Floor Price Adjustment Agreement, agreed to amend and restate the prior repayment agreements such that the outstanding principal under the Amended Debt Repayment Agreement was reduced to $0.7 million, with no remaining interest, the floor price, as described in the Outstanding Promissory Notes, was adjusted to $2.00, and the maturity date for the Outstanding Promissory Notes is extended by 120 days to January 17, 2025.

The Yorkville Promissory Notes have a maturity date (as modified by the Floor Price Reduction Agreement) of January 17, 2025, and accrue interest at 0% per annum, subject to an increase to 18% per annum upon events of default as defined in the agreement. As of September 30, 2024, no events of default have occurred.

Yorkville has the right to convert any portion of the outstanding principal into shares of Class A common stock at any time subsequent to the Stand-still Period through maturity. The number of shares issuable upon conversion is equal to the amount of principal to be converted (as specified by Yorkville) divided by the Conversion Price (as defined in the Standby Equity Purchase Agreement disclosure in Note 15). Yorkville will not have the right to convert any portion of the principal to the extent that after giving effect to such conversion, Yorkville would beneficially own in excess of 9.99% of the total number of shares of Class A common stock outstanding after giving effect to such conversion.

Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Promissory Notes at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 10% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than ten trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the Class A common stock is less than the Fixed Price.

Upon the occurrence of certain triggering events, as defined in the Yorkville Promissory Notes agreement (each an "Amortization Event"), the Company may be required to make monthly repayments of amounts outstanding under the Yorkville Promissory Notes, with each monthly repayment to be in an amount equal to the sum of (x) $1,000,000, plus (y) 10% in respect of such amount, and (z) all outstanding accrued and unpaid interest as of each payment date.

During January 2024, the Company’s stock price per share fell below the then in effect Floor Price (as defined in the Standby Equity Purchase Agreement disclosure in Note 15) of $2.00 for five trading days during a period of seven consecutive trading days (an Amortization Event under the terms of the December Yorkville Convertible Note agreement), thus triggering amortization payments under the terms of the December Yorkville Convertible Note. On January 24, 2024, Yorkville agreed to waive the Amortization Event trigger, prior to the date upon which any amortization payment would have been required. As discussed in the definitions below, the Floor Price was reset on February 14, 2024, in conjunction with the effective date of the Company’s Registration Statement, at a price of $0.294 per share of Common Stock, thus curing the Amortization Event condition.

During the three and nine months ended September 30, 2024, $1,200,000 and $2,000,000 of the full outstanding principal under the December Yorkville Convertible Note, respectively, was converted into 239,441 and 275,885 shares of Class A Common stock of the Company, respectively. During the three and nine months ended September 30, 2024, the full principal amount of $1,000,000 under the February Yorkville Promissory Note was converted into 0 and 28,914, respectively, Class A Common stock of the Company. During the three and nine months ended September 30, 2024, the full outstanding principal amount of $750,000 under the March Yorkville Promissory Note was converted into 149,863, Class A Common stock of the Company.

As of September 30, 2024 and December 31, 2023, the principal amount outstanding under the Yorkville Promissory Notes was $0 and $2,000,000, respectively. During the three and nine months ended September 30, 2024, the Company recorded interest expense of $80,760 in connection with the Yorkville Promissory Notes, all of which was related to the Premium Advance.

The Yorkville Promissory Notes are required to be measured at fair value pursuant to ASC 480 Distinguishing Liabilities from Equity ("ASC 480") at the date of issuances and in subsequent reporting periods, due to the variable share-settled feature described above in which, if converted, the value to be received by Yorkville fluctuates based on something other than the fair value of the Company’s common stock. The fair value of the Yorkville Promissory Notes as of September 30, 2024 and December 31, 2023 was $— and $1,766,000, respectively. The Company used a Monte Carlo simulation model in order to determine the Yorkville Promissory Note’s fair value at December 31, 2023, with the following inputs: the fair value of the Company's common stock of $1.88 on December 31, 2023, estimated equity volatility of 71%, the time to maturity of 0.46 years, a discounted market interest rate of 14%, a risk free rate of 5.28%, and probability of optional redemption 10.0%.

During the three and nine months ended September 30, 2024, the Company recorded a loss of $115,000 and $693,000, respectively, related to the change in fair value of the Yorkville Promissory Notes liability, respectively. As of September 30, 2024, the full outstanding balances of the Yorkville Promissory Notes have been converted into the Company's Class A Common stock and repaid.

Term and Convertible Notes (CP BF) - related party

During 2021, the Company entered into a loan agreement with CP BF Lending, LLC (“CP BF”) comprised of a Term Note and a Convertible Note. The Term Note bears cash interest at a rate of 14% per annum paid monthly and accrued interest payable-in-kind (“PIK”) cumulatively at 1.5% per annum. The outstanding principal balance of the Term Note together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2025 (“Loan Maturity Date”). The Convertible Note accrues PIK interest cumulatively at a rate of 15.5% per annum, and is convertible into Class A Common Stock upon Qualified Financing (as defined in the agreement), upon a Change of Control (as defined in the agreement), upon Prepayment, or at Maturity at a fixed conversion price of $133.64 per unit. If not sooner converted or prepaid, the Convertible Note principal together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on the Loan Maturity Date.

For all respective periods presented, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement, the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement, and the Fixed Charge Coverage Ratio covenant in section 7.14.3 of the Loan Agreement. As a result of the Company's noncompliance with the financial covenants, the entire principal amount and all unpaid and accrued interest will be classified as current on the Company's consolidated balance sheets.

The effective interest rate for the Term Note was 16% for three and nine months ended September 30, 2024 and 2023. For the three and nine months ended September 30, 2024, interest expense on the Term Note totaled $264,235 and $851,175, respectively, comprised of $238,843 and $772,550, respectively, of contractual interest and $25,392 and $78,625, respectively, for the amortization of the discount. For the three and nine months ended September 30, 2023, interest expense on the Term Note totaled $287,116 and $849,377, respectively, comprised of $266,219 and $789,982, respectively, of contractual interest and $20,897 and $59,395 respectively, for the amortization of the discount.

The effective interest rate for the CP BF Convertible Note and First Amendment Convertible Note was 16% for the three and nine months ended September 30, 2024 and 2023. For the three and nine months ended September 30, 2024, interest expense on the Convertible Notes totaled $112,571 and $350,430, respectively, comprised of $104,314 and $325,818, respectively, of contractual interest and $8,257 and $24,612, respectively, for the amortization of the discount. For the three and nine months ended September 30, 2023, interest expense on the Convertible Notes totaled $109,413 and $309,564, respectively, comprised of $102,498 and $289,892, respectively, of contractual interest and $6,915 and $19,672, respectively, for the amortization of the discount.

The Company utilizes a combination of scenario-based methods and Black-Scholes option pricing models to determine the average share count outstanding at conversion and the simulated price per share for the Company as of the valuation date. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

CP BF restructuring - related party

On September 5, 2024, the Company entered into a side letter to the loan agreement with CP BF whereby the Company agreed to consolidate the Term Note, CP BF Convertible Note and First Amendment Convertible Note (combined the "Old CP BF Notes") into a single convertible note (the "2024 CP BF Convertible Note"). In accordance with ASC 470 Debt, the Company treated the Old CP BF Notes as extinguished and recognized a loss on debt extinguishment of $6,529,402, determined by the sum of the fair value of the 2024 CP BF Convertible Note, plus the fair value of the additional equity consideration given as part of the side letter and share purchase agreement, as discussed below, in excess of the carrying value of the Old CP BF Notes. After consideration of the below transactions it was determined CP BF is a related party as they own approximately 16% of the outstanding Class A Common Stock.

In conjunction with the side letter, the Company agreed to issue to CP BF, 70,000 shares of the Company's Class A Common Stock. On September 23, 2024 the transaction was finalized and the Company issued the 2024 CP BF Convertible Note with a principal amount of $10,758,775. The outstanding principal balance of the 2024 CP BF Convertible Note together with accrued interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2027 (“2024 Loan Maturity Date”). The 2024 CP BF Convertible Note accrues interest at a rate of 15.5% which interest shall be paid in kind monthly and is convertible at the holder's option at any time on or following the effectiveness of the first resale registration statement covering the applicable conversion shares at a fixed conversion price per share of $3.89. Upon the occurrence, and during the continuance, of an Event of Default (as defined in the agreement), interest on the 2024 CP BF Convertible Note will bear PIK interest at a per annum rate of 20% (“2024 Default Rate”).

Additionally, the Company may voluntarily prepay the principal of the 2024 CP BF Convertible Note, in accordance with their terms, in whole or in part at any time. On the date of any such prepayment, the Company will owe to Lender: (i) all accrued interest with respect to the principal amount so prepaid through the date the prepayment is made and (ii) the Exit Fee with respect to the principal amount so prepaid, calculated as 1.0% of the outstanding principal balance of the loans, with only the portion of the principal balance so converted counted for purposes of determining the applicable Exit Fee; and provided further, that, in the event of a partial prepayment of the loans, the Exit Fee shall be calculated on the principal amount so repaid and not on the entire outstanding principal balance thereof, and (iii) all other Obligations, if any, that shall have become due and payable hereunder with respect to the principal amount so prepaid.

The embedded redemption put feature upon a Prepayment and Default Interest triggering events that are unrelated to the creditworthiness of the Company are not clearly and closely related to the debt host instrument, were separated and bundled together, as a derivative and assigned probabilities of being affected and initially measured at fair value in the amount of $12,000. Subsequent changes in fair value of the feature will be recognized as a gain or loss in the Consolidated Statement of Operations. The fair value of the bifurcated derivative asset was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (See Note 7 - Fair Value Measurements).

Additionally, on September 23, 2024, the Company entered into a Securities Purchase Agreement (the “CP BF SPA”), a Registration Rights Agreement (the “CP BF RRA”), a Lock-Up Agreement (the “CP BF Lock Up”) and issued CP BF a Common Stock Purchase Warrant (the “CP BF Warrant”) and a Pre-Funded Warrant (the “CP BF Pre-Funded Warrant,” together with the CP BF SPA, CP BF RRA, CP BF Lock Up and CP BF Warrant, the “CP BF Transaction Documents”). Pursuant to the CP BF SPA, CP BF agreed to convert $2,000,000 in debt into 260,849 shares of Class A Common Stock, CP BF Warrants to purchase up to 565,553 shares of Class A Common Stock and CP BF Pre-Funded Warrants to purchase up to 304,704 shares of Class A Common Stock (all such securities and shares collectively referred to as the “CP BF Registrable Securities”). The CP BF Warrant can be exercised at an initial exercise price of $3.89 per share, subject to adjustment for a term of five years. The CP BF Pre-Funded Warrant will be exercisable at any time after the date of issuance at an exercise price of $0.0001. Neither warrant may be exercised if the holder, together with its affiliates, would beneficially own more than 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. Both warrants may be exercised via cash or cashless exercise. Pursuant to the CP BF RRA, the Company agreed to file a registration statement to register the CP BF Registrable Securities and for the registration statement to become effective on or before December 9, 2024. Under the CP BF Lock-Up, the Company’s CEO, Joe Davy, agreed not to sell an aggregate of 2,311,143 shares of Class B Common Stock that he owns until such time as CP BF no longer owns any of the CP BF Registrable Securities.

The effective interest rate for the 2024 CP BF Convertible Note was approximately 15.8% for the three and nine months ended September 30, 2024. For the three and nine months ended September 30, 2024, interest expense on the 2024 CP BF Convertible Note totaled $26,398 of contractual interest.

The following table presents the 2024 CP BF Convertible Note as of September 30, 2024:

Carrying value of the CB BF convertible notes	$8,758,775
Accrued interest	26,398
Total CB BF convertible notes and accrued interest	$8,785,173

The following table presents the Old CP BF convertible notes as of September 30, 2024:

Face value of the CB BF convertible notes	$1,821,345
Debt discount, net	(17,370)
Carrying value of the CB BF convertible notes	1,803,975
Accrued interest	1,240,297
Carrying value of the CB BF term note extinguished	(3,044,272)
Total CB BF convertible notes and accrued interest	$—

The following table presents the Old CP BF convertible notes as of December 31, 2023:

Face value of the CB BF convertible notes	$1,821,345
Debt discount, net	(41,983)
Carrying value of the CB BF convertible notes	1,779,362
Accrued interest	914,479
Total CB BF convertible notes and accrued interest	$2,693,841

The following table presents the Old CP BF term note as of September 30, 2024:

Face value of the CB BF term note	$6,500,000
Debt discount, net	(50,961)
Carrying value of the CB BF term note	6,449,039
Accrued interest	853,451
Carrying value of the CB BF term note extinguished	(7,302,490)
Total CB BF term note and accrued interest	$—

The following table presents the Old CP BF term note as of December 31, 2023:

Face value of the CB BF term note	$6,500,000
Debt discount, net	(129,586)
Carrying value of the CB BF term note	6,370,414
Accrued interest	289,373
Total CB BF term note and accrued interest	$6,659,787

Term Notes (Agile)

On July 22, 2024, the Company entered into a subordinated business loan and security agreement (the "July Subordinated Business Loan and Security Agreement") with Agile Lending, LLC and Agile Capital Funding, LLC as the collateral agent. On July 22, 2024, the Company issued a subordinated secured promissory note (the “July Agile Note”) for an aggregate principal amount of $787,500 and received $750,000 of proceeds, net of administrative agent fees $37,500 to the collateral agent, with a maturity date of February 5, 2025 under the subordinated business loan and security agreement. The loan under the agreement bears interest at a rate of 42% and will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the loan commencing on and including the effective date pursuant to the Agreement's weekly repayment and amortization schedule.

On September 13, 2024, the Company entered into a subordinated business loan and security agreement (the "September Subordinated Business Loan and Security Agreement") with Agile Lending, LLC and Agile Capital Funding, LLC as the collateral agent. On September 13, 2024, the Company issued a subordinated secured promissory note (the “September Agile Note”) for an aggregate principal amount of $262,500 and received $250,000 of proceeds, net of administrative agent fees $12,500 to the collateral agent, with a maturity date of March 3, 2025 under the September Note. The September Note bears interest at a rate of 48%, and interest will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the September Note commencing on and including the effective date pursuant to the September Note Agreement's weekly repayment and amortization schedule.

The July Agile Note and the September Agile Note are together referred to as the “Agile Notes”.

The collateral under the subordinated business loan and security agreements consist of all of the Company’s goods, accounts, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including intellectual property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other collateral accounts, all certificates of deposit, fixtures, letters of credit rights, securities, and all other investment property, supporting obligations, and financial assets. Upon any Changes in Business or Management, Ownership (as defined in the agreements) or upon an Event of Default (as defined in the agreements), each of the July Agile Note and or the September Agile Note then-outstanding will become accelerated and the Company shall immediately pay to Agile an amount equal to the sum of (i) all outstanding principal of the term loan plus accrued and unpaid interest thereon accrued through the prepayment date, (ii) a Prepayment Fee (as defined in the agreements), plus (iii) all other obligations that are due and payable, including, without limitation, incremental interest at the Default Rate of 5.0% (as defined in the agreements). Additionally, the Company may voluntarily prepay the July Agile Note and or the September Agile Note, in accordance with their terms, in whole or in part at any time. On the date of such prepayment of any principal amounts, the Company will owe to Agile a Prepayment Fee comprising a make-whole premium payment on account of such principal amount prepaid, which shall be equal to the aggregate and actual amount of interest (at the contract rate of interest) that would be paid through the maturity date of the respective note, as described above.

The Agile Notes include contingent redemption (put) rights which trigger mandatory prepayment and a make-whole premium upon certain events including an event of default, and defaulted contingent interest upon an event of default.

Due to the contingent redemption put feature and default interest embedded feature within the Agile Notes, the Company elected to account for the Agile Notes at fair value at their respective dates of issuance and in subsequent reporting periods, pursuant to ASC 825 Financial Instruments (“ASC 825”). The Company will record changes in the fair value of the notes that relate to changes in credit risk to other comprehensive income. The remaining changes in fair value, including the component related to accrued interest, will be recorded through the other (income) expense section of the Company’s condensed consolidated statements of operations and comprehensive loss statement in a single line item.

Interest expense on the Agile Notes totaled $127,936 for the three and nine months ended September 30, 2024 and is included in the fair value of the note.

The following presents the Agile Notes as of September 30, 2024:

Fair Value
Balance at December 31, 2023	$—
Change in fair value	—
Balance at March 31, 2024	—
Change in fair value	—
Balance at June 30, 2024	—
Issuance of Agile term notes	1,050,000
Loss on debt issuance	390,000
Repayments in cash	(391,813)
Change in fair value	36,813
Balance at September 30, 2024	$1,085,000

Outstanding principal balance as of September 30, 2024	$786,124
Accrued interest as of September 30, 2024	$127,936

Convertible Notes (1800 Diagonal)

On August 16, 2024, the Company entered into a securities purchase agreement and promissory note agreement (the "August Securities Purchase Agreement") with 1800 Diagonal Lending LLC (“Lender”). On August 16, 2024 the Company issued a promissory note (the “August 1800 Diagonal Note”) for an aggregate principal amount of $184,000 and received $160,000 of proceeds, net of an original issue discount of $24,000, with a maturity date of June 15, 2025. The August Securities Purchase Agreement stipulates that the Company and Lender may mutually agree to enter into additional tranches of promissory notes over the 12 month period commencing on August 16, 2024, up to an aggregate total of $750,000. The stated interest rate on the August Note is 12% per annum, and interest shall accrue on the August Note commencing on and including the issuance date pursuant to the August Agreement's monthly repayment and amortization schedule.

On September 24, 2024, the Company issued a second promissory note (the “September 1800 Diagonal Note”) for an aggregate principal amount of $124,200 and received $108,000 of proceeds, net of an original discount of $16,200, with a maturity date of July 30, 2025. The stated interest rate on the September Note is 12% per annum, and interest shall accrue on the September Note commencing on and including the issuance date pursuant to the September Note Agreement's repayment and amortization schedule.

The August 1800 Diagonal Note and the September 1800 Diagonal Note are together referred to as the “1800 Diagonal Notes”.

Upon an event of default, as defined in the agreements, all or any portion of the 1800 Diagonal Notes that are then-outstanding, may become convertible at the option of the Lender into fully paid and non-assessable shares of the Company’s Common Stock up to 4.99% of the Company’s outstanding shares of Common Stock. The Notes become convertible at the lender’s option upon an event of default, at a conversion price equal to the quotient resulting from dividing the Conversion Amount, measured as the sum of (1) the principal amount of the Note or Notes being converted in such conversion, plus (2) at the lender’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates to the respective note or notes being converted through the conversion date, plus (3) at the lender’s option, the default interest, divided by the “Conversion Price” then in effect on the date specified in the notice of conversion (the conversion date). The Conversion Price will be measured as seventy-five percent (75%) multiplied by the market price, which means the lowest trading price for the Company’s Common Stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.

The 1800 Diagonal Notes include optional conversion rights to the holder upon an event of default, contingent redemption (put) rights which trigger mandatory prepayment upon event of default, and defaulted contingent interest upon an event of default.

Due to these embedded features within the 1800 Diagonal Notes, the Company elected to account for the 1800 Agile Notes at fair value at their respective dates of issuance and in subsequent reporting periods, pursuant to ASC 825 Financial Instruments (“ASC 825”). The Company will record changes in the fair value of the notes that relate to changes in credit risk to other comprehensive income. The remaining changes in fair value, including the component related to accrued interest, will be recorded through the other (income) expense section of the Company’s condensed consolidated statements of operations and comprehensive loss statement in a single line item.

Interest expense on the 1800 Diagonal Notes totaled approximately $118,091 for the three and nine months ended September 30, 2024 and is included in the fair value of the note.

The following table presents the 1800 Diagonal Notes as of September 30, 2024

Fair Value
Balance at December 31, 2023	$—
Change in fair value	—
Balance at March 31, 2024	—
Change in fair value	—
Balance at June 30, 2024	—
Issuance of 1800 Diagonal convertible notes	308,200
Loss on debt issuance	63,408
Repayments in cash	(20,608)
Change in fair value	(18,000)
Balance at September 30, 2024	$333,000

Outstanding principal balance as of September 24, 2024	$254,365
Accrued interest as of September 24, 2024	$118,091

12. Warrant Liabilities

Public Warrants

The Company assumed 230,000 Public Warrants in the Merger which remained outstanding as of September 30, 2024. The Public Warrants have an exercise price of $575.00 per share, subject to adjustments, and will expire five years from the Merger Closing Date. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and the Company will not be obligated to issue a share of Class A Common Stock upon exercise of a Public Warrant unless the shares of Class A Common Stock issuable upon such Public Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Public Warrant. The Resale Registration statement went effective on February 14, 2024. As the Resale Registration Statement was declared effective within the contractual 60-day term upon closing of the Merger, no "cashless basis" exercises were triggered during the period ended September 30, 2024.

Redemption of Public Warrants When the price per Share of Class A Common Stock Equals or Exceeds $900.00

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•
in whole and not in part;
•
at a price of $25.00 per Warrant;
•
upon a minimum of 30 days' prior written notice of redemption (the "30-day redemption period"); and
•
if, and only if, the closing price per share of Class A Common Stock equals or exceeds $900.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “- Warrants—Public Stockholder Warrants—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of shares of Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price per share of Class A Common Stock may fall below the $900.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “-Warrants—Public Stockholder Warrants—Anti-dilution Adjustments”) as well as the $575.00 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

GEM Financing Arrangement

In association with the GEM Letter, see Note 11 - Debt for further details, at Closing, the GEM Warrant automatically became an obligation of the Company, and on December 15, 2023, the Company issued the GEM Warrant granting GEM the right to purchase 16,571 shares at an exercise price of $324.50 per share. The exercise price will be adjusted to 105% of the then-current exercise price if on the one-year anniversary date of the Closing Date of the merger, the GEM Warrant has not been exercised in full and the average closing price per share of Class A Common Stock for the 10 days preceding the anniversary date is less than 90% of the initial exercise price. GEM may exercise the GEM Warrant at any time and from time to time until December 14, 2026. The terms of the GEM Warrant provide that the exercise price of the GEM Warrant, and the number of shares of Class A Common Stock for which the GEM Warrant may be exercised, are subject to adjustment to account for increases or decreases in the number of outstanding shares of New Banzai Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations and reclassifications. Additionally, the GEM Warrant contains weighted average anti-dilution provisions that provide that if the Company issues shares of common stock, or securities convertible into or exercisable or exchange for, shares of common stock at a price per share that is less than 90% of the exercise price then in effect or without consideration, then the exercise price of the GEM Warrant upon each such issuance will be adjusted to the price equal to 105% of the consideration per share paid for such common stock or other securities. In the event of a Change of Control, if the Surviving Corporation does not have registered class of equity securities and common shares listed on a U.S. national securities exchange, then the Holder is entitled to receive one percent of the total consideration received by the Company’s stockholders and the GEM Warrants will expire upon payment.

The Warrants were not considered indexed to the issuer’s stock pursuant to ASC 815, as the holder’s ability to receive in lieu of the Warrant one percent of the total consideration received by the Company’s stockholders in connection with a Change of Control, where the surviving corporation is not publicly traded, adjusts the settlement value based on items outside the Company’s control in violation of the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period.

The measurement of fair value was determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion). As of September 30, 2024 and December 31, 2023, the fair value of the Warrants, as determined by the Monte Carlo simulation option pricing model, were $47,000 and $641,000, respectively.

If the per share market value of one share of Class A Common Stock is greater than the then-current exercise price, then GEM will have the option to exercise the GEM Warrant on a cashless basis and receive a number of shares of Class A Common Stock equal to (x) the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, less (y) the product of the then-current exercise price and the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, divided by the per share market value of one share of Class A Common Stock.

The GEM Warrant may not be exercised if such exercise would result in the beneficial ownership of the holder and its affiliates in excess of 9.99% of the then-issued and outstanding shares of Common Stock.

13. Simple Agreements for Future Equity

Simple Agreements for Future Equity - Related Party

During 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with related parties Alco and DNX (See Note 11 - Debt, for a description of the related party relationship with these entities) (the "Related Party SAFEs") pursuant to which the Company received gross proceeds in the amount of $3,567,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Related Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Related Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Related Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Related Party SAFE liability was $3,567,000. Subsequent changes in fair value at each reporting period are recognized in the consolidated statement of operations. For the three and nine months ended September 30, 2023, the Company recognized a gain of $3,139,564 and a loss of $1,927,007, respectively, for the change in fair value of the Related Party SAFE liability, respectively.

The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Related Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

On December 14, 2023, all outstanding principal related to the Related Party SAFEs at a carrying value of $6,049,766 converted into 11,040 shares the Company’s Class A Common Stock pursuant to the close of the Merger Agreement and application of the exchange ratio.

Simple Agreements for Future Equity - Third Party

During 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with third party investors (the "Third Party SAFEs") pursuant to which the Company received gross proceeds in the amount of $269,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Third Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Third Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Third Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Third Party SAFE liability was $269,000. Subsequent changes in fair value at each reporting period are recognized in the Consolidated Statement of Operations. For the three and nine months ended September 30, 2023, the Company recognized a gain of $276,436 and a loss of $184,993, respectively, for the change in fair value of the Third Party SAFE liability.

The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Third Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

On December 14, 2023, all outstanding principal related to the Third Party SAFEs at a carrying value of $456,234 converted into 833 shares the Company’s Class A Common Stock pursuant to the close of the Merger Agreement and application of the exchange ratio.

14. Commitments and Contingencies

Leases

The Company has operating leases for its real estate across multiple states. The operating leases have remaining lease terms of approximately 0.08 years as of September 30, 2024 and consist primarily of office space.

The lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate incremental borrowing rate to discount remaining lease payments.

Leases with an initial term of twelve months or less are not recorded on the balance sheet. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space. The Company has not entered into any lease arrangements with related parties.

The Company’s existing leases contain escalation clauses and renewal options. The Company is not reasonably certain that renewal options will be exercised upon expiration of the initial terms of its existing leases.

The Company entered into a sublease which it has identified as an operating lease prior to the adoption of ASC 842 Leases. The Company remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinate to the master lease, and the sublessee must comply with all applicable terms of the master lease. The Company subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor.

The components of lease expense for the three months ended September 30, 2024 and 2023, are as follows:

	For the Three Months Ended September 30,
Components of lease expense:	2024	2023
Operating lease cost	$44,999	$49,394
Sublease income	(12,000)	(51,083)
Total lease (income) cost	$32,999	$(1,689)

The components of lease expense for the nine months ended September 30, 2024 and 2023, are as follows:

	For the Nine Months Ended September 30,
Components of lease expense:	2024	2023
Operating lease cost	$138,383	$151,282
Sublease income	(117,084)	(153,248)
Total lease (income) cost	$21,299	$(1,966)

Supplemental cash flow information related to leases are as follows:

	For the Nine Months Ended September 30,
Supplemental cash flow information:	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Non-cash lease expense (operating cash flow)	$131,627	$129,705
Change in lease liabilities (operating cash flow)	(231,691)	(211,204)

Supplemental balance sheet information related to leases was as follows:

Operating leases:	September 30, 2024	December 31, 2023
Operating lease right-of-use assets	$2,386	$134,013
Operating lease liability, current	2,352	234,043
Total operating lease liabilities	$2,352	$234,043

Weighted-average remaining lease term:	September 30, 2024	December 31, 2023
Operating leases (in years)	0.08	0.76

Weighted-average discount rate:	September 30, 2024	December 31, 2023
Operating leases	10.16%	6.76%

Future minimum lease payments under non-cancellable lease as of September 30, 2024, are as follows:

Maturities of lease liabilities:
Year Ending December 31,
Remainder of 2024	$2,372
Total undiscounted cash flows	2,372
Less discounting	(20)
Present value of lease liabilities	$2,352

Cantor Fee Agreement

In connection with the Merger, 7GC previously agreed to pay Cantor Fitzgerald & Co. ("Cantor" or "CF&CO") an Original Deferred Fee of $8,050,000 as deferred underwriting commissions. On November 8, 2023, Cantor and 7GC entered into a Fee Reduction Agreement, pursuant to which Cantor agreed to forfeit $4,050,000 of the $8,050,000 Original Deferred Fee, with the remaining $4,000,000 Reduced Deferred Fee payable by Banzai to Cantor following the Closing of the Merger.

Pursuant to the Fee Reduction Agreement, the Company agreed to use its reasonable best efforts to have the registration statement declared effective by the SEC by the 120th calendar day after December 29, 2023, the date of the initial filing thereof, and to maintain the effectiveness of such registration statement until the earliest to occur of (i) the second anniversary of the date of the effectiveness thereof, (ii) the Cantor Fee Shares shall have been sold, transferred, disposed of or exchanged by Cantor, and (iii) the Cantor Fee Shares issued to Cantor may be sold without registration pursuant to Rule 144 under the Securities Act (such obligations, the “Cantor Registration Rights Obligations”).

Although the Company issued the Cantor Fee Shares, as of September 30, 2024, the Company has not satisfied its Cantor Registration Rights Obligations. As such, the Company cannot conclude that it has settled its outstanding obligations to Cantor. Therefore, neither criteria under ASC 405 for extinguishment and derecognition of the liability were satisfied and the $4,000,000 Reduced Deferred Fee remained outstanding as a current liability on the Company’s September 30, 2024 condensed consolidated balance sheet.

At each interim and annual period after December 31, 2023, the Company will monitor its compliance with the Cantor Registration Rights Obligations to determine whether the entire amount of the Reduced Deferred Fee has become due and payable in cash, or the Company’s obligations have been satisfied and the remaining liability should be derecognized. At such time as the Company's obligations under the Fee Reduction Agreement have been satisfied the relief of the liability will be recorded through equity.

Roth Addendum to Letter Agreements

On October 5, 2022, the Company engaged Roth Capital Partners, LLC (“Roth”) to act as financial advisor to the Company in its then proposed business combination with 7GC & Co. Holdings, Inc. (“7GC”), pursuant to an agreement (the “Roth Agreement”). On October 14, 2022, 7GC entered into a similar agreement where MKM Partners, LLC, later acquired by Roth, would act as financial advisor to 7GC in its then proposed business combination with the Company (the “7GC Agreement”, together with the Roth Agreement, the “Letter Agreements”). On February 2, 2024, the Company entered into an Addendum to the Letter Agreements with Roth (the “Addendum”), where the Company agreed to pay the fees owed under the Roth Agreement and 7GC Agreement by (1) issuing to Roth 175,000 Shares and amending the Company’s registration statement on Form S-1 filed with the SEC on December 29, 2023 to include the initial 175,000 Shares to be issued, and 600,000 Shares that may be issued as additional shares, as defined in the Addendum, to Roth, and (2) on or before June 30, 2024, the Company shall pay to Roth an amount in cash equal to $300,000 (the “Cash Fee”); provided that, if, as a result of the Company’s cash position at such time, the Company determines in its reasonable discretion that the cash payment should not be made in cash, then the Company may elect to satisfy the cash payment by issuing to Roth, within three business days of such date, additional Shares. The number of Shares to be issued pursuant to the Addendum shall be determined by dividing the amount of the cash payment by the VWAP for the trading day immediately preceding the cash payment date. On September 6, 2024, the Company issued 35,294 Shares to Roth in lieu of the Cash Fee. The Shares are exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and are to be issued as restricted stock with an appropriate restrictive legend. As of September 30, 2024, the Company has issued 35,294 Shares to Roth to satisfy the Cash Fee. No gain or loss was recognized upon the settlement of the outstanding debt and all obligations to Roth have been relieved as of September 30, 2024.

Investor Relations Consulting Agreement with MZHCI, LLC

On August 26, 2024, the Company entered into an Investor Relations Consulting Agreement (the “Consulting Agreement”) with MZHCI, LLC, a MZ Group Company (“MZHCI”), pursuant to which the Company agreed to issue 24,000 restricted Shares, partially in exchange for the various investor relations services outlined in the Consulting Agreement. The Company will also pay MZHCI $12,500 per month for their investor relations services with an annual 5% cost of living adjustment. This agreement becomes effective upon the execution of the Consulting Agreement and shall remain effective for a period of six (6) months, unless terminated earlier. The Consulting Agreement shall automatically renew every six (6) months thereafter unless either party delivers to the other sixty (60) days written notice of termination prior to the end of the then-current term. On September 9, 2024, the Company issued 24,000 Shares to MZHCI. The Shares are exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and are to be issued as restricted stock with an appropriate restrictive legend.

Repayment Plans

From August 23, 2024 to September 23, 2024 the Company entered into various agreements (the “Settlement Agreements”) to reorganize outstanding debt from certain creditors (collectively, the “Creditors”) into shares of the Company’s Class A Common Stock (the “Shares”) (collectively, the “Debt Reorganization”). The Shares issued as part of the Debt Reorganization are a mix of Shares that are to be registered with the Securities and Exchange Commission (the “SEC”) in a registration statement on Form S-1 and Shares that are exempt from registration. The Company’s registration statement on Form S-1 was filed with the SEC on October 16, 2024 and has not yet become effective as of the date these financial statements were issued. As of September 30, 2024, the Company has issued an aggregate of 346,791 Shares of Common Stock and an aggregate 2,380,260 Warrants to the Creditors in exchange for the cancellation of an aggregate of $4,472,738 of debt.

Amended and Restated Repayment Agreement with J.V.B Financial Group, LLC

On September 9, 2024, the Company entered into a Repayment Agreement (the “Original J.V.B Agreement”) with J.V.B Financial Group, LLC (“J.V.B”) acting through Cohen & Company Capital Markets Division (“Cohen”), pursuant to which the parties agreed that for services previously rendered valued at $115,000.00 (the “Outstanding Debt”), the Company shall issue J.V.B. unrestricted, freely-trading, registered shares of Common Stock pursuant to a resale registration statement on Form S-1 or S-3. On September 9, 2024, the Company and J.V.B. entered into an Amended and Restated Repayment Agreement (the “Amended J.V.B Agreement”) that allowed for the Outstanding Debt to be paid through the issuance of 29,077 Shares to J.V.B. Under the Amended J.V.B. Agreement, the Company agreed to file a Registration Statement on Form S-1 with the SEC for the public resale of the Shares. The Company shall use reasonable best efforts to cause the Registration Statement (the “Resale Registration Statement”) to be filed within 90 days after the signing of the Amended J.V.B. Agreement. If the minimum price, as defined in the Amended J.V.B. Agreement, on the date the Resale Registration Statement is declared effective is less than $0.0791, the Company will issue additional Shares to J.V.B. within one business day to ensure the total value of the Shares is equal the debt owed. Additionally, in the event the Company enters into any side agreements with another service provider that contains more favorable terms than the rights established under the Amended J.V.B. Agreement, J.V.B. is entitled to elect to receive the same rights granted in any such side agreement. As of September 30, 2024, the Company has issued 29,077 Shares to J.V.B. in exchange for the cancellation of the Outstanding Debt. No gain or loss was recognized upon the settlement of the outstanding debt and all obligations to J.V.B. have been relieved as of September 30, 2024.

Agreement with Alco

On September 19, 2024, the Company and Alco agreed to convert an aggregate balance of $4,711,681 of debt, representing the aggregate total balance outstanding to Alco as of that date (excl. the carrying value of debt discounts), into 282,420 shares of Class A Common Stock, Warrants to purchase up to 1,331,340 shares of Class A Common Stock and Pre-Funded Warrants to purchase up to 1,048,920 shares of Class A Common Stock (collectively, the “Alco Securities”), and in full settlement of the balance outstanding to Alco. The Company recognized the issuance of the Alco Securities, on September 19, 2024, in full settlement of all amounts owing to Alco. The grant date fair value of the Class A Common Stock, Warrants to purchase shares of Class A Common Stock and Pre-Funded Warrants to purchase shares of Class A Common Stock, were determined to be $1,098,614, $3,687,812, and $4,080,194, respectively. As a result of this transaction, the Company recognized a loss on extinguishment of $4,808,882, as of September 23, 2024, which was recognized as Loss on conversion and settlement of Alco promissory notes per the condensed consolidated statement of operations for the three months ended September 30, 2024.

Repayment Agreement with Perkins Coie LLP

On September 9, 2024, the Company entered into a Repayment Agreement (the “Perkins Repayment Agreement”) where the Company agreed to issue $1,385,000.00 worth of Shares, which the Company shall register in a registration statement on Form S-1 within 60 days of entering into the Perkins Repayment Agreement. Under the Perkins Repayment Agreement, the Company agrees to include no fewer than 460,000 Shares, subject to adjustment, in its next registration statement on Form S-1 for public resale and will use reasonable best efforts to ensure the Registration Statement becomes effective promptly and remains effective until all Shares issued under the Perkins Repayment Agreement are sold. The Company’s registration statement on Form S-1 was filed with the SEC on October 16, 2024 and has not yet become effective as of the date these financial statements were issued. As of September 30, 2024, the Company has not issued any Shares to Perkins and as such the liability balance of $1,385,000 remains.

Activate Agreement

The Company owed Activate, Inc. $261,200 for past services rendered. The parties agreed to write off 50% of that balance and for the remaining balance to be paid at the close of the Company’s next capital raise. During the three months ended September 30, 2024, the Company recorded a gain on settlement of $130,500.

Repayment Agreement with Cooley LLP

On September 19, 2024 the Company entered into a Repayment Agreement with Cooley LLP (“Cooley”) for previously provided legal services (the “Cooley Repayment Agreement”). Under the Cooley Repayment Agreement, the Company’s outstanding fees have been lowered from $1,523,029.39 to $400,000.00 (the “Cooley Unpaid Fee”) in exchange for 11 monthly installments of $36,300.00, with the first payment to be made on October 1, 2024. If payments are not made in accordance with the Repayment Agreement, Cooley retains the right to seek to collect the entire original outstanding fee balance. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated.

Settlement Letter with CohnReznick LLP

On September 19, 2024, the Company entered into a Settlement Letter with CohnReznick LLP (“CohnReznick”) regarding the Company’s unpaid balance totaling $817,400 for services rendered in connection with the 7GC business combination with the Company (the “Settlement Letter”). Under the Settlement Letter, the Company and CohnReznick agreed to settle the total unpaid balance due, upon CohnReznick’s receipt of $450,000 (the “Settlement Amount”), which will be paid in 15 equal monthly installments of $30,000.00. In consideration of the Settlement Letter, CohnReznick has agreed to not to pursue collection efforts now or at any time in the future, except as otherwise provided in the Settlement Letter. If payments are not made in accordance with the Settlement Letter, the unpaid portion of the total unpaid balance will immediately become due and payable. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated.

Repayment Agreement with Sidley Austin LLP

On September 19, 2024, the Company entered into a Repayment Agreement with Sidley Austin LLP (“Sidley”) for previously provided legal services (the “Sidley Repayment Agreement”). Under the Sidley Repayment Agreement, the Company’s outstanding fees have been lowered from $4,815,979.37 to $1,605,326.00 (the “Sidley Unpaid Fee”). Under the Sidley Repayment Agreement, the Company agrees to 12 monthly payments that Sidley applies to the balance of the Sidley Unpaid Fee on a 2 for 1 basis, such that for every one dollar ($1.00) paid by Company, Sidley shall reduce the Sidley Unpaid Fee Amount by an additional two dollars ($2.00). If payments are not made in accordance with the Sidley Repayment Agreement, the shortfall shall accrue interest at a rate of 12% per annum, compounded daily, until such payment is made. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated.

Repayment Agreement with Donnelley Financial LLC

On September 13, 2024, the Company entered into a Repayment Agreement with Donnelley Financial LLC (“Donnelley”) for previously provided services (the “Donnelley Repayment Agreement”). Under the Donnelley Repayment Agreement, the Company’s outstanding fees have been lowered from $1,072,147.75 to $357,025.20 (the “Donnelley Unpaid Fee”). The Donnelley Unpaid Fee will be paid in 12 monthly installments, with the first monthly payment of $45,000.00 due on October 1, 2024; the remaining 11 payments shall each be in the amount of $28,365.93. Under the Donnelly Repayment Agreement, the original outstanding fee balance shall become immediately due and payable upon the occurrence of certain events, including failure to make a payment of the Donnelly Unpaid Fee when due and failure to pay for any additional services. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated.

Repayment Agreement with Verista Partners, Inc.

On August 26, 2024, the Company entered into a Repayment Agreement with Verista Partners, Inc. aka Winterberry Group, (“Verista” or “Winterberry”) for previously provided services (the “Verista Repayment Agreement”). Under the Verista Repayment Agreement, the Company’s outstanding fees are $196,666.00 (the “Verista Unpaid Fee”). The Company and Verista have agreed that the Verista Unpaid Fee will be repaid with $66,666.00 worth of Shares of the Company, and $130,000.00 in 16 equal cash installment payments of $8,125.00, beginning on October 1, 2024, and on the first day of each month thereafter through January 1, 2026. As of September 30, 2024, the Company has not issued any Shares or installment payments to Verista.

Legal Matters

In the regular course of business affairs and operations, the Company is subject to possible loss contingencies arising from third-party litigation and federal, state, and local environmental, labor, health and safety laws and regulations. The Company assesses the probability that they may incur a liability in connection with certain of these lawsuits. The Company's assessments are made in accordance with generally accepted accounting principles, as codified in ASC 450-20, and is not an admission of any liability on the part of the Company or any of its subsidiaries. In certain cases that are in the early stages and in light of the uncertainties surrounding them, the Company does not currently possess sufficient information to determine a range of reasonably possible liability.

15. Equity

Class A and B Common Stock

The Company is authorized to issue up to 275,000,000 shares, consisting of 250,000,000 Class A Common Stock, and 25,000,000 shares of Class B Common Stock par value $0.0001 per share.

As discussed in Note 4 - Reverse Merger Capitalization with 7GC & Co. Holdings Inc., the Company has retroactively adjusted the shares issued and outstanding prior to December 14, 2023 to give effect to the Exchange Ratio to determine the number of shares of Company Common Stock into which they were converted.

The Class A Common Stock and Class B Common Stock entitle their holders to one vote per share and ten votes per share, respectively, on each matter properly submitted to the stockholders entitled to vote thereon. The holders of shares of Common Stock shall be entitled to receive dividends declared by the Board of Directors, on a pro rata basis based on the number of shares of Common Stock held by each such holder, assuming conversion of all Class B Common Stock into Class A Common Stock at a one to one conversion ratio.

There were 4,303,443 shares (1,992,309 Class A common stock and 2,311,134 Class B common stock) issued and outstanding at September 30, 2024 and 2,585,297 shares (274,163 Class A common stock and 2,311,134 Class B common stock) issued and outstanding at December 31, 2023.

May 22, 2024 Equity Financing

On May 22, 2024, Banzai entered into a securities purchase agreement with accredited investors, providing for the issuance and sale of 104,556 shares of the Company’s Class A common stock (“Common Stock”) 173,223 pre-funded warrants (the “Pre-Funded Warrants”), and 277,778 common warrants (the “Common Warrants”) in a registered direct offering priced at-the-market under Nasdaq rules for a purchase price of $9.00 per share (the “ May 2024 Offering”). The Common Warrants have an exercise price of $9.00 per share and the Pre-Funded Warrants have an exercise price of $0.005 per share, are initially exercisable immediately on the date of issuance (the “Initial Exercise Date”). The Common Warrants expire five years from the Initial Exercise Date while the Pre-Funded Warrants do not expire. The aggregate gross proceeds to the Company from the May 2024 Offering were approximately $2.5 million. The Company used the net proceeds from the May 2024 Offering for working capital and general corporate purposes. The closing of the sale of these securities occurred on May 28, 2024. The securities were issued pursuant to the Company’s registration statement on Form S-1/A filed with the SEC on May 16, 2024 (File No. 333-278871) and became effective on May 21, 2024. As of September 30, 2024 all Pre-Funded warrants were exercised.

A.G.P./Alliance Global Partners (“AGP”) acted as placement agent for the May 2024 Offering, pursuant to a placement agency agreement, dated May 22, 2024, between the Company and AGP (the “Placement Agency Agreement”). Under the Placement Agency Agreement, AGP received a fee in the form of (a) a cash fee equal to 7.0% of the aggregate purchase price paid by each purchaser of securities that were sold in the May 2024 Offering (the “Cash Fee”); provided, however, that the Cash Fee was reduced by an amount equal to $25,000 to be paid to the Company’s financial advisor, and (b) warrants (the “Placement Agent Warrants”) to purchase Class A Common Stock equal to 6% of the aggregate number of shares of Class A Common Stock sold in the May 2024 Offering at an exercise price per share equal to 110% of the price per share of Class A Common Stock sold in the May 2024 Offering. The Company recognized the Placement Agent Warrants as a stock issuance cost as they are issued for services in connection with an offering.

The Company additionally incurred approximately $409,000 of legal fees associated with the May 2024 Offering which is recognized as a stock issuance cost and reflected as a reduction within additional paid-in capital.

May 22, 2024 Common Warrants

As discussed above, on May 22, 2024, in conjunction with the issuance and sale of 104,556 shares of the Company's Class A common stock, the Company issued 277,778 Common Warrants which did not meet the definition of a liability pursuant to ASC 480 and met all of the requirements for equity classification under ASC 815 as such were classified in stockholder's equity. The measurement of fair value of the Common Warrants were determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $9.00, exercise price of $9.00, term of five years, volatility of 87%, risk-free rate of 4.6%, and expected dividend rate of 0%). The relative fair value of these Common Warrants, net of issuance costs, on date of issuance was estimated to be approximately $722,000 and is reflected within additional paid-in capital.

May 22, 2024 Pre-Funded Warrants

As discussed above, on May 22, 2024, in conjunction with the issuance and sale of 104,556 shares of the Company's Class A common stock, the Company issued 173,223 Pre-Funded Warrants which did not meet the definition of a liability pursuant to ASC 480 and met all of the requirements for equity classification under ASC 815 as such were classified in stockholder's equity. were classified in stockholder's equity. The measurement of fair value of the Pre-Funded Warrants were determined as the intrinsic value calculated as the common stock price on the issuance date minus the exercise price. The relative fair value of these Pre-Funded Warrants, net of issuance costs, on date of issuance was estimated to be approximately $660,000 and is reflected within additional paid-in capital. On May 28, 2024 the Pre-Funded warrants were exercised.

May 22, 2024 Placement Agent Warrants

As discussed above, on May 22, 2024, in conjunction with the issuance and sale of 104,556 shares of the Company's Class A common stock and Pre-Funded Warrants, the Company issued 16,667 Placement Agent Warrants. As the Placement Agent Warrants were issued for services provided in facilitating the May 2024 Offering, the Company recorded the fair value of such Placement Agent Warrants of approximately $100,000 as a cost of capital on the issuance date. The measurement of fair value was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $9.00, exercise price of $9.00, term of five years, volatility of 87%, risk-free rate of 4.6%, and expected dividend rate of 0%).

September 24, 2024 Equity Financing

On September 24, 2024, Banzai entered into a securities purchase agreement with an institutional investor for the issuance and sale in a private placement (the “Private Placement”) of (i) pre-funded warrants (“Q3 2024 Pre-Funded Warrants”) to purchase up to 1,176,471 shares of Common Stock, at an exercise price of $0.001 per share, (ii) Series A warrants (the “Series A Warrants”) to purchase up to 1,176,471 shares of Common Stock, at an exercise price of $4.00 per share, and (iii) Series B warrants (the “Series B Warrants” ) to purchase up to 1,176,471 shares of Common Stock at an exercise price of $4.00 per share. The Series A Warrants are exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance. The Series B Warrants are exercisable immediately upon issuance and have a term of exercise equal to eighteen (18) months from the date of issuance. The combined purchase price per Q3 2024 Pre-Funded Warrant and accompanying Series A Warrants and Series B Warrants was $4.249. The Private Placement closed on September 26, 2024. On September 26, 2024, the securities were issued pursuant to the Company’s registration statement on Form S-1 that was filed with the SEC on October 4, 2024 (File No. 333-282506) and became effective on October 10, 2024. The aggregate gross proceeds to the Company from the Private Placement were approximately $5.0 million. The

Company incurred approximately $0.6 million of transaction fees which are recognized as a stock issuance cost and reflected as a reduction within additional paid-in capital. The net proceeds to the Company from the Private Placement were approximately $4.4 million.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the Company’s exclusive placement agent in connection with the Private Placement, pursuant to that certain engagement letter, dated as of September 12, 2024, as amended, between the Company and Wainwright (the “Engagement Letter”). Pursuant to the Engagement Letter, the Company shall not sell equity securities without prior consent from Wainwright. The Company paid Wainwright (i) a total cash fee equal to 7.5% of the aggregate gross proceeds of the Private Placement (inclusive of the gross proceeds to be received from the exercise of any Warrants), (ii) a management fee of 1.0% of the aggregate gross proceeds of the Private Placement (inclusive of the gross proceeds to be received from the exercise of any Q3 2024 Pre-Funded Warrants, Series A Warrants, or Series B Warrants), and (iii) a non-accountable expense allowance of $50,000. In addition, the Company issued to Wainwright or its designees warrants (the “Q3 2024 Placement Agent Warrants”) to purchase up to an aggregate of 88,235 shares of Common Stock at an exercise price equal to $5.3125 per share and, if any Q3 2024 Pre-Funded Warrants, Series A Warrants, or Series B Warrants are exercised for cash will be obligated to issue to Wainwright additional Q3 2024 Placement Agent Warrants equal to 7.5% of the total Q3 2024 Pre-Funded Warrants, Series A Warrants, or Series B Warrants exercised, if any. The Q3 2024 Placement Agent Warrants have substantially the same terms as the Q3 2024 Pre-Funded Warrants, Series A Warrants, and Series B Warrants, are exercisable immediately upon issuance and have a term of exercise equal to five (5) years from the date of issuance. The Company will recognize the Q3 2024 Placement Agent Warrants as a stock issuance cost as they are issued for services in connection with an offering.

September 26, 2024 Series A Warrants and Series B Warrants

As discussed above, on September 26, 2024, the Company issued a total of 2,352,942 Series A and B Warrants which did not meet the definition of a liability pursuant to ASC 480 and met all of the requirements for equity classification under ASC 815 as such were classified in stockholder's equity. The measurement of fair value of the Series A and B Warrants were determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $6.08, exercise price of $4.00, term of 5 years for the Series A Warrants and 1.5 years for the Series B Warrants, volatility of 90% for the Series A Warrants and 132% for the Series B Warrants, risk-free rate of 3.6% for the Series A Warrants and 3.8% for the Series B Warrants, and expected dividend rate of 0.0%). The relative fair value of these Series A and Series B Warrants, net of issuance costs, on date of issuance was estimated to be approximately $2,372,000 and is reflected within additional paid-in capital.

September 26, 2024 Pre-Funded Warrants

As discussed above, on September 26, 2024, the Company issued 1,176,471 Q3 2024 Pre-Funded Warrants which did not meet the definition of a liability pursuant to ASC 480 and met all of the requirements for equity classification under ASC 815 as such were classified in stockholder's equity. were classified in stockholder's equity. The measurement of fair value of the Q3 2024 Pre-Funded Warrants were determined as the intrinsic value calculated as the common stock price on the issuance date minus the exercise price. The relative fair value of these Pre-Funded Warrants, net of issuance costs, on date of issuance was estimated to be approximately $1,638,000 and is reflected within additional paid-in capital.

September 26, 2024 Placement Agent Warrants

As discussed above, on September 26, 2024, the Company issued 88,235 Q3 2024 Placement Agent Warrants. As the Q3 2024 Placement Agent Warrants were issued for services provided in facilitating the Private Placement, the Company recorded the fair value of such Q3 2024 Placement Agent Warrants of approximately $393,000 as a cost of capital on the issuance date. The measurement of fair value was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $6.08, exercise price of $5.31, term of 5 years, volatility of 90%, risk-free rate of 3.6%, and expected dividend rate of 0.0%).

September 2024 Alco Promissory Note Conversion and Settlement

As discussed per Note 11 - Debt, on September 19, 2024, the Company issued 282,420 shares of Class A Common Stock, Warrants to purchase up to 1,331,340 shares of Class A Common Stock and Pre-Funded Warrants to purchase up to 1,048,920 shares of Class A Common Stock (collectively, the “Alco Securities”) to Alco, in full settlement of all amounts outstanding to Alco. The grant date fair value of the Class A Common Stock, Warrants to purchase up shares of Class A Common Stock and Pre-Funded Warrants to purchase shares of Class A Common Stock, were determined to be $1,098,614, $3,687,812, and $4,080,194, respectively. The measurement of fair value of the Class A Common Stock Warrants was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $3.89 - Determined as the negotiated share price calculated using a 5 day average price preceding September 20, 2024, exercise price of $4.02, term of 5 years, volatility of 87%, risk-free rate of 3.5%, and expected dividend rate of 0.0%).

September 2024 CP BF Conversion and Settlement

As discussed per Note 11 - Debt, on September 23, 2024, the Company issued 260,849 shares of Class A Common Stock, Warrants to purchase up to 565,553 shares of Class A Common Stock and Pre-Funded Warrants to purchase up to 304,704 shares of Class A Common Stock to CP BF, in settlement of $2,000,000 of the outstanding debt. The grant date fair value of the Class A Common Stock, CP BF Warrant and CP BF Pre-Funded Warrant to purchase shares of Class A Common Stock, were determined to be $1,014,703, $1,185,268, and $1,577,893, respectively. The measurement of fair value of the Class A Common Stock Warrants was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $3.89, exercise price of $3.89, term of 5 years, volatility of 87%, risk-free rate of 3.5%, and expected dividend rate of 0.0%). The measurement of fair value of the CP BF Pre-Funded Warrants were determined as the intrinsic value calculated as the common stock VWAP used in negotiations on the issuance date minus the exercise price.

Preferred Stock

The Company is authorized to issue 75,000,000 shares of preferred stock with a par value of $0.0001 per share. The board of directors of the Company (the “Board”) has the authority to issue preferred stock and to determine the rights, privileges, preferences, restrictions, and voting rights of those shares. As of September 30, 2024 and December 31, 2023, no shares of preferred stock were outstanding.

Yorkville Standby Equity Purchase Agreement ("SEPA")

On December 14, 2023, the Company entered into the SEPA with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”) in connection with the Merger. Pursuant to the SEPA, subject to certain conditions, the Company shall have the option, but not the obligation, to sell to Yorkville, and Yorkville shall subscribe for, an aggregate amount of up to up to $100,000,000 of the Company’s shares of Class A common stock, par value $0.0001 per share, at the Company’s request any time during the commitment period commencing on December 14, 2023 and terminating on the 36-month anniversary of the SEPA (the “SEPA Option”).

Each advance (each, an “Advance”) the Company requests under the SEPA (notice of such request, an “Advance Notice”) may be for a number of shares of Class A common stock up to the greater of (i) 10,000 shares or (ii) such amount as is equal to 100% of the average daily volume traded of the Class A common stock during the five trading days immediately prior to the date the Company requests each Advance; provided, in no event shall the number of shares of Class A common stock issued cause the aggregate shares of Class A common stock held by Yorkville and its affiliates as of any such date to exceed 9.99% of the total number of shares of Class A common stock outstanding as of the date of the Advance Notice (less any such shares held by Yorkville and its affiliates as of such date) (the “Exchange Cap”). The shares would be purchased, at the Company’s election, at a purchase price equal to either:

(i)
95% of the average daily Volume Weighted Average Price (“VWAP”) of the Class A Common Stock on the Nasdaq Stock Market (“Nasdaq”), subject to certain conditions per the SEPA (the “Option 1 Pricing Period; or
(ii)
96% of the lowest daily VWAP of the Class A Common Stock during the three trading days commencing on the Advance Notice date, subject to certain conditions per the SEPA (the “Option 2 Pricing Period”).

Any purchase under an Advance would be subject to certain limitations, including that Yorkville shall not purchase or acquire any shares that would result in it and its affiliates beneficially owning more than 9.99% of the then outstanding voting power or number of shares of Class A common stock or any shares that, aggregated with shares issued under all other earlier Advances, would exceed 19.99% of all shares of Class A common stock and Class B common stock of the Company, par value $0.0001 per share, outstanding on the date of the SEPA, unless Company shareholder approval was obtained allowing for issuances in excess of such amount.

The SEPA Option was determined to be a freestanding financial instrument which did not meet the criteria to be accounted for as a derivative instrument or to be recognized within equity. Pursuant to ASC 815 Derivatives and Hedging ("ASC 815"), the Company will therefore recognize the SEPA Option as an asset or liability, measured at fair value at the date of issuance, December 14, 2023, and in subsequent reporting periods, with changes in fair value recognized in earnings. The SEPA Option was determined to have a fair value of $0 on the date of issuance as well as at December 31, 2023 and September 30, 2024.

In connection with the execution of the SEPA, the Company agreed to pay a commitment fee of $500,000 to Yorkville at the earlier of (i) March 14, 2024 or (ii) the termination of the SEPA, which will be payable, at the option of the Company, in cash or shares of Class A common stock through an Advance (the “Deferred Fee”). In March 2024 the Company issued 14,201 Class A common stock as payment for the Deferred Fee.

Pursuant to the terms of the SEPA, at any time that there is a balance outstanding under the Yorkville Promissory Notes, Yorkville has the right to receive shares to pay down the principal balance, and may select the timing and delivery of such shares (via an “Investor Notice”), in an amount up to the outstanding principal balance on the Yorkville Promissory Notes at a purchase price equal to the lower of (i) $500.00 per share of Class A common stock (the “Fixed Price”), or (ii) 90% of the lowest daily Volume Weighted Average Price (“VWAP”) of the Class A common stock on Nasdaq during the 10 consecutive Trading Days immediately preceding the Investor Notice date or other date of determination (the “Variable Price”). The Variable Price shall not be lower than $100.00 per share (the “Floor Price”). The Floor Price shall be adjusted (downwards only) to equal 20% of the average VWAP for the five trading days immediately prior to the date of effectiveness of the initial Registration Statement. Notwithstanding the foregoing, the Company may reduce the Floor Price to any amount via written notice to Yorkville, provided that such amount is no more than 75% of the closing price on the Trading Day immediately prior to the time of such reduction and no greater than $100.00 per share of Class A common stock (the “Conversion Price”). At any time that there is a balance outstanding under the Yorkville Promissory Notes, the Company is not permitted to issue Advance Notices under the SEPA unless an Amortization Event has occurred under the terms of the Yorkville Promissory Notes agreement.

There were no Advance Notices issued pursuant to the SEPA during the period ended September 30, 2024 or as of the date that these financial statements were issued, apart from the Premium Advance which was issued pursuant to the terms of the Amended Debt Agreement (see Note 11 - Debt).

16. Stock-Based Compensation

During 2023, the Company adopted the 2023 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan permits eligible employees of the Company and certain designated companies as determined by the Board of Directors, to purchase shares of the Company's Common Stock. The aggregate number of shares of common stock that may be purchased pursuant to the Purchase Plan is equal to 2% of the fully diluted common stock determined at the Close of the Merger Agreement, determined to be 11,444. In addition, the aggregate number of shares of common stock that remain available to be awarded under the Purchase Plan, will automatically increase on January 1 of each year for a period of 10 years commencing on January 1, 2024 and ending on January 1, 2033, in an amount equal to the lesser of one percent (1%) of the total number of shares of the fully diluted common stock determined as of December 31 of the preceding year, or a number of shares of common stock equal to two hundred percent (200%) of the initial share reserve of 11,444. As of September 30, 2024 and December 31, 2023, 40,964 and 11,444 shares of common stock remain available to be purchased under the Purchase Plan, respectively.

During 2023, the Company adopted the 2023 Equity Incentive Plan (the “Plan”). The Plan permits the granting of incentive stock options, nonstatutory stock options, SARs, restricted stock awards, RSU awards, performance awards, and other awards. to employees, directors, and consultants. The aggregate number of shares of common stock that may be issued will not exceed approximately 12.5% of the fully diluted common stock determined at the Close of the Merger, determined to be 71,522. In addition, the aggregate number of shares of common stock that remain available to be awarded under the Plan, will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024 and ending on January 1, 2033, in an amount equal to 5% of the total number of shares of the fully diluted common stock determined as of the day prior to such increase. The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of incentive stock options is approximately three times the total number of shares of common stock initially reserved for issuance, which were 71,522. As of September 30, 2024 and December 31, 2023, 40,964 and 71,522 stock options remain available to be awarded under the Plan, respectively.

The Company accounts for stock-based payments pursuant to ASC 718 Stock Compensation and, accordingly, the Company records compensation expense for stock-based awards based upon an assessment of the grant date fair value for options using the Black-Scholes option pricing model. The Company has concluded that its historical share option exercise experience does not provide a reasonable basis upon which to estimate expected term. Therefore, the expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data, the estimate of expected volatility is primarily based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics were selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected life of the share-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent periods of the calculated expected term of its share-based awards. The risk-free interest rate is determined by reference to the U.S. Treasury zero-coupon issues with remaining maturities similar to the expected term of the options. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The following table summarizes assumptions used to compute the fair value of options granted:

	September 30, 2024	September 30, 2023
Stock price	$14.65 - 30.55	$352.00
Exercise price	$14.65 - 250.00	$368.00
Expected volatility	61.00 - 62.12%	80.00 - 99.03%
Expected term (in years)	5.61 - 6.08	5.25 - 6.08
Risk-free interest rate	4.20 - 4.45%	3.46 - 4.31%

A summary of stock option activity under the Plan is as follows:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at December 31, 2023	16,445	$313.22	8.43	$—
Granted	27,970	145.70	9.62	$—
Exercised	—	—
Expired	(826)	363.53
Forfeited	(16,643)	261.12
Outstanding at September 30, 2024	26,946	$169.19	8.33	$—
Exercisable at September 30, 2024	7,238	$187.60	5.19	$—

In connection with issuances under the Plan, the Company recorded stock-based compensation expense of $182,496 and $830,791, which is included in general and administrative expense for the nine months ended September 30, 2024 and 2023, respectively. The weighted-average grant-date fair value per option granted during the nine months ended September 30, 2024 and 2023 was $187.44 and $248.00, respectively. As of September 30, 2024 and 2023, $591,887 and $2,190,563 of unrecognized compensation expense related to non-vested awards is expected to be recognized over the weighted average period of 3.55 and 2.71 years, respectively. The aggregate intrinsic value is calculated as the difference between the fair value of the Company’s stock price and the exercise price of the options.

RSUs

During the three and nine months ended September 30, 2024, the Company began issuing RSUs to employees and to non-employee directors. Each RSU entitles the recipient to one share of Class A Common Stock upon vesting. We measure the fair value of RSUs using the stock price on the date of grant. Stock-based compensation expense for employee-granted RSUs is recorded ratably over their vesting period of four years. 25% of the RSUs will vest on each anniversary of the vesting commencement date until the RSU is fully vested. Stock-based compensation expense for non-employee director-granted RSUs is recorded ratably over their vesting period which is the earlier to occur of the one (1) year anniversary of the respective grant date, or the next annual meeting of stockholders following the respective grant date.

A summary of the activity with respect to, and status of, RSUs during the nine months ended September 30, 2024 is presented below:

	Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2023	—	$—
Granted	17,851	26.64
Vested	—	—
Forfeited	(1,350)	14.65
Outstanding at September 30, 2024	16,501	$27.63

For the nine months ended September 30, 2024, the Company recorded stock-based compensation expense of $313,841 which is included in general and administrative expense for the nine months ended September 30, 2024. As of September 30, 2024, unrecognized compensation cost related to the grant of RSUs was $158,032. Unvested outstanding RSUs as of September 30, 2024 had a weighted average remaining vesting period of 1.2 years.

17. Income Taxes

The Company estimates an annual effective tax rate of 0% for the year ended December 31, 2024 as the Company incurred losses for the three and nine month period ended September 30, 2024 and is forecasting an estimated net loss for both financial statement and tax purposes for the year ended December 31, 2024. Therefore, no federal or state income taxes are expected and none have been recorded at this time. Income taxes have been accounted for using the liability method in accordance with FASB ASC 740.

Due to the Company's history of losses since inception, there is not enough evidence at this time to support that the Company will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets. Accordingly, the deferred tax assets have been reduced by a full valuation allowance, since the Company cannot currently support that realization of its deferred tax assets is more likely than not.

At September 30, 2024, the Company had no unrecognized tax benefits that would reduce the Company’s effective tax rate if recognized.

18. Subsequent Events

Exercise of Pre-Funded Warrants

In October and November, 2024, CP BF Lending, LLC and Armistice Capital Master Fund Ltd., exercised pre-funded warrants for the issuance of 304,704 and 1,176,471 shares of common stock of the Company, respectively.

Conversion of Convertible Notes

In October, 2024, CP BF Lending, LLC submitted conversion notices to convert approximately $216,000 of its outstanding convertible note, into 55,600 shares of common stock of the Company.

Hudson Global Ventures Shares

On October 15, 2024, the Company issued 45,000 shares of Class A Common Stock to Hudson Global Ventures, LLC ("Hudson"), pursuant to a consulting agreement entered into with this entity, as consideration for advisory services provided by Hudson. Such shares were issued in a transaction exempt from registration in reliance on Section 4(a)(2) of the Securities Act.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and related notes that are included elsewhere in this Form 10-Q. In addition to historical condensed consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere particularly in the section titled “Risk Factors” and elsewhere in this Form 10-Q.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our condensed consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Banzai is a Marketing Technology (MarTech) company that produces data-driven marketing and sales solutions for businesses of all sizes. Our mission is to help our customers accomplish their mission - by enabling better marketing, sales, and customer engagement outcomes. Banzai endeavors to acquire companies strategically positioned to enhance our product and service offerings, increasing the value provided to current and prospective customers.

Banzai was founded in 2015. The first product Banzai launched was Reach, a SaaS and managed services offering designed to increase registration and attendance of marketing events, followed by the acquisition of Demio, a SaaS solution for webinars designed for marketing, sales, and customer success teams, in 2021 and the launch of Boost, a SaaS solution for social sharing designed to increase attendance for Demio-hosted events by enabling easy social sharing by event registrants, in 2023. Our customer base included over 3,900 customers as of September 30, 2024 and comes from a variety of industries, including (among others) healthcare, financial services, e-commerce, technology and media, in over 90 countries. Our customers range in size from solo entrepreneurs and small businesses to Fortune 500 companies. No single customer represents more than 10% of our revenue. Since 2021, we have focused on increasing mid-market and enterprise customers for Demio. Progress towards this is reflected in our increase in multi-host Demio customers from 14 on January 1, 2021 to 110 on September 30, 2024.

We sell our products using a recurring subscription license model typical in SaaS businesses. Pricing tiers for our main product, Demio, are based on the number of host-capable users, desired feature sets, and maximum audience size. Boost pricing tiers are based on the Demio plan to which the customer subscribes. Reach pricing is based on the number of event campaigns a customer has access to run simultaneously or the maximum number of registrations a customer is allowed to generate per subscription period. Banzai’s customer contracts vary in term length from single months to multiple years.

Banzai generated revenue of approximately $1.1 million and $1.1 million during the three months ended September 30, 2024 and 2023 and approximately $3.2 million and $3.5 million during the nine months ended September 30, 2024 and 2023, respectively. Banzai has incurred significant net losses since inception, including net losses of approximately $15.4 million and $0.8 million for the three months ended September 30, 2024 and 2023 and approximately $23.7 million and $8.0 million for the nine months ended September 30, 2024 and 2023, respectively. Banzai had an accumulated deficit of $70.4 million and of $46.8 million as of September 30, 2024 and December 31, 2023, respectively.

Summary of our Merger

On December 14, 2023, we consummated the Business Combination with Legacy Banzai. Pursuant to the terms of the Merger Agreement, the Business Combination was effected through (a) the merger of First Merger Sub with and into Legacy Banzai, with Legacy Banzai surviving as a wholly-owned subsidiary of 7GC and (b) the subsequent merger of Legacy Banzai with and into Second Merger Sub, with the Second Merger Sub being the surviving entity of the Second Merger, which ultimately resulted in Legacy Banzai becoming a wholly-owned direct subsidiary of 7GC. Upon closing the Business Combination, we changed our name from 7GC & Co. Holdings Inc. to Banzai International, Inc.

Reverse Stock Split

On August 29, 2024, we held a special meeting of securityholders (the “Special Meeting”). At the Special Meeting, the Company’s securityholders approved the proposal to amend our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split with respect to the Company’s issued and outstanding Class A Common Stock, at a ratio of up to 1-for-50, with the final ratio and exact timing to be determined at the discretion of the Board of Directors. On September 10, 2024, our Board determined to effect a reverse stock split at a ratio of 1-for-50, effective as of September 19, 2024 and filed an amendment with the Secretary of State of the State of Delaware.

Nasdaq Listing

On April 3, 2024, we received a letter from the staff at Nasdaq notifying the Company that, for the 30 consecutive business days prior to the date of the letter, the Company’s Class A common stock did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1). The letter is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on Nasdaq.

In accordance with Nasdaq listing rule 5810(c)(3)(A), the Company had 180 calendar days, or until September 30, 2024 (the “Bid Price Compliance Period”), to regain compliance. The letter notes that to regain compliance, the Company’s Common Stock must maintain a minimum closing bid price of $1.00 for at least ten consecutive business days at any time during the Bid Price Compliance Period. In the event the Company does not regain compliance by the end of the Bid Price Compliance Period, the Company may be eligible for additional time to regain compliance. To qualify for additional time, the Company must (i) submit a transfer application to transfer to the Nasdaq Capital Market, (ii) meet the continued listing requirement for the market value of its publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement and (iii) provide written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company meets these requirements, the Company may be granted an additional 180 calendar days to regain compliance. However, if it appears to Nasdaq that the Company will be unable to cure the deficiency, or if the Company is not otherwise eligible for the additional cure period, Nasdaq will provide written notice to the Company that its securities are subject to delisting. At that time, the Company may appeal any such delisting determination to a hearings panel.

On April 3, 2024, the Company also received a letter from the staff at Nasdaq notifying the Company that, for the 30 consecutive business days prior to the date of the Letter, the Company’s Market Value of Publicly Held Shares (“MVPHS”) was below the minimum of $15 million required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(C). The letter is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on Nasdaq.

In accordance with Nasdaq listing rule 5810(c)(3)(D), the Company had 180 calendar days, or until September 30, 2024 (the “MVPHS Compliance Period”), to regain compliance. The letter notes that to regain compliance, the Company’s MVPHS must close at or above $15 million for a minimum of ten consecutive business days during the MVPHS Compliance Period. The letter further notes that if the Company is unable to satisfy the MVPHS requirement prior to such date, the Company may be eligible to transfer the listing of its securities to The Nasdaq Capital Market (provided that the Company then satisfies the requirements for continued listing on that market). If the Company does not regain compliance by the end of the MVPHS Compliance Period, Nasdaq staff will provide written notice to the Company that its securities are subject to delisting. At that time, the Company may appeal any such delisting determination to a hearings panel.

On February 5, 2024, the Company received another letter from the staff at Nasdaq notifying the Company that, for the 30 consecutive business days prior to the date thereof, the Company’s Minimum Value of Listed Securities (“MVLS”) was below the minimum of $50 million required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A). The staff at Nasdaq also noted in the letter that the Company is not in compliance with Nasdaq Listing Rule 5450(b)(3)(A), which requires listed companies to have total assets and total revenue of at least $50,000,000 each for the most recently completed fiscal year or for two of the three most recently completed fiscal years. The letter was only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on Nasdaq.

In accordance with Nasdaq listing rule 5810(c)(3)(C), the Company had 180 calendar days, or until August 5, 2024, to regain compliance. On August 6, 2024, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of Nasdaq indicating that it failed to comply with the MVLS requirement. Pursuant to the Notice, unless the Company timely requests a hearing before The Nasdaq Hearings Panel (the “Panel”), its securities will be subject to suspension and delisting from The Nasdaq Global Market; a hearing would automatically stay the suspension of trading on the Company’s securities, and the Company’s securities will continue to trade on The Nasdaq Global Market until the hearing process concludes and the Panel issues a written decision. There can be no assurance that the Panel will grant the Company an additional extension period or that the Company will ultimately regain compliance with all applicable requirements for continued listing on The Nasdaq Global Market.

On August 6, 2024, we received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company has failed to comply with Nasdaq’s $50 million minimum “Market Value of Listed Securities” requirement set forth in Nasdaq Listing Rule 5450(b)(2)(A). Pursuant to the Notice, the Company requested a hearing before The Nasdaq Hearings Panel (the “Panel”), which automatically stayed the suspension of trading on the Company’s securities, and the

Company’s securities will continue to trade on The Nasdaq Global Market until the hearing process concludes and the Panel issues a written decision.

On September 16, 2024, the Company received a letter from Nasdaq regarding the Bid Price Deficiency, noting that as of September 12, 2024, the Company’s Common Stock had a closing bid price of $0.10 or less for ten consecutive trading days and therefore the Company is subject to provisions contemplated under Listing Rule 5810(c)(3)(A)(iii) and that this serves as an additional basis for delisting.

The Company had a hearing before The Nasdaq Hearings Panel (the “Panel”), on September 19, 2024 (the "Hearing"), at which the Panel would decide whether to suspend and delist the Company’s securities or provide additional time for the Company to satisfy the various Nasdaq listing rules in which the Company was deficient.

On September 26, 2024, Nasdaq provided the Company with its determination. The Panel determined to phase the Company down from The Nasdaq Global Market to The Nasdaq Capital Market and grant the Company an extension until January 31, 2025 to demonstrate compliance with Nasdaq’s listing rules, so long as the Company applies to list on The Nasdaq Capital Market on or before October 7, 2024 and demonstrates compliance with Listing Rules 5550(a)(2), 5550(a)(5) and 5550(b)(1) on or before January 31, 2024. The Panel reserved the right to reconsider the terms of the extension based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company’s securities on the Nasdaq Capital Market inadvisable or unwarranted. Following the Hearing, the Panel determined to phase the Company’s Class A Common Stock down from The Nasdaq Global Market to The Nasdaq Capital Market; the Company’s Class A Common Stock shall trade The Nasdaq Capital Market as of October 31, 2024, under the same symbol, BNZI.

On October 18, 2024, the Company received another letter from Nasdaq stating that the Company has regained compliance with Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”) by maintaining a minimum closing bid price of the Company’s common stock (the “Common Stock”) of $1.00 or greater per share for the 10 consecutive business days, from September 19, 2024 through October 18, 2024, and that the Minimum Bid Price Requirement matter is now closed. The Company must still regain compliance with Listing Rule 5450(b)(2)(A) (the (“Market Value of Listed Securities”).

On October 31, 2024, the Company transferred to the Capital Market and on November 7, 2024, the Company also received a letter from the staff at Nasdaq in relation to the prior April 3, 2024 letter described above, notifying the Company that, for the 10 consecutive trading days, from October 24, 2024 to November 6, 2024, the Company's MVPHS had been $1,000,000 or greater, and as such the staff determined that the Company had regained compliance with Listing Rule 5550(a)(5) and the matter was closed.

On November 7, 2024, Nasdaq determined that for the 10 consecutive trading days, from October 24, 2024 to November 6, 2024, the Company’s MVPHS has been $1,000,000 or greater and therefore the Company regained compliance with Listing Rule 5550(a)(5) (the equivalent of Listing Rule 5450(b)(2)(A) for the Capital Markets) and the matter is closed.

Recent Financings

The Company may seek to raise additional capital through a private placement leveraging SEPA with the proceeds to support its operation and expansion through acquisition.

On May 22, 2024, we priced a “best efforts” public offering for the sale by the Company of an aggregate of 104,556 shares of our Class A common stock, 173,222 pre-funded warrants (the “May Pre-Funded Warrants”), and 277,778 common warrants (the “Common Warrants”). The public offering price was $9.00 per aggregate share. The May Pre-Funded Warrants are exercisable immediately, may be exercised at any time until all of the May Pre-Funded Warrants are exercised in full, and have an exercise price of $0.0050. The Common Warrants are exercisable immediately for a term of five years and have an exercise price of $9.00.

A.G.P./Alliance Global Partners (“AGP”) acted as placement agent for the offering, pursuant to a placement agency agreement, dated May 22, 2024, between the Company and AGP (the “Placement Agency Agreement”). Under the Placement Agency Agreement, AGP received a cash fee of $174,939 and warrants (the “Placement Agent Warrants”) to purchase 16,667 shares of our Class A Common Stock at an exercise price per share equal to $10.00. The offering closed on May 28, 2024.

On September 24, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor for the issuance and sale in a private placement (the “Private Placement”) of (i) pre-funded warrants (“Pre-Funded Warrants”) to purchase up to 1,176,471 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), at an exercise price of $0.001 per share, (ii) Series A warrants (the “Series A Warrants”) to purchase up to 1,176,471 shares of Common Stock, at an exercise price of $4.00 per share, and (iii) Series B warrants (the “Series B Warrants” and together with the Series A Warrants and the Placement Agent Warrants (defined below), the “Warrants” ) to purchase up to 1,176,471 shares of Common Stock at an exercise price of $4.00 per share. The Series A Warrants are exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance. The Series B Warrants are exercisable immediately upon issuance and have a term of exercise equal to eighteen (18) months from the date of issuance. The combined purchase price per Pre-Funded Warrant and accompanying Warrants was $4.249. The Private Placement closed on September 26, 2024.

A holder of the Pre-Funded Warrants and the Warrants may not exercise any portion of such holder’s Pre-Funded Warrants or Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. In the event of certain fundamental transactions, holders of the Warrants will have the right to receive the Black Scholes Value of their Warrants calculated pursuant to a formula set forth in the Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of Common Stock.

In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of September 24, 2024, with the investor, pursuant to which the Company agreed to prepare and file a registration statement on Form S-1 to register the resale of the shares of Common Stock underlying the Pre-Funded Warrants and the Warrants, and to use its best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than forty-five (45) days following the date of the Registration Rights Agreement (or seventy-five (75) days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC). The Company filed an initial registration statement on Form S-1 (File No. 333-282506) with the SEC on October 4, 2024.

The net proceeds to the Company from the Private Placement were approximately $4.4 million, after deducting placement agent fees and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Private Placement to support general corporate purposes and working capital.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the Company’s exclusive placement agent in connection with the Private Placement, pursuant to that certain engagement letter, dated as of September 12, 2024, as amended, between the Company and Wainwright (the “Engagement Letter”). Pursuant to the Engagement Letter, the Company paid Wainwright (i) a total cash fee equal to 7.5% of the aggregate gross proceeds of the Private Placement (inclusive of the gross proceeds to be received from the exercise of any Warrants), (ii) a management fee of 1.0% of the aggregate gross proceeds of the Private Placement (inclusive of the gross proceeds to be received from the exercise of any Warrants), and (iii) a non-accountable expense allowance of $50,000. In addition, the Company issued to Wainwright or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 88,235 shares of Common Stock at an exercise price equal to $5.3125 per share and, if any Warrants are exercised for cash will be obligated to issue to Wainwright additional Placement Agent Warrants equal to 7.5% of the total Warrants exercised, if any. The Placement Agent Warrants have substantially the same terms as the Warrants, are exercisable immediately upon issuance and have a term of exercise equal to five (5) years from the date of issuance.

Pursuant to the Purchase Agreement, the Company agreed not to issue any shares of Common Stock or Common Stock equivalents or to file any other registration statement with the SEC (in each case, subject to certain exceptions) until sixty (60) days after the effective date of the Registration Statement. The Company has also agreed not to effect any Variable Rate Transaction (as defined in the Purchase Agreement) until one (1) year after the effective date of the Registration Statement (subject to certain exceptions).

The Engagement Letter and the Purchase Agreement contain customary representations and warranties and agreements and obligations, conditions to closing and termination provisions. The foregoing descriptions of terms and conditions of the Purchase Agreement, the Pre-Funded Warrants, the Series A Warrants, the Series B Warrants, the Placement Agent Warrants, and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by the full text of the form of the Purchase Agreement, the form of the Pre-Funded Warrant, the form of the Series A Warrant, the form of the Series B Warrant, the form of the Placement Agent Warrant, and the form of the Registration Rights Agreement, which are attached hereto as Exhibits.

Between January 1, 2024 and November 11, 2024, 111,024 shares of Class A Common Stock had been issued upon conversion of outstanding promissory notes issued to YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP and a cash payment of $750,000.00 was made in May 2024. The aggregate principal amount was fully satisfied such that there is no remaining balance under the Yorkville Promissory Notes as of November 11, 2024.

Debt Equitization Plan

From August 23, 2024 to November 11, 2024 the Company entered into various agreements to reorganize outstanding debt from certain creditors (collectively, the “Creditors”) into shares of the Company’s Class A Common Stock (the “Shares”) (collectively, the “Debt Reorganization”). The Shares issued as part of the Debt Reorganization are a mix of Shares that the Company agreed to register in a registration statement on Form S-1 and Shares that are exempt from registration. As of November 12, 2024 the Company has issued an aggregate of 975,273 Shares to the Creditors in exchange for the cancellation of an aggregate of $3,982,108 of debt.

Operating Metrics

In the management of our businesses, we identify, measure, and evaluate a variety of operating metrics, as described below. These key performance measures and operating metrics are not prepared in accordance with GAAP and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies. Measurements are specific to the group being measured, i.e. total customers, new customers, or other cohorts. We currently use these operating metrics with our Demio product. We do not track and use these operating metrics with prior products.

The following table presents the percentage of Banzai’s revenue generated from Demio for the three and nine months ended September 30, 2024 and 2023 as compared to our other SaaS products.

	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
Revenue %	2024	2023	2024	2023
Reach	8.1%	4.1%	4.1%	5.1%
Demio	91.9%	95.0%	95.5%	94.4%
Other	0.0%	0.9%	0.4%	0.5%
Total	100.0%	100.0%	100.0%	100.0%

Net Revenue Retention (“NRR”)

NRR is a metric Banzai uses to measure the revenue retention of its existing customer base. NRR calculates the change in revenue from existing customers by cohort over a period of time, after taking into account revenue lost due to customer churn and downgrades, and revenue gained due to upgrades and reactivations.

The formula for calculating NRR is: NRR = (Revenue at the beginning of a period - Revenue lost from churn, and downgrades + Revenue gained from expansion and reactivation) / Revenue at the beginning of the period.

The following table presents average monthly NRR for Demio for the three and nine months ended September 30, 2024 and 2023.

	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
Product: Demio	2024	2023	2024	2023
Average Monthly NRR	97.9%	95.4%	96.7%	95.5%

Average Customer Value (“ACV”)

ACV is a metric Banzai uses to calculate the total revenue that it can expect to generate from a customer in a year. ACV is commonly used in the SaaS industry to measure the value of a customer to a subscription-based company over a 12-month period.

Banzai uses ACV to segment its customers and to determine whether the value of new customers is growing or shrinking relative to the existing customer base. Banzai uses this information to make strategic decisions about pricing, marketing, and customer retention.

The formula for calculating ACV is: ACV = Total Annual Recurring Revenue (ARR) / Total Number Customers, where ARR is defined as annual run-rate revenue of subscription agreements from all customers measured at a point in time.

The following table presents new customer ACV and total average ACV for Demio for the three and nine months ended September 30, 2024 and 2023.

	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
Product: Demio	2024	2023	2024	2023
New Customer ACV	$1,381	$1,435	$1,470	$1,340
Total Average ACV	$1,509	$1,459	$1,549	$1,382

Customer Acquisition Cost (“CAC”)

CAC is a financial metric Banzai uses to evaluate the average cost of acquiring a new customer. It includes marketing, sales, and other related expenses incurred while attracting and converting prospects into paying customers. CAC is a critical metric for Banzai to understand the efficiency and effectiveness of its marketing and sales efforts, as well as to ensure sustainable growth.

The formula for calculating CAC is: CAC = Total Sales & Marketing Cost / Number of Customers Acquired.

The following table presents CAC for Demio for the three and nine months ended September 30, 2024 and 2023.

	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
Product: Demio	2024	2023	2024	2023
Customer Acquisition Cost (CAC)	$1,569	$1,295	$1,508	$972

Customer Churn %

Customer Churn % is the rate of customers who deactivate in a given period relative to the number of active customers at the beginning of such period or end of the prior period. Understanding drivers of churn allows Banzai to take measures to reduce the number of customers who deactivate and increase the overall rate of customer retention. There are two types of Churn % measured: Revenue churn and Customer (or logo) churn.

The formula for calculating Churn % is: Churn % = [# or $ value of] Deactivations / [# or $ value of] Active Customers (Beginning of period).

The following table presents revenue Churn and new customer (or logo) Churn for Demio for the three and nine months ended September 30, 2024 and 2023.

	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
Product: Demio	2024	2023	2024	2023
Average Monthly Churn - Revenue	4.4%	7.0%	5.3%	7.3%
Average Monthly Churn - Customer (Logo)	5.3%	7.6%	6.6%	8.3%

Churn - Customer (Logo) represents the number of customers, whereas the non-Logo Churn is based on sales dollars.

Customer Lifetime Value (“LTV”)

LTV is a financial metric Banzai uses to estimate the total revenue it can expect to generate from a customer throughout their entire relationship. LTV helps Banzai understand the long-term value of each customer, enabling it to make informed decisions about marketing, sales, customer support, and product development strategies. It also helps Banzai allocate resources more efficiently by identifying high-value customer segments to focus on growth and retention.

The formula for calculating LTV is comprised of two metrics: Monthly Recurring Revenue (MRR) and Customer Life represented in # of months. Calculations for these metrics on a per-customer basis, as follows:

MRR = ACV / 12

Customer Life (# of months) = 1 / Churn %

LTV = MRR * Customer Life (# of months)

MRR is calculated by aggregating, for all customers from customer base or the group being measured during that month, monthly revenue from committed contractual amounts. For customers on annual contracts, this represents their ACV divided by 12.

The following table presents MRR, Customer Life, and LTV for Demio for the three and nine months ended September 30, 2024 and 2023.

	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
Product: Demio	2024	2023	2024	2023
MRR (New Customers)	$311	$269	$1,012	$1,216
Customer Life (months)	22.9	14.2	18.7	13.5
LTV (New Customers)	$2,635	$1,701	$2,293	$1,526

LTV / CAC Ratio

LTV / CAC ratio is a culminating metric measuring the efficiency of Sales and Marketing activities in terms of the dollar value of new business generated versus the amount invested in order to generate that new business. This provides a measurement of ROI for Sales and Marketing activities. A segmented view of LTV / CAC ratio gives additional insight into the profitability of various business development activities.

The formula for calculating LTV / CAC ratio is: LTV / CAC for the segment or activity being measured.

The following table presents the LTV / CAC ratio for Demio for the three and nine months ended September 30, 2024 and 2023.

	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
Product: Demio	2024	2023	2024	2023
LTV / CAC Ratio	1.8	1.3	1.5	1.6

Analysis of the Impact of Key Business Drivers on Financial Performance

Banzai strives to maximize revenue growth within a reasonable cost structure through optimizing and continuous monitoring of the key business metrics described above relative to SaaS industry benchmarks, Banzai’s direct competition, and historical company performance. This is accomplished through a combination of increased revenue per customer (higher ACVs and NRR) on an increasing customer base, generated through efficient customer acquisition (LTV / CAC ratio) and improved customer retention (lower churn, higher customer life). Other business activities contribute to improved performance and metrics, including but not limited to the following:

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Customer Success and Onboarding, leading to maximum customer satisfaction and retention.

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Product Development and Support, maximizing customer value, supporting usage and expansion revenue.

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Company Initiatives, designed to improve trial experience and conversion rates, on-demand adoption, and emphasis on data to position our products as a system of automation and a system of record for our customers, supporting growth and retention.

Identification of Operational Risk Factors

There are a number of key internal and external operational risks to the successful execution of Banzai’s strategy.

Internal risks include, among others:

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Management and leadership issues: ineffective leadership, poor decision-making, or lack of direction.

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Operational inefficiencies: inadequate processes and poor resource allocation may lead to decreased productivity or insufficient ROI.

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Financial mismanagement: inadequate financial planning, improper accounting practices, or excessive debt can lead to financial instability.

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Employee-related challenges: high turnover, lack of skilled staff, or internal conflicts can impact morale and productivity.

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Technological obsolescence: failing to develop (or adapt) to new technologies in anticipation or response to changes in market trends can lead to competitive disadvantages.

External risks include, among others:

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Economic factors: including economic downturns, inflation, or currency fluctuations impacting business spending and overall market conditions.

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Competition: from established industry players to new entrants, eroding market share and profitability.

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Legal and regulatory: changes in laws or regulations that impact operations or increase compliance costs.

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Technological disruptions: from advancements in technology leading to obsolescence of existing products.

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Unforeseen events: including natural disasters, geo-political instability, and pandemics, potentially impacting market demand, operational or supply chain disruption.

Analysis of the Impact of Operational Risks on Financial Performance

The risk factors described above could have significant impacts on Banzai’s financial performance. These or other factors, including those risk factors summarized in the section titled “Risk Factors” could impact Banzai’s ability to generate and grow revenue, contain costs, or inhibit profitability, cash flow, and overall financial performance:

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Revenue and Sales: Internal risks from operating inefficiency or external factors, including economic downturns or increased competition, could lead to lower sales, impaired unit economics, and reduced revenue.

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Costs and Expenses: Internal operating mismanagement or external factors, including supplier issues, may cause increased cost relative to revenue generation, resulting in insufficient return on investment or profit margins.

By continuing to conduct comprehensive risk monitoring and analysis on financial performance, Banzai can optimize its ability to make informed decisions and improve its ability to navigate internal and external challenges. Such activities include: identification and categorization of risks, quantification and analysis of potential severity, and development of risk mitigation strategies. It is also important for Banzai to ensure financial reports and disclosures accurately reflect the potential impact of risks on financial performance, essential for transparent communication with investors and stakeholders.

The Business Combination and Public Company Costs

The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, 7GC was treated as the acquired company for financial statement reporting purposes. Accordingly, for accounting purposes, the financial statements of Banzai represent a continuation of the financial statements of Legacy Banzai with the Business Combination treated as the equivalent of Legacy Banzai issuing stock for the net assets of 7GC, accompanied by a recapitalization. The net assets of 7GC were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy Banzai in this and future reports of Banzai.

Due to the Business Combination, we became the successor to an SEC-registered and Nasdaq-listed company, which required Banzai to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We incurred and expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. We are qualified as an “emerging growth company.” As a result, we have been provided certain disclosure and regulatory relief. Our future results of operations and financial position may not be comparable to Legacy Banzai’s historical results of operations and financial position as a result of the Business Combination.

Results of operations for the nine months ended September 30, 2024 and 2023

	Nine Months Ended September 30,	Nine Months Ended September 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Operating income:
Revenue	$3,228	$3,479	$(251)	-7.2%
Cost of revenue	1,049	1,133	(84)	-7.4%
Gross profit	2,179	2,346	(167)	-7.1%
Operating expenses:
General and administrative expenses	11,721	8,937	2,784	31.2%
Depreciation expense	4	6	(2)	-33.3%
Total operating expenses	11,725	8,943	2,782	31.1%
Operating loss	(9,546)	(6,597)	(2,949)	44.7%
Other expenses (income):
GEM settlement fee expense	260	—	260	nm
Other expense (income), net	(3)	(71)	68	-95.8%
Interest income	—	—	—	nm
Interest expense	—	679	(679)	-100.0%
Interest expense - related party	2,861	2,815	46	1.6%
Gain on extinguishment of liability	(681)	—	(681)	nm
Loss on debt issuance	171	—	171	nm
Loss on issuance of term notes	390	—	390	nm
Loss on issuance of convertible bridge notes	63	—	63	nm
Loss on conversion and settlement of Alco promissory notes	4,809	—	4,809	nm
Loss on conversion and settlement of CP BF notes	6,529	—
Change in fair value of warrant liability	(594)	—	(594)	nm
Change in fair value of warrant liability - related party	(460)	—	(460)	nm
Change in fair value of simple agreement for future equity	—	(185)	185	-100.0%
Change in fair value of simple agreement for future equity - related party	—	(1,928)	1,928	-100.0%
Change in fair value of bifurcated embedded derivative liabilities	—	37	(37)	-100.0%
Change in fair value of bifurcated embedded derivative liabilities - related party	(32)	72	(104)	-144.4%
Change in fair value of convertible notes	679	—	679	nm
Change in fair value of term notes	37	—	37	nm
Change in fair value of convertible bridge notes	(18)	—	(18)	nm
Yorkville prepayment premium expense	95	—	95	nm
Total other expenses (income)	14,106	1,419	12,687	894.1%
Loss before income taxes	(23,652)	(8,016)	(15,636)	195.1%
Income tax expense	7	17	(10)	-58.8%
Net loss	$(23,659)	$(8,033)	$(15,626)	194.5%

The percentage changes included in the tables herein that are not considered meaningful are presented as “nm".

Components of results of operations for the nine months ended September 30, 2024 and 2023

Revenue Analysis

	Nine Months Ended September 30,	Nine Months Ended September 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Revenue	$3,228	$3,479	$(251)	-7.2%

For the nine months ended September 30, 2024, Banzai reported total revenue of approximately $3,228 thousand, representing a decrease of approximately $251 thousand, or approximately 7.2%, compared to the nine months for the same period ended September 30, 2023. This decrease is primarily attributable to lower Reach revenue which declined by approximately $44 thousand due to a shift in Banzai's focus to its Demio product and decision, which decision was reversed in the later part of Q1 2024, to begin phasing out the Reach product. In 2024 Banzai is revitalizing its focus on the Reach product through re-engineering and expanded sales efforts. Demio revenue was lower by approximately $203 thousand for the nine months ended September 30, 2024 as compared to the nine months ended September 30, 2023 due to churn and lower new sales period-over-period.

Cost of Revenue Analysis

	Nine Months Ended September 30,	Nine Months Ended September 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Cost of revenue	$1,049	$1,133	$(84)	-7.4%

For the nine months ended September 30, 2024 and 2023, Banzai’s cost of revenue totaled approximately $1,049 thousand and approximately $1,133 thousand, respectively. This represents a decrease of approximately $84 thousand, or approximately 7.4%, for the nine months ended September 30, 2024 as compared to the nine months ended September 30, 2023. This decrease is due primarily to lower customer base that led to an approximately 12% higher average cost per customer, driven by the increase of the streaming services costs of approximately $150 thousand that were offset by lower infrastructure costs / data licenses of approximately $117 thousand, payroll and contracted services of approximately $98 thousand, and merchant fee costs of approximately $12 thousand.

Gross Profit Analysis

	Nine Months Ended September 30,	Nine Months Ended September 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Gross profit	$2,179	$2,346	$(167)	-7.1%

For the nine months ended September 30, 2024 and 2023, Banzai’s gross profit was approximately $2,179 thousand and approximately $2,346 thousand, respectively. This represents a decrease of approximately $167 thousand, or approximately 7.1% due to the decreases in revenue of approximately $251 thousand and decreases in cost of revenue of approximately $84 thousand described above.

Operating Expense Analysis

	Nine Months Ended September 30,	Nine Months Ended September 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Total operating expenses	$11,725	$8,943	$2,782	31.1%

Total operating expenses for the nine months ended September 30, 2024 and 2023, were approximately $11.7 million and approximately $8.9 million, respectively, an increase of approximately $2.8 million, or 31.1%. This increase was due primarily to an overall increase in salaries and related expenses by approximately $0.2 million, marketing expenses by approximately $0.6 million, costs associated with audit, technical accounting, and legal and other professional services of approximately $1.6 million. On September 16, 2024, the Company committed to a reduction in force (the "Reduction") intended to decrease expenses and maintain a streamlined organization to support key programs and customers, and that is expected to conserve cash. As part of the Reduction, the Company reduced its headcount by 24 employees, which represented approximately 34% of the Company's full-time employees as of September 15, 2024. The cost-saving measures from the Reduction are expected to reduce annual operating expenses by approximately an additional $1.3 million beginning in the fourth quarter of 2024. The Company estimates that it will incur total restructuring charges of approximately $0.1 million, including severance payments in connection with the Reduction. The Company completed the reduction in October, 2024.

Other Expense Analysis

	Nine Months Ended September 30,	Nine Months Ended September 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Total other expenses (income)	$14,106	$1,419	$12,687	894.1%

For the nine months ended September 30, 2024, Banzai reported total other expense of approximately $14.1 million. This represents an increase in other expenses of approximately $12.7 million from the nine months ended September 30, 2023, when the Company reported total other expenses of approximately $1.4 million. The change in other expenses, net was primarily driven by the following:

•
Loss on conversion and settlement of CP BF notes of approximately $6.5 million.

•
Loss on conversion and settlement of Alco promissory notes of approximately $4.8 million.

•
GEM settlement commitment fee expense of approximately $0.3 million.

•
Gain on extinguishment of debt of approximately $0.7 million recognized during the nine months ended September 30, 2024.

•
There were no changes in fair value of the simple agreement for future equity ("SAFEs") during the nine months ended September 30, 2024 relative to a gain of approximately $2.1 million recognized during the nine months ended September 30,

2023, approximately $1.9 million of which related to related party SAFEs. All SAFEs notes were converted at the close of the Merger in December 2023.

•
Loss on issuance of debt of approximately $0.2 million.

•
Loss on issuance of term notes of approximately $0.4 million.

•
Loss on issuance of convertible bridge notes of approximately $0.1 million.

•
Change in fair value of warrant liability recorded as a gain (third party & related party) of approximately $1.1 million.

•
Interest expense (third party and related party) decreased by approximately $0.6 million.

•
There were nominal changes in fair value of bifurcated embedded derivative liabilities during the nine months ended September 30, 2024 relative to an overall expenses of approximately $0.1 million during the nine months ended September 30, 2023.

•
Change in fair value of convertible promissory notes recorded as a loss of approximately $0.7 million.

•
Yorkville prepayment premium expense of approximately $0.1 million.

Provision for Income Taxes

	Nine Months Ended September 30,	Nine Months Ended September 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Income tax expense	$7	$17	$(10)	-58.8%

For the nine months ended September 30, 2024 and 2023, Banzai’s reported provision for income tax expense was $7 thousand and $17 thousand, respectively.

Due to Banzai's history of losses since inception, there is not enough evidence at this time to support that Banzai will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets. Accordingly, the deferred tax assets have been reduced by a full valuation allowance, since Banzai cannot currently support that realization of its deferred tax assets is more likely than not.

At September 30, 2024, Banzai had no unrecognized tax benefits that would reduce Banzai's effective tax rate if recognized.

Net Loss Analysis

	Nine Months Ended September 30,	Nine Months Ended September 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Net loss	$(23,659)	$(8,033)	$(15,626)	194.5%

For the nine months ended September 30, 2024 and 2023, Banzai reported net losses of approximately $23.7 million and approximately $8.0 million, respectively. The greater net loss is primarily due to an increase in total other expenses of approximately $12.7 million during the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023, in addition to an increase in operating expenses of approximately $2.8 million and a decrease in gross profit of approximately $0.2 million.

Critical Accounting Estimates

Our condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these condensed consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. On a recurring basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in an estimate, if any, will be reflected in the condensed consolidated financial statements prospectively from the date of the change in the estimate.

We believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Recognition and measurement of convertible notes, including the associated embedded derivatives

The Company accounts for certain debt agreements at fair value in accordance with ASC 480 Distinguishing Liabilities from Equity. These debt arrangements are subject to revaluation at the end of each reporting period, with changes in fair value recognized in the accompanying Consolidated Statement of Operations.

The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet.

Recognition and measurement of bridge notes, carried at fair value

The Company determined the Agile Notes and 1800 diagonal Notes (The "Bridge Notes") were eligible for the fair value option, in accordance with ASC 825-10-50-28, and made such election to account for the Bridge Notes, respectively entirely at fair value. These debt arrangements are subject to revaluation at the end of each reporting period, with changes in fair value recognized in the accompanying Consolidated Statement of Operations.

Non-GAAP Financial Measures

Adjusted EBITDA

In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted EBITDA, a non-GAAP measure as defined below, is useful in evaluating our operational performance distinct and apart from certain irregular, non-cash, and non-operational expenses. We use this information for ongoing evaluation of operations and for internal planning purposes. We believe that non- GAAP financial information, when taken collectively with results under GAAP, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies.

Non-GAAP measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We endeavor to compensate for the limitation of Adjusted EBITDA, by also providing the most directly comparable GAAP measure, which is net loss, and a description of the reconciling items and adjustments to derive the non-GAAP measure. Some of these limitations are:

•
Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation.

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments.

•
Adjusted EBITDA does not reflect impairment and restructuring costs.

•
Adjusted EBITDA does not reflect interest expense or other income.

•
Adjusted EBITDA does not reflect income taxes.

•
Adjusted EBITDA does not reflect audit, legal, incremental accounting and other expenses tied to M&A or the Business Combination.

•
Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently from the way we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should only be considered alongside results prepared in accordance with GAAP, including various cash-flow metrics, net income (loss) and our other GAAP results and financial performance measures.

Adjusted EBITDA Analysis for the nine months ended September 30, 2024 and 2023

	Nine Months Ended September 30,	Nine Months Ended September 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Adjusted EBITDA (Loss)	$(5,069)	$(2,734)	$(2,334)	85.4%

For the nine months ended September 30, 2024, Banzai’s Adjusted EBITDA was approximately $5,069 thousand, reflecting a decrease in the earnings of approximately $2,334 thousand compared to a loss of approximately $2,734 thousand for the nine months ended September 30, 2023. This period-over-period decrease in earnings is primarily attributable to increased general and administrative expenses.

Net Income/(Loss) to Adjusted EBITDA Reconciliation for the three months ended September 30, 2024 and the three months ended June 30, 2024

	Three Months Ended September 30,	Three Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2024	2024	Period $	Period %
Net loss	$(15,414)	$(4,165)	$(11,249)	270.1%
Other expense (income), net	(63)	64	(127)	-198.4%
Depreciation expense	1	1	—	0.0%
Stock based compensation	251	203	48	23.6%
Interest expense	-	396	(396)	-100.0%
Interest expense - related party	1,050	385	665	172.7%
Income tax expense	1	7	(6)	-85.7%
GEM settlement fee expense	60	64	(4)	-6.3%
Gain on extinguishment of liability	(153)	—	(153)	nm
Loss on debt issuance	—	—	—	nm
Loss on issuance of term notes	390	—	390	nm
Loss on issuance of convertible bridge notes	63	—	63	nm
Loss on conversion and settlement of Alco promissory notes	4,809	—	4,809	nm
Loss on conversion and settlement of CP BF notes	6,529	—	6,529	nm
Change in fair value of warrant liability	(32)	(154)	122	-79.2%
Change in fair value of warrant liability - related party	(115)	(230)	115	-50.0%
Change in fair value of simple agreement for future equity	—	—	—	nm
Change in fair value of simple agreement for future equity - related party	—	—	—	nm
Change in fair value of bifurcated embedded derivative liabilities	—	—	—	nm
Change in fair value of bifurcated embedded derivative liabilities - related party	(32)	—	(32)	nm
Change in fair value of convertible notes	101	34	67	197.1%
Change in fair value of term notes	37	—	37	nm
Change in fair value of convertible bridge notes	(18)	—	(18)	nm
Yorkville prepayment premium expense	14	81	(67)	-82.7%
Transaction related expenses	1,054	1,333	(279)	-20.9%
Adjusted EBITDA (Loss)***	(1,467)	(1,981)	514	-25.9%
Non GAAP adjustment - potential estimated future gain on extinguishment of debt****	2,224	—	2,224	nm
Adjusted Net (Loss) Income*	(1,458)	(4,515)	3,057	-67.7%
Annualized Adjusted Net Loss (Income) Q324 vs Q224**	$(5,832)	$(18,060)	$12,228	-67.7%

* Adjusted Net Income (Loss) for the three months period quarter ended as of September 30, 2024 was ($1.5) million, reflecting Net income of ($15.4) million net, before Loss on conversion and settlement of Alco promissory notes and CP BF notes, other bifurcated embedded derivative liabilities for the total of $11.7 million, Loss on issuance of term notes of $0.4 million, Loss on issuance of convertible bridge notes of $0.1 million, Change in fair value of convertible notes of $0.1 million, Change in fair value of term notes of $0.05 million, offset by Non GAAP adjustment - potential estimated future gain on extinguishment of debt*, Change in fair value of warrant liability - related party of $0.1 million, Change in fair value of warrant liability of $0.03 million, Change in fair value of bifurcated embedded derivative liabilities - related party of $0.03 million and Change in fair value of convertible bridge notes of $0.02 million.

** Annualized increase in earnings in respect to Adjusted Net Income (loss) is approximately $14.0 million between the three months period of the quarter ended as of September 30, 2024 when compared to the prior quarter of the three months periods ended June 30, 2024.

*** For the three months ended September 30, 2024, Banzai’s Adjusted EBITDA was approximately ($1.5) million, compared to Adjusted EBITDA of ($1.8) million for the prior three-month period, representing an improvement of $0.4 million.This period-over-period increase in earnings is primarily attributable to the company overall cost cutting effort made in general and administrative, marketing and technology expense. Annualized increase in earnings in respect to Adjusted EBITDA pertaining to cost saving efforts is approximately $1.5 million.

**** The non-GAAP adjustment for potential estimated future gain on extinguishment of debt represents the potential gain that management expects will be recognized in the future, on meeting the conditions of certain settlement agreements entered into with certain counterparties, in terms of settlement agreements entered into in third quarter of 2024.

Net Income/(Loss) to Adjusted EBITDA Reconciliation for the nine months ended September 30, 2024 and 2023

	Nine Months Ended September 30,	Nine Months Ended September 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Net loss	$(23,659)	$(8,033)	$(15,626)	194.5%
Other expense (income), net	(3)	(71)	68	-95.8%
Depreciation expense	4	6	(2)	-33.3%
Stock based compensation	245	621	(375)	-60.5%
Interest expense	-	679	(679)	-100.0%
Interest expense - related party	2,861	2,815	46	1.6%
Income tax expense	7	17	(10)	-58.8%
GEM settlement fee expense	260	—	260	nm
Gain on extinguishment of liability	(681)	—	(681)	nm
Loss on debt issuance	171	—	171	nm
Loss on issuance of term notes	390	—	390	nm
Loss on issuance of convertible bridge notes	63	—	63	nm
Loss on conversion and settlement of Alco promissory notes	4,809	—	4,809	nm
Loss on conversion and settlement of CP BF notes	6,529	—	6,529	nm
Change in fair value of warrant liability	(594)	—	(594)	nm
Change in fair value of warrant liability - related party	(460)	—	(460)	nm
Change in fair value of simple agreement for future equity	—	(185)	185	-100.0%
Change in fair value of simple agreement for future equity - related party	—	(1,928)	1,928	-100.0%
Change in fair value of bifurcated embedded derivative liabilities	—	37	(37)	-100.0%
Change in fair value of bifurcated embedded derivative liabilities - related party	(32)	72	(104)	-144.4%
Change in fair value of convertible notes	679	—	679	nm
Change in fair value of term notes	37	—	37	nm
Change in fair value of convertible bridge notes	(18)	—	(18)	nm
Yorkville prepayment premium expense	95	—	95	nm
Transaction related expenses*	4,228	3,236	992	30.7%
Adjusted EBITDA (Loss)	$(5,069)	$(2,734)	$(2,334)	85.4%

* Transaction related expenses include

	Nine Months Ended September 30,	Nine Months Ended September 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Professional fees - audit	$370	$427	$(57)	-13.3%
Professional fees - legal	1,619	182	1,437	789.6%
Incremental accounting	1,262	2,319	(1,057)	-45.6%
Market study, M&A support	977	308	669	217.2%
Transaction related expenses	$4,228	$3,236	$992	30.7%

Liquidity and Capital Resources

Going Concern

Since inception, Banzai has financed its operations primarily from the sales of redeemable convertible preferred stock and convertible promissory notes, and proceeds from senior secured loans. As of September 30, 2024, Banzai had cash of approximately $4.3 million.

Banzai has incurred losses since its inception, had a working capital deficit of approximately $25.0 million as of September 30, 2024, and had an accumulated deficit at September 30, 2024 totaling approximately $70.4 million. As of September 30, 2024, Banzai had approximately $1.4 million and approximately $9.3 million aggregate principal amount outstanding on term/promissory notes and convertible notes, respectively. During the nine months ended September 30, 2024, Banzai raised additional capital under the SEPA through the issuance of additional convertible notes for a total of approximately $2.5 million to fund the Company's operations. Additionally, during the nine months ended September 30, 2024, the Company issued non-cash share payments of approximately $3.9 million in partial settlement of the Yorkville Promissory Note financing, and made an approximately $0.5 million non-cash share payment to settle the deferred fee liability payable to Yorkville in terms of the SEPA. In May 2024 the Company entered into the Amended Repayment Agreement which extended the maturity date on the convertible notes to September 25, 2024, and pursuant to which the Company made a cash payment of $0.8 million in partial settlement of the Yorkville Promissory Notes. These stock issuances described herein do not represent sources of new capital, rather the issuances were made to settle existing liabilities in lieu of cash payments, as described above. Banzai has historically used debt financing proceeds principally to fund operations. On May 22, 2024 and September 24, 2024, Banzai entered into a securities purchase agreement with accredited investors, providing for the issuance and sale of Common Stock, Pre-Funded Warrants, and Common Warrants in a registered direct offering. The aggregate gross proceeds to the Company from the May 2024 and September 2024 Offerings were approximately $2.5 million and $5.0 million, respectively.

Banzai’s intends to seek additional funding through the SEPA arrangement and other equity financings in 2024. If Banzai is unable to raise such funding, Banzai will have to pursue an alternative course of action to seek additional capital through other debt and equity financing.

On September 16, 2024, the Company committed to a reduction in force (the "Reduction") intended to decrease expenses and maintain a streamlined organization to support key programs and customers, and that is expected to conserve cash. As part of the Reduction, the Company reduced its headcount by 24 employees, which represented approximately 34% of the Company's full-time employees as of September 15, 2024. The cost-saving measures from the Reduction are expected to reduce annual operating expenses by approximately an additional $1.3 million beginning in the fourth quarter of 2024. The Company estimates that it will incur total restructuring charges of approximately $0.1 million, including severance payments in connection with the Reduction. The Company completed the reduction in October, 2024.

If Banzai is unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, Banzai will not have sufficient cash flows and liquidity to fund its planned business for 12 months from the issuance of these financial statements. There can be no assurances that Banzai will be able to secure alternate forms of financing at terms that are acceptable to management. In that event, Banzai might be forced to limit many of its business plans and consider other means of creating value for its stockholders. Based on the factors described above, and after considering management’s plans, there is substantial doubt about Banzai’s ability to continue as a going concern within one year from the date the financial statements were available to be issued. The accompanying condensed consolidated financial statements have been prepared assuming

Banzai will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Cash flows for the nine months ended September 30, 2024 and 2023

The following table sets forth Banzai’s cash flows for the nine months ended September 30, 2024 and 2023:

	Nine Months Ended September 30,	Nine Months Ended September 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Net loss	$(23,659)	$(8,033)	$(15,626)	194.5%
Adjustments to reconcile net loss to net cash used in operating activities:	18,296	2,225	16,071	722.3%
Net cash used in operating activities	(5,363)	(5,808)	445	-7.7%
Net cash provided by financing activities	7,533	5,181	2,352	45.4%
Net increase / (decrease) in cash	$2,170	$(627)	$2,797	-446.1%

Cash Flows for the nine months ended September 30, 2024

Net cash used in operating activities was approximately $5.4 million for the nine months ended September 30, 2024. Net cash used in operating activities consists of net loss of approximately $23.7 million, offset by total adjustments of approximately $18.3 million for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily included loss on conversion and settlement of Alco promissory notes of approximately $4.8 million, loss on conversion and settlement of CP BF notes of approximately $6.5 million, non-cash settlement of the GEM commitment fee of approximately $0.2 million, non-cash share issuance for marketing expenses of approximately $0.3 million, non-cash share issuance for Yorkville redemption premium of approximately $0.1 million, stock-based compensation expense of approximately $0.5 million, gain on extinguishment of liability of approximately $0.7 million, loss on issuance of debt of approximately $0.2 million, loss on issuance of term notes of approximately $0.4 million, loss on issuance of convertible bridge notes of approximately $0.1 million, non-cash interest expense of approximately $1.3 million (approximately $1.18 million for related party), amortization of debt discount and issuance costs of approximately $1.4 million (approximately $1.4 million for related party), amortization of operating lease ROU assets of approximately $0.1 million, fair value adjustment for warrant liabilities gain of approximately $1.1 million (gain of approximately $0.5 million for related party), fair value adjustment of convertible promissory notes of approximately $0.7 million, and net of change in operating assets and liabilities of approximately $3.5 million.

There were no net cash investing activities for the nine months ended September 30, 2024.

Net cash provided by financing activities was approximately $7.5 million for the nine months ended September 30, 2024, and was primarily related to proceeds from convertible debt financing of approximately $2.5 million, net proceeds from issuance of common stock of approximately $6.3 million, net proceeds from the issuance of term notes of approximately $1.0 million, proceeds from related party advance of approximately $0.1 million, repayment of notes payable, carried at fair value of approximately $0.4 million, repayment of Yorkville convertible notes of approximately $0.8 million, and payment of the GEM commitment fee of approximately $1.2 million.

Cash Flows for the nine months ended September 30, 2023

Net cash used in operating activities was approximately $5.8 million for the nine months ended September 30, 2023. Net cash used in operating activities consists of net loss of approximately $8.0 million, total adjustments of approximately $2.2 million for non-cash items and the effect of changes in working capital. Non-cash adjustments include stock-based compensation expense of approximately $0.8 million, non-cash interest expense of approximately $1.3 million (approximately $1.11 million for related party), amortization of debt discount and issuance costs of approximately $1.9 million (approximately $1.3 million for related party), amortization of operating lease ROU assets of approximately $0.13 million, fair value adjustments to simple agreement for future equity of approximately $2.1 million (approximately $1.9 million for related party), fair value adjustments to bifurcated embedded derivative liabilities of approximately $0.1 million (approximately $0.1 million for related party), and net of change in operating assets and liabilities of approximately $0.1 million.

There were no net cash investing activities for the nine months ended September 30, 2023.

Net cash provided by financing activities was approximately $5.2 million for the nine months ended September 30, 2023, and was primarily related to proceeds from the issuance of convertible note, net of issuance costs of approximately $4.0 million (approximately $2.5 million for related party) and proceeds from the issuance of promissory notes of approximately $1.2 million.

Capital Expenditure Commitments and Financing Requirements

($ in Thousands)	Total	Less than 1 year	1 - 3 Years
Debt principal - 15.5% CB PF convertible note	$8,759	$—	$8,759
Debt principal - GEM promissory note	470	470	—
Debt principal - Agile	788	788	—
Debt principal - 1800 Diagonal	254	254	—
Interest on debt	4,620	494	4,126
Operating leases	2	2	—
Total capital expenditure commitments and financing requirements at September 30, 2024	$14,893	$2,008	$12,885

Debt principal - 15.5% CB PF Convertible Note

On September 5, 2024, the Company entered into a side letter to the loan agreement with CP BF whereby the Company agreed to consolidate the Term Note, CP BF Convertible Note and First Amendment Convertible Note (combined the "Old CP BF Notes") into a single convertible note (the "2024 CP BF Convertible Note"). In accordance with ASC 470 Debt, the Company treated the Old CP BF Notes as extinguished and recognized a loss on debt extinguishment of $6,529,402, determined by the sum of the fair value of the 2024 CP BF Convertible Note, plus the fair value of the additional equity consideration given as part of the side letter and share purchase agreement, as discussed below, in excess of the carrying value of the Old CP BF Notes. After consideration of the below transactions it was determined CP BF is a related party as they own approximately 16% of the outstanding Class A Common Stock.

In conjunction with the side letter, the Company agreed to issue to CP BF, 70,000 shares of the Company's Class A Common Stock. On September 23, 2024 the transaction was finalized and the Company issued the 2024 CP BF Convertible Note with a principal amount of $10,758,775. Pursuant to the CP BF SPA, CP BF agreed to convert $2,000,000 in debt into 260,849 shares of Class A Common Stock, CP BF Warrants to purchase up to 565,553 shares of Class A Common Stock and CP BF Pre-Funded Warrants to purchase up to 304,704 shares of Class A Common Stock (all such securities and shares collectively referred to as the “CP BF Registrable Securities”). The outstanding principal balance of the 2024 CP BF Convertible Note together with accrued interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2027 (“2024 Loan Maturity Date”). The 2024 CP BF Convertible Note accrues interest at a rate of 15.5% which interest shall be paid in kind monthly and is convertible at the holder's option at any time on or following the effectiveness of the first resale registration statement covering the applicable conversion shares at a fixed conversion price per share of $3.89. Upon the occurrence, and during the continuance, of an Event of Default (as defined in the agreement), interest on the 2024 CP BF Convertible Note will bear PIK interest at a per annum rate of 20% (“2024 Default Rate”).

Additionally, the Company may voluntarily prepay the principal of the 2024 CP BF Convertible Note, in accordance with their terms, in whole or in part at any time. On the date of any such prepayment, the Company will owe to Lender: (i) all accrued interest with respect to the principal amount so prepaid through the date the prepayment is made and (ii) the Exit Fee with respect to the principal amount so prepaid, calculated as 1.0% of the outstanding principal balance of the loans, with only the portion of the principal balance so converted counted for purposes of determining the applicable Exit Fee; and provided further, that, in the event of a partial prepayment of the loans, the Exit Fee shall be calculated on the principal amount so repaid and not on the entire outstanding principal balance thereof, and (iii) all other Obligations, if any, that shall have become due and payable hereunder with respect to the principal amount so prepaid

Debt principal - GEM Promissory Note

On February 5, 2024, the Company and GEM entered into a settlement agreement (the “GEM Settlement Agreement”), pursuant to which (a) the Company and GEM agreed to (i) settle the Company’s obligations under and terminate the binding term sheet entered into between Legacy Banzai and GEM, dated December 13, 2023, and (ii) terminate the share repurchase agreement, dated May 27, 2022, by and among the Company and GEM, and (b) the Company (i) agreed to pay GEM $1.2 million in cash within three business days of the GEM Settlement Agreement and (ii) issued to GEM, on February 5, 2024, an unsecured promissory zero coupon note in the amount of $1.0 million, payable in monthly installments of $100,000 beginning on March 1, 2024, with the final payment to be made on December 1, 2024 (the “GEM Promissory Note”). The Company paid GEM the $1.2 million in cash in February 2024.

The GEM Promissory Note provides that, in the event the Company fails to make a required monthly payment when due, the Company shall issue to GEM a number of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP of the Class A Common Stock for the trading day immediately preceding the applicable payment due date. In addition, the Company agreed to register on a registration statement 40,000 shares of Class A Common Stock that may be issuable under the terms of the GEM Promissory Note. The GEM Promissory Note contains customary events of default. If an event of default occurs, GEM may, at its option, demand from the Company immediate payment of any outstanding balance under the GEM Promissory Note.

As of September 30, 2024, the Company has issued an aggregate of 40,000 shares of Class A Common Stock to GEM in lieu of monthly payment obligations and the remaining balance of the GEM Promissory Note as of September 30, 2024 is $470,057.

Term Notes (Agile)

On July 22, 2024, the Company entered into a subordinated business loan and security agreement (the "July Subordinated Business Loan and Security Agreement") with Agile Lending, LLC and Agile Capital Funding, LLC as the collateral agent. On July 22, 2024, the Company issued a subordinated secured promissory note (the “July Agile Note”) for an aggregate principal amount of $787,500 and received $750,000 of proceeds, net of administrative agent fees $37,500 to the collateral agent, with a maturity date of February 5, 2025 under the subordinated business loan and security agreement. The loan under the agreement bears interest at a rate of 42% and will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the loan commencing on and including the effective date pursuant to the Agreement's weekly repayment and amortization schedule.

On September 13, 2024, the Company entered into a subordinated business loan and security agreement (the "September Subordinated Business Loan and Security Agreement") with Agile Lending, LLC and Agile Capital Funding, LLC as the collateral agent. On September 13, 2024, the Company issued a subordinated secured promissory note (the “September Agile Note”) for an aggregate principal amount of $262,500 and received $250,000 of proceeds, net of administrative agent fees $12,500 to the collateral agent, with a maturity date of March 3, 2025 under the September Note. The September Note bears interest at a rate of 48%, and interest will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the September Note commencing on and including the effective date pursuant to the September Note Agreement's weekly repayment and amortization schedule.

The July Agile Note and the September Agile Note are together referred to as the “Agile Notes”.

The collateral under the subordinated business loan and security agreements consist of all of the Company’s goods, accounts, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including intellectual property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other collateral accounts, all certificates of deposit, fixtures, letters of credit rights, securities, and all other investment property, supporting obligations, and financial assets. Upon any Changes in Business or Management, Ownership (as defined in the agreements) or upon an Event of Default (as defined in the agreements), each of the July Agile Note and or the September Agile Note then-outstanding will become accelerated and the Company shall immediately pay to Agile an amount equal to the sum of (i) all outstanding principal of the term loan plus accrued and unpaid interest thereon accrued through the prepayment date, (ii) a Prepayment Fee (as defined in the agreements), plus (iii) all other obligations that are due and payable, including, without limitation, incremental interest at the Default Rate of 5.0% (as defined in the agreements). Additionally, the Company may voluntarily prepay the July Agile Note and or the September Agile Note, in accordance with their terms, in whole or in part at any time. On the date of such prepayment of any principal amounts, the Company will owe to Agile a Prepayment Fee comprising a make-whole premium payment on account of such principal amount prepaid, which shall be equal to the aggregate and actual amount of interest (at the contract rate of interest) that would be paid through the maturity date of the respective note, as described above.

The Agile Notes include contingent redemption (put) rights which trigger mandatory prepayment and a make-whole premium upon certain events including an event of default, and defaulted contingent interest upon an event of default.

Due to the contingent redemption put feature and default interest embedded feature within the Agile Notes, the Company elected to account for the Agile Notes at fair value at their respective dates of issuance and in subsequent reporting periods, pursuant to ASC 825 Financial Instruments (“ASC 825”). The Company will record changes in the fair value of the notes that relate to changes in credit risk to other comprehensive income. The remaining changes in fair value, including the component related to accrued interest, will be recorded through the other (income) expense section of the Company’s condensed consolidated statements of operations and comprehensive loss statement in a single line item.

Interest expense on the Agile Notes totaled $127,936 for the three and nine months ended September 30, 2024 and is included in the fair value of the note.

Convertible Notes (1800 Diagonal)

On August 16, 2024, the Company entered into a securities purchase agreement and promissory note agreement (the "August Securities Purchase Agreement") with 1800 Diagonal Lending LLC (“Lender”). On August 16, 2024 the Company issued a promissory note (the “August 1800 Diagonal Note”) for an aggregate principal amount of $184,000 and received $160,000 of proceeds, net of an original issue discount of $24,000, with a maturity date of June 15, 2025. The August Securities Purchase Agreement stipulates that the Company and Lender may mutually agree to enter into additional tranches of promissory notes over the 12 month period commencing on August 16, 2024, up to an aggregate total of $750,000. The stated interest rate on the August Note is 12% per annum, and interest shall accrue on the August Note commencing on and including the issuance date pursuant to the August Agreement's monthly repayment and amortization schedule.

On September 24, 2024, the Company issued a second promissory note (the “September 1800 Diagonal Note”) for an aggregate principal amount of $124,200 and received $108,000 of proceeds, net of an original discount of $16,200, with a maturity date of July 30, 2025. The stated interest rate on the September Note is 12% per annum, and interest shall accrue on the September Note commencing on and including the issuance date pursuant to the September Note Agreement's repayment and amortization schedule.

The August 1800 Diagonal Note and the September 1800 Diagonal Note are together referred to as the “1800 Diagonal Notes”.

Upon an event of default, as defined in the agreements, all or any portion of the 1800 Diagonal Notes that are then-outstanding, may become convertible at the option of the Lender into fully paid and non-assessable shares of the Company’s Common Stock up to 4.99% of the Company’s outstanding shares of Common Stock. The Notes become convertible at the lender’s option upon an event of default, at a conversion price equal to the quotient resulting from dividing the Conversion Amount, measured as the sum of (1) the principal amount of the Note or Notes being converted in such conversion, plus (2) at the lender’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates to the respective note or notes being converted through the conversion date, plus (3) at the lender’s option, the default interest, divided by the “Conversion Price” then in effect on the date specified in the notice of conversion (the conversion date). The Conversion Price will be measured as seventy-five percent (75%) multiplied by the market price, which means the lowest trading price for the Company’s Common Stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.

The 1800 Diagonal Notes include optional conversion rights to the holder upon an event of default, contingent redemption (put) rights which trigger mandatory prepayment upon event of default, and defaulted contingent interest upon an event of default.

Due to these embedded features within the 1800 Diagonal Notes, the Company elected to account for the 1800 Agile Notes at fair value at their respective dates of issuance and in subsequent reporting periods, pursuant to ASC 825 Financial Instruments (“ASC 825”). The Company will record changes in the fair value of the notes that relate to changes in credit risk to other comprehensive income. The remaining changes in fair value, including the component related to accrued interest, will be recorded through the other (income) expense section of the Company’s condensed consolidated statements of operations and comprehensive loss statement in a single line item.

Interest expense on the 1800 Diagonal Notes totaled approximately $118,091 for the three and nine months ended September 30, 2024 and is included in the fair value of the note.

Interest on Debt

Interest on debt totals $4.6 million for the nine months ended September 30, 2024, representing the aggregate interest expenses / payments obligation to be paid and to be recognized during the rest of the terms of the Loan Agreements and Notes, described above.

Operating Leases

Banzai has an operating lease for its real estate for office use. The lease term expires in October 2024. Banzai adopted ASC 842 Leases by applying the guidance at adoption date, January 1, 2022. The $2,352 balance recognized as of September 30, 2024 represents the future minimum lease payments under non-cancellable leases as liabilities.

Debt Structure and Maturity Profile

($ in Thousands)	Principal	Debt Premium (Discount) / Issuance Cost	Carrying Value	Accrued Interest	Carrying Value and Accrued Interest
As of September 30, 2024
Debt principal - 15.5% CB PF convertible note	$8,759	$—	$8,759	$26	$8,785
Debt principal - GEM promissory note	470	—	470	—	470
Debt principal - Agile	788	169	957	128	1,085
Debt principal - 1800 Diagonal	254	(39)	215	118	333
Total debt carrying values at September 30, 2024	$10,271	$130	$10,401	$272	$10,673

The Agile Notes and 1800 Diagonal Notes are presented at its fair value on the condensed consolidated balance sheets.

Contractual Obligations and Commitments

Revenue

Under ASC 606, revenue is recognized throughout the life of the executed agreement. Banzai measures revenue based on considerations specified in terms and conditions agreed to by a customer. Furthermore, Banzai recognizes revenue in an amount that reflects the consideration we expect to be entitled to in exchange for those services. The performance obligation is satisfied by transferring control of the service to the customer, which occurs over time.

Leases

Banzai’s existing leases contain escalation clauses and renewal options. Banzai is not reasonably certain that renewal options will be exercised upon expiration of the initial terms of its existing leases. Prior to adoption of ASU 2016-02 effective January 1, 2022, Banzai accounted for operating lease transactions by recording lease expense on a straight-line basis over the expected term of the lease.

Banzai entered into a sublease which it had identified as an operating lease prior to the adoption of ASC 842 Leases. Banzai remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinated to the master lease, and the sublessee must comply with all applicable terms of the master lease. Banzai subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor.

Deferred underwriting fees

On December 28, 2023, the Company and Cantor amended the Fee Reduction Agreement to provide that the Reduced Deferred Fee was payable in the form of 22,279 shares of Class A Common Stock and to provide that Cantor is subject to a 12-month lock-up with respect to the Cantor Fee Shares. On December 28, 2023, the Company issued the Cantor Fee Shares to Cantor, covering the Reduced Deferred Fee in accordance with the Fee Reduction Agreement. The fair value of the 22,279 shares of Class A Common Stock was determined to be $2,450,639 on December 28, 2023 based on the Company's opening stock price of $110.00. Although the Company issued the Cantor Fee Shares, as of September 30, 2024, the Company has not satisfied its Cantor Registration Rights Obligations. As such, the Company cannot conclude that it has settled its outstanding obligations to Cantor. Therefore, neither criteria under ASC 405 for extinguishment and derecognition of the liability were satisfied and the $4,000,000 Reduced Deferred Fee remained outstanding as a current liability on the Company’s September 30, 2024 balance sheet.

GEM commitment fee liability

In May 2022, the Company entered into a Share Purchase Agreement with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) (the “GEM Agreement”) pursuant to which, among other things, upon the terms and subject to the conditions of the GEM Agreement, GEM is to purchase from the Company (or its successor following a Reverse Merger Transaction (as defined in the GEM Agreement)) up to the number of duly authorized, validly issued, fully paid and non-assessable shares of common stock having an aggregate value of $100,000,000 (the “GEM Financing”). Further, in terms of the GEM Agreement, on the Public Listing Date, the Company was required to make and execute a warrant ("GEM Warrant") granting GEM the right to purchase up to the number of common shares of the Company that would be equal to 3% of the total equity interests, calculated on a fully diluted basis, and at an exercise price per share equal to the lesser of (i) the public offering price or closing bid price on the date of public listing or (ii) the quotient obtained by dividing $650 million by the total number of equity interests.

On December 13, 2023, the Company and GEM entered into a binding term sheet (the “GEM Term Sheet”) and, on December 14, 2023, a letter agreement (the “GEM Letter”), agreeing to terminate in its entirety the GEM Agreement by and between the Company and GEM, other than with respect to the Company’s obligation (as the post-combination company in the Merger) to issue the GEM Warrant granting the right to purchase Class A Common Stock in an amount equal to 3% of the total number of equity interests outstanding as of the Closing, calculated on a fully diluted basis, at an exercise price on the terms and conditions set forth therein, in exchange for issuance of a $2.0 million convertible debenture with a five-year maturity and 0% coupon. Due to the determination of the final terms of the planned $2.0 million convertible debenture having not been finalized, nor the final agreement related to the convertible debenture having been executed, as of September 30, 2024, the Company recognized, concurrent with the close of the merger, a liability for the GEM commitment fee, along with a corresponding GEM commitment fee expense, in the amount of $2.0 million.

On February 5, 2024, the Company and GEM entered into a settlement agreement (the “GEM Settlement Agreement”), pursuant to which (a) the Company and GEM agreed to (i) settle the Company’s obligations under and terminate the binding term sheet entered into between Legacy Banzai and GEM, dated December 13, 2023, and (ii) terminate the share repurchase agreement, dated May 27, 2022, by and among the Company and GEM, and (b) the Company (i) agreed to pay GEM $1.2 million in cash within three business days of the GEM Settlement Agreement and (ii) issued to GEM, on February 5, 2024, an unsecured promissory note in the amount of $1.0 million, payable in monthly installments of $100,000 beginning on March 1, 2024, with the final payment to be made on December 1, 2024 (the “GEM Promissory Note”).

The GEM Promissory Note provides that, in the event the Company fails to make a required monthly payment when due, the Company shall issue to GEM a number of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP of the Class A Common Stock for the trading day immediately preceding the applicable payment due date. In addition, the Company agreed to register on a registration statement 40,000 shares of Class A Common Stock that may be issuable under the terms of the GEM Promissory Note. The GEM Promissory Note contains customary events of default. If an event of default occurs, GEM may, at its option, demand from the Company immediate payment of any outstanding balance under the GEM Promissory Note. As of the date of these unaudited condensed consolidated interim financial statements, we have issued an aggregate of 40,001 shares of Class A Common Stock to GEM in lieu of monthly payment obligations.

Off-Balance Sheet Arrangements

Banzai had no off-balance sheet arrangements as of September 30, 2024.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

This item is not applicable as we are a smaller reporting company.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of the design and operation of our “disclosure controls and procedures,” as such term is defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Exchange Act as of the end of the period covered by this report. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were not effective as of September 30, 2024 to provide reasonable assurance that material information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms due to the material weaknesses in our IT General Controls, adherence to the COSO Integrated Framework, and period end financial close and reporting process as described in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on April 1, 2024 (the “2023 10-K").

We are committed to the remediation of the material weaknesses as well as the continued improvement of our internal control over financial reporting. We are in the process of taking steps to remediate the identified material weaknesses and continue to evaluate our internal controls over financial reporting, as disclosed in the 2023 10-K.

As we continue our evaluation and improve our internal control over financial reporting, management may identify and take additional measures to address control deficiencies. We cannot assure you that we will be successful in remediating the material weaknesses in a timely manner.

Changes in Internal Control over Financial Reporting

Other than the changes noted above regarding our steps to remediate our material weaknesses, there were no changes in our internal control over financial reporting (as the term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the nine months ended September 30, 2024 that have materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

From time to time, we may be party to litigation and subject to claims incident to the ordinary course of our business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of these matters could materially affect our future results of operations, cash flows or financial position. To the best of our knowledge, we are not presently party to any legal proceedings that, in the opinion of management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows.

Item 1A. Risk Factors.

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and, as such, are not required to provide the information under this item. A description of risk factors can be found in our Annual Report on Form 10-K for the year ended December 31, 2023.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

During the period covered by this report, the Company has not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder regarding offshore offers and sales. All recipients had adequate access, though their relationships with the Registrant, to information about the Registrant.

On September 9, 2024, the Company issued 24,000 restricted shares of its Class A Common Stock, partially in exchange for the various investor relations services outlined in the Consulting Agreement with MZHCI, LLC, an MZ Group Company.

Debt Equitization Issuances

From August 23, 2024 to September 23, 2024 the Company entered into various agreements to reorganize outstanding debt from certain creditors (collectively, the “Creditors”) into shares of the Company’s Class A Common Stock (the “Shares”) (collectively, the “Debt Reorganization”). The Shares issued as part of the Debt Reorganization are a mix of Shares that are to be registered with the Securities and Exchange Commission (the “SEC”) in a registration statement on Form S-1 and Shares that are exempt from registration. As of November 14, 2024, the Company has issued an aggregate of 975,273 Shares to the Creditors in exchange for the cancellation of an aggregate of $3,982,108 of debt; the Company agreed to issue an aggregate of 420,669 additional Shares pursuant to the Debt Reorganization.

CP BF/Alco Shares

As of November 14, 2024, we issued an aggregate of 903,569 shares of Class A Common Stock to CP BF and Alco, pursuant to the agreements we entered into with them in September 2024 and are exempt from registration.

Hudson Global Ventures Shares

On October 15, 2024, the Company issued 45,000 shares of Class A Common Stock to Hudson Global Ventures, LLC ("Hudson"), pursuant to a consulting agreement entered into with this entity, as consideration for advisory services provided by Hudson. Such shares were issued in a transaction exempt from registration in reliance on Section 4(a)(2) of the Securities Act.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

During the nine months ended September 30, 2024, no director or officer of the Company adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement,” as these terms are defined in Item 408(a) of Regulation S-K.

Item 6. Exhibits.

The following documents are included as exhibits to this Quarterly Report on Form 10-Q:

Exhibit Number	Description
3.1	Amendment to the Company’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed on September 16, 2024).
4.1

Unsecured Promissory Note, dated February 5, 2024, issued by Banzai International, Inc. to GEM Global Yield LLC SCS (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed on February 8, 2024).

4.2

Promissory Note, dated as of February 5, 2024, issued by Banzai International, Inc. to YA II PN, LTD (incorporated by reference to Exhibit 4.11 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).

4.3	Promissory Note, dated as of March 26, 2024, issued by Banzai International, Inc. to YA II PN, LTD (incorporated by reference to Exhibit 4.10 to the Annual Report on Form 10-K filed on April 1, 2024).
4.4	Form of Pre-Funded Warrant dated September 26, 2024 (incorporated by reference the Current Report on Form 8-K filed on September 27, 2024).
4.5	Form of Series A Warrant dated September 26, 2024 (incorporated by reference the Current Report on Form 8-K filed on September 27, 2024).
4.6	Form of Series B Warrant dated September 26, 2024 (incorporated by reference the Current Report on Form 8-K filed on September 27, 2024).
4.7	Form of Placement Agent Warrant dated September 26, 2024 (incorporated by reference the Current Report on Form 8-K filed on September 27, 2024).
4.8*	Promissory Note with 1800 Diagonal Lending, LLC dated August 16, 2024
4.9*	Promissory Note with 1800 Diagonal Lending, LLC dated September 24, 2024
10.1

Supplemental Agreement, dated February 5, 2024, by and between Banzai International, Inc. and YA II PN, LTD (incorporated by reference to Exhibit 10.29 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).

10.2

Settlement Agreement, dated February 5, 2024, by and between Banzai International, Inc., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.27 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).

10.3

Addendum to Letter Agreements, dated February 5, 2024, by and between Banzai International, Inc. and Roth Capital Partners, LLC (incorporated by reference to Exhibit 10.30 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).

10.4#	Banzai International, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed on March 25, 2024).
10.5#	Banzai International, Inc. 2023 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 filed on March 25, 2024).
10.6	Debt Repayment Agreement, dated as of May 3, 2024, by and among the Company and Yorkville (incorporated by reference to Exhibit 99.2 of the Current Report on Form 8-K filed on May 16, 2024)
10.7	Form of Purchase Agreement, dated May 22, 2024 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on May 28, 2024)
10.8	Form of Common Warrant, dated May 22, 2024 (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed on May 28, 2024)
10.9	Form of Pre-Funded Warrant, dated May 22, 2024 (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed on May 28, 2024)
10.10	Placement Agent Warrant, dated May 22, 2024 (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed on May 28, 2024)
10.11

Amended and Restated Debt Repayment Agreement, dated as of May 22, 2024, by and between the Company and Yorkville (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K filed on May 28, 2024)

10.12

Amended and Restated Repayment Agreement with J.V.B Financial Group, LLC (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).

10.13	Investor Relations Consulting Agreement with MZHCI, LLC (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).
10.14	Side Letter to the Loan Agreement with CP BF Lending, LLC (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).
10.15	Repayment Agreement with Perkins Coie LLP (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).
10.16	Floor Price Adjustment Agreement with Yorkville Advisors (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).

10.17	Repayment Agreement with Cooley LLP (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).
10.18	Settlement Letter with CohnReznick LLP (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).
10.19	Repayment Agreement with Sidley Austin LLP (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).
10.20	Repayment Agreement with Donnelley Financial LLC (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).
10.21	Securities Purchase Agreement with Alco Investment Company (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).
10.22	Securities Purchase Agreement with CP BF Lending, LLC (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).
10.23	Repayment Agreement with Verista Partners, Inc. (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).
10.24

Second Amendment to Loan Agreement by and among the Company, Demio Holding Inc., Banzai Operating Co. LLC and CP BF Lending, LLC, as Lender dated as of September 23, 2024 (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).

10.25	Form of Registration Rights Agreement between the Company and Alco (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).
10.26	Form of Lock-Up Agreement dated September 23, 2024 (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).
10.27	Form of Registration Rights Agreement between the Company and CP BF(incorporated by reference to the Registration Statement on Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024).
10.28	Form of Securities Purchase Agreement dated September 26, 2024 (incorporated by reference the Current Report on Form 8-K filed on September 27, 2024).
10.29	Form of Registration Rights Agreement dated September 26, 2024 (incorporated by reference the Current Report on Form 8-K filed on September 27, 2024).
10.30*	Subordinated Business Loan and Security Agreement, Promissory Note with Agile Lending, LLC and Agile Capital Funding, LLC dated July 22, 2024
10.31*	Subordinated Business Loan and Security Agreement, Promissory Note with Agile Lending, LLC and Agile Capital Funding, LLC dated September 13, 2024
10.32*	Securities Purchase Agreement with 1800 Diagonal Lending LLC
31.1*	Certification of Chief Executive Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Chief Financial Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*+	Certifications of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2*+	Certifications of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS ***	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
101.SCH ****	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents
104 ***	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.
#	Indicates management contract or compensatory plan or arrangement.
+	In accordance with SEC Release 33-8238, Exhibits 32.1 and 32.2 are being furnished and not filed.
***	The XBRL Instance Document and Cover Page Interactive Data File do not appear in the Interactive Data File because their XBRL tags are embedded within the Inline XBRL document.
****	Submitted electronically herewith.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on November 14, 2024.

BANZAI INTERNATIONAL, INC.

Date: November 14, 2024	By:	/s/ Joseph Davy
Joseph Davy
Chief Executive Officer

Date: November 14, 2024	By:	/s/ Alvin Yip
Alvin Yip
Interim Chief Financial Officer